      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1998

                                            REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             WOOLWORTH CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              NEW YORK                                                                 13-3513936
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                             WOOLWORTH CORPORATION
                                  233 BROADWAY
                         NEW YORK, NEW YORK 10279-0003
                                 (212) 553-2000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              GARY M. BAHLER, ESQ.
                             WOOLWORTH CORPORATION
                                  233 BROADWAY
                         NEW YORK, NEW YORK 10279-0003
                                 (212) 553-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

               THOMAS H. KENNEDY, ESQ.                               JOHN S. FLETCHER, ESQ.
      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                     MORGAN, LEWIS & BOCKIUS LLP
                  919 THIRD AVENUE                              5300 FIRST UNION FINANCIAL CENTER
              NEW YORK, NEW YORK 10022                                MIAMI, FLORIDA 33131
                   (212) 735-3000                                        (305) 579-0300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger of Liberty Merger Sub Inc. (a wholly-owned subsidiary of the Registrant) with and into The Sports Authority, Inc. ("Sports Authority"), as set forth in the Agreement and Plan of Merger, dated as of May 7, 1998 (the "Merger Agreement"), described in the enclosed Proxy Statement/Prospectus, are satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with the General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                  PROPOSED
                                                                  MAXIMUM             PROPOSED MAXIMUM             AMOUNT
                                        AMOUNT TO BE           OFFERING PRICE            AGGREGATE                   OF
            TITLE(1)                   REGISTERED(2)            PER SHARE(3)         OFFERING PRICE(3)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share (including the associated
  Rights to purchase Series B
  Participating Preferred
  Stock)(4)......................        25,413,665                $19.28               $489,975,462              $144,543
=================================================================================================================================

(1) This Registration Statement relates to the Registrant's Common Stock, par value $.01 per share, to be issued to the holders of the Common Stock, par value $.01 per share, of Sports Authority pursuant to the Merger Agreement.

(2) Represents an estimate of the maximum number of shares of the Registrant's Common Stock issuable pursuant to the Merger Agreement.

(3) Estimated solely for purposes of calculating the registration fee under
    Section 6(b) of the Securities Act and calculated pursuant to Rule 457 under the Securities Act, based upon the average of the high and low sales prices reported for a share of the Registrant's Common Stock on June 2, 1998, as reported on the New York Stock Exchange Composite Transactions Tape.

(4) Rights to purchase Series B Participating Preferred Stock of the Registrant are attached to and trade with the shares of the Registrant's Common Stock being registered hereby. Value attributed to such rights, if any, is reflected in the market price of the Registrant's Common Stock.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

                            [SPORTS AUTHORITY LOGO]

                           THE SPORTS AUTHORITY, INC.
                            3383 NORTH STATE ROAD 7
                            FT. LAUDERDALE, FL 33319

                                                                          , 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of The Sports Authority, Inc. ("Sports Authority"), which
will be held at                     , on         , 1998, at            , local
time.

     At the Special Meeting, stockholders of Sports Authority will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 7, 1998 (the "Merger Agreement"), among Sports Authority, Woolworth Corporation, a New York corporation ("Woolworth"), and Liberty Merger Sub Inc., a newly organized Delaware corporation and a wholly owned subsidiary of Woolworth ("Merger Sub"), and to approve the transactions contemplated by the Merger Agreement. If stockholders of Sports Authority approve and adopt the Merger Agreement and the transactions contemplated thereby, and such transactions are consummated, Merger Sub will be merged with and into Sports Authority (the "Merger"), with Sports Authority as the surviving corporation, and each share of common stock, par value $.01 per share, of Sports Authority (the "Sports Authority Common Stock") will be converted into the right to receive 0.80 (the "Exchange Ratio") validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of Woolworth ("Woolworth Common Stock"), with cash to be paid in lieu of fractional shares of Woolworth Common Stock. Detailed information concerning the proposed Merger is set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is included as Annex A to the accompanying Proxy Statement/Prospectus.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Sports Authority Common Stock held by
stockholders of record on         , 1998. abstentions and broker non-votes will
be included for purposes of determining the presence of a quorum at the Special Meeting, but are the equivalent of "against" votes.

     THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF SPORTS AUTHORITY'S STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In reaching such determination and recommendation, the Board of Directors considered, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), who served as the directors' financial advisor with respect to such transactions, that the Exchange Ratio was fair to the stockholders of Sports Authority from a financial point of view, as of the date of such opinion. Merrill Lynch's opinion, dated
May 7, 1998, and as updated on           , 1998, is included as Annex B to the
accompanying Proxy Statement/Prospectus. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the review undertaken by Merrill Lynch.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                          Yours very truly,

                                          JACK A. SMITH
                                          Chairman and Chief Executive Officer

                            [SPORTS AUTHORITY LOGO]

                           THE SPORTS AUTHORITY, INC.
                            3383 NORTH STATE ROAD 7
                            FT. LAUDERDALE, FL 33319
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 1998
                            ------------------------

To the Stockholders of
  The Sports Authority, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournments or postponements thereof, the "Special Meeting") of The Sports Authority, Inc., a Delaware corporation ("Sports Authority"), will be held at
                    , on         , 1998, at            , local time, for the
following purposes, which are more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 7, 1998 (the "Merger Agreement"), among Sports Authority, Woolworth Corporation, a New York corporation ("Woolworth"), and Liberty Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Woolworth ("Merger Sub"), pursuant to which, among other things, Merger Sub will be merged with and into Sports Authority (the "Merger"), with Sports Authority as the surviving corporation, and each share of common stock, par value $.01 per share, of Sports Authority (the "Sports Authority Common Stock"), issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.80 validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of Woolworth (the "Woolworth Common Stock"), with cash to be paid in lieu of fractional shares of Woolworth Common Stock, and to approve the transactions contemplated by the Merger Agreement, including the Merger.

          2. To vote upon adjournment of the Special Meeting for 30 days in the event the Woolworth Average Price (as defined in the Merger Agreement) is less than $20.50 and to vote on any subsequent adjournments in accordance with the terms of the Merger Agreement.

          3. To transact such other business as may properly come before the Special Meeting.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Sports Authority Common Stock held by
stockholders of record on         , 1998 (the "Record Date"). Approval of
adjournment of the Special Meeting requires the affirmative vote of a majority of the shares of Sports Authority Common Stock present at the Special Meeting in person or by proxy.

     Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during regular business hours at the corporate headquarters of Sports Authority, located at 3383 North State Road 7, Fort Lauderdale, Florida, during the 10 days immediately prior to the Special Meeting.

     Shares of Sports Authority Common Stock represented by all properly executed proxies received in time for the Special Meeting will be voted in the manner specified in the proxies relating thereto. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter.

     YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES OF SPORTS AUTHORITY COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

     IF YOU HAVE ANY QUESTIONS OR REQUIRE ADDITIONAL MATERIAL, PLEASE CONTACT
          AT          AT             (TOLL FREE) OR             (COLLECT).

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          FRANK W. BUBB, III
                                          Secretary

Fort Lauderdale, Florida
        , 1998

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                   Subject to Completion, dated June 9, 1998
                           THE SPORTS AUTHORITY, INC.
                                PROXY STATEMENT
                            ------------------------

                             WOOLWORTH CORPORATION
                                   PROSPECTUS
                            COMMON STOCK, PAR VALUE
                                 $.01 PER SHARE
                            ------------------------

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.01 per share (the "Sports Authority Common Stock"), of The Sports Authority, Inc., a Delaware corporation ("Sports Authority"), in connection with the solicitation of proxies by the Board of Directors of Sports Authority (the "Sports Authority Board") for use at a Special Meeting of the Stockholders of Sports Authority to be held at
                    ,                     ,                     , on
            ,         , 1998, at            , local time, and at any and all
adjournments or postponements thereof (the "Special Meeting"). See "THE MERGER AGREEMENT -- Minimum Merger Consideration."

     This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger dated as of May 7, 1998 (the "Merger Agreement") among Woolworth Corporation, a New York corporation ("Woolworth"), Liberty Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Woolworth ("Merger Sub"), and Sports Authority, which provides for the merger (the "Merger") of Merger Sub with and into Sports Authority, with Sports Authority surviving as a wholly owned subsidiary of Woolworth. Subject to the terms and conditions of the Merger Agreement, each share of Sports Authority Common Stock outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (other than shares owned directly or indirectly by Woolworth or Sports Authority, which will be cancelled) will be converted into 0.80 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Woolworth, including the related Preferred Stock Purchase Rights (the "Rights") to purchase shares of Series B Participating Preferred Stock, par value $1.00 per share (the "Woolworth Series B Preferred Stock") issued pursuant to the Rights Agreement, dated March 11, 1998, between Woolworth and First Chicago Trust Company of New York (collectively, the "Woolworth Common Stock"). Cash will be paid in lieu of any fractional share of Woolworth Common Stock.

     The consummation of the Merger is subject, among other things, to: (i) the approval and adoption of the Merger Agreement at the Special Meeting by the holders of a majority of outstanding shares of Sports Authority Common Stock as of the Record Date; and (ii) the receipt of certain regulatory approvals. A conformed copy of the Merger Agreement is attached hereto as Annex A.

     This Proxy Statement/Prospectus also constitutes the Prospectus of Woolworth filed as part of a Registration Statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Woolworth Common Stock to be issued pursuant to the Merger Agreement, if adopted.

     Woolworth Common Stock is listed for trading under the symbol "Z" on the New York Stock Exchange (the "NYSE"). Sports Authority Common Stock is listed for trading under the symbol "TSA" on the NYSE. On May 6, 1998, the last trading day prior to the execution of the Merger Agreement, the last reported sale price of Woolworth Common Stock and Sports Authority Common Stock, as reported on the NYSE Composite Transactions Tape, was $21.875 per share and $17.00 per share,
respectively. On         , 1998, the last trading day prior to the date of this
Proxy Statement/Prospectus, the last reported sale price of Woolworth Common Stock and Sports Authority Common Stock, as reported on the NYSE Composite
Transactions Tape, was $     per share and $     per share, respectively.

     This Proxy Statement/Prospectus and the accompanying form of proxy are
first being mailed to stockholders of Sports Authority on or about         ,
1998.

     In reviewing this Proxy Statement/Prospectus, stockholders of Sports Authority should carefully consider the matters described under the heading "RISK FACTORS" on page 21.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

         The date of this Proxy Statement/Prospectus is         , 1998.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
AVAILABLE INFORMATION.......................................      6
INCORPORATION OF DOCUMENTS BY REFERENCE.....................      7
CAUTIONARY STATEMENT........................................      8
SUMMARY.....................................................      9
Risk Factors................................................      9
The Companies...............................................      9
Special Meeting.............................................     10
The Merger and the Merger Agreement.........................     11
Interests of Certain Persons in the Merger..................     13
Comparison of Stockholder Rights............................     13
SELECTED HISTORICAL FINANCIAL INFORMATION...................     14
Woolworth...................................................     14
Sports Authority............................................     15
PRO FORMA COMBINED FINANCIAL INFORMATION....................     16
COMPARATIVE PER SHARE DATA..................................     17
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................     18
RISK FACTORS................................................     21
Fixed Exchange Ratio........................................     21
Integration of Operations...................................     21
Stock Ownership in Woolworth................................     21
Need for Government Approvals; Possible Operating
  Restrictions..............................................     21
Interests of Directors......................................     22
THE COMPANIES...............................................     23
Woolworth...................................................     23
Liberty Merger Sub Inc......................................     24
Sports Authority............................................     24
RECENT DEVELOPMENTS.........................................     25
Woolworth...................................................     25
Sports Authority............................................     25
SPECIAL MEETING.............................................     26
Date, Time, Place and Purpose...............................     26
Recommendation..............................................     26
Record Date; Voting Rights and Proxies......................     26
Adjournment or Postponement in Absence of Minimum Merger
  Consideration.............................................     27
Share Ownership of Management...............................     27
Solicitation of Proxies.....................................     27
Quorum......................................................     28
Required Vote...............................................     28
THE MERGER..................................................     29
The Merger Agreement........................................     29
Background..................................................     29
Sports Authority's Reasons for the Merger; Recommendation of
  the Sports Authority Board................................     31
Woolworth's Reasons for the Merger; Approval by the
  Woolworth Board...........................................     34

                                                                PAGE
                                                                ----
Opinion of the Financial Advisor to the Sports Authority
  Board.....................................................     34
Accounting Treatment........................................     39
Certain Federal Income Tax Consequences of the Merger.......     39
Regulatory Approvals........................................     41
Federal Securities Law Consequences.........................     41
Management and Operations of Sports Authority after the
  Merger....................................................     42
Certain Litigation..........................................     42
No Appraisal Rights.........................................     42
INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED
  MATTERS...................................................     43
Ownership of Sports Authority Common Stock..................     46
THE MERGER AGREEMENT........................................     48
Merger Consideration........................................     48
Exchange Procedures.........................................     48
No Fractional Shares........................................     49
Representations and Warranties..............................     50
Conduct of Business Pending the Merger; Additional
  Agreements................................................     51
No Solicitation.............................................     53
Minimum Merger Consideration................................     54
Conditions Precedent........................................     55
Sports Authority Stock Options..............................     57
Indemnification, Exculpation and Insurance..................     57
Termination; Effect of Termination..........................     58
Amendment and Waiver........................................     59
Expenses....................................................     59
MARKET PRICE AND DIVIDEND DATA..............................     60
COMPARISON OF STOCKHOLDER RIGHTS............................     61
Authorized Capital Stock....................................     61
Business Combinations.......................................     61
State Takeover Legislation..................................     62
Appraisal Rights............................................     63
Amendments to Charters......................................     63
Amendments to By-Laws.......................................     63
Preemptive Rights...........................................     64
Redemption of Capital Stock.................................     64
Dividend Sources............................................     64
Duration of Proxies.........................................     65
Stockholder Action..........................................     65
Special Stockholder Meetings................................     65
Cumulative Voting...........................................     66
Number and Election of Directors............................     66
Removal of Directors........................................     66
Vacancies...................................................     67
Indemnification of Directors and Officers...................     68
Limitation of Personal Liability of Directors...............     69
Rights Plans................................................     70
DESCRIPTION OF WOOLWORTH CAPITAL STOCK......................     71
Authorized Capital Stock....................................     71
Woolworth Common Stock......................................     71
Woolworth Preferred Stock...................................     71

                                                                PAGE
                                                                ----
Rights......................................................     72
Transfer Agent and Registrar................................     72
LEGAL OPINIONS..............................................     72
EXPERTS.....................................................     73
ANNEX A MERGER AGREEMENT....................................    A-1
ANNEX B OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH
  INCORPORATED..............................................    B-1

                             AVAILABLE INFORMATION

     Woolworth and Sports Authority are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the SEC over the Internet at http://www.sec.gov. The periodic reports, proxy statements and other information filed by Woolworth and Sports Authority may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Form S-4, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Form S-4 and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Form S-4 or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference. The Form S-4 and the exhibits thereto may be inspected without charge at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies my be obtained from the SEC at prescribed rates.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF SPORTS AUTHORITY COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO WOOLWORTH, WOOLWORTH CORPORATION, 233 BROADWAY, NEW YORK, NEW YORK 10279, TELEPHONE NUMBER (212) 553-2000, ATTENTION: SECRETARY AND, IN THE CASE OF DOCUMENTS RELATING TO SPORTS AUTHORITY, THE SPORTS AUTHORITY, INC., 3383 NORTH STATE ROAD 7, FORT LAUDERDALE, FLORIDA 33319, TELEPHONE NUMBER
(954) 735-1701, ATTENTION: SECRETARY. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN
          , 1998.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

          1. Woolworth's Annual Report on Form 10-K for the year ended January 31, 1998;

          2. Woolworth's Current Reports on Form 8-K reporting events on March 11, 1998, April 6, 1998, and May 11, 1998;

          3. The description of the Woolworth Rights contained in the Registration Statement on Form 8-A filed by Woolworth with the SEC on April 3, 1998, including any amendments or reports filed for the purpose of updating such description;

          4. The description of the Woolworth Common Stock set forth in the Registration Statement filed by Woolworth pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description;

          5. Woolworth's Notice of 1998 Annual Meeting and Proxy Statement dated April 28, 1998;

          6. Sports Authority's Annual Report on Form 10-K for the year ended January 25, 1998;

          7. Sports Authority's Current Reports on Form 8-K reporting events on December 22, 1997, January 29, 1998, and May 7, 1998;

          8. The Sports Authority Registration Statement on Form 8-A with respect to Sports Authority Common Stock and filed with the SEC on October 24, 1994, including any amendments or reports filed for the purpose of updating such registration;

          9. Sports Authority's Notice of 1998 Annual Meeting and Proxy Statement dated April 27, 1998; and

          10.  Sports Authority's Proxy Statement Supplement dated May 12, 1998.

     All reports and other documents filed by either Woolworth or Sports Authority pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER WOOLWORTH OR SPORTS AUTHORITY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WOOLWORTH OR SPORTS AUTHORITY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                              CAUTIONARY STATEMENT

     When used in this Proxy Statement/Prospectus with respect to Woolworth, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement/Prospectus. Such forward-looking statements are based on many assumptions and factors, including the effects of currency fluctuations, consumer preferences and economic conditions world-wide, which are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Woolworth does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     When used in this Proxy Statement/Prospectus with respect to Sports Authority, the words "estimate," "project" "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement/Prospectus. Such forward-looking statements are based on assumptions about, or include statements concerning, many important factors, including, without limitation, changes in discretionary consumer spending and consumer preferences, particularly as they relate to sporting goods, athletic footwear and apparel; seasonal patterns in consumer spending; Sports Authority's ability to effectively implement its strategies, including its merchandising, distribution and store expansion strategies; competitive trends and consolidation within the sporting goods retailing industry; the effect of economic changes in other countries in which Sports Authority does business, and other factors described in Sports Authority's Form 10-K for 1997. While Sports Authority believes that its assumptions are reasonable, it cautions that it is impossible to predict the impact of certain factors which could cause actual results to differ materially from expected results. Sports Authority does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     As used herein, unless the context otherwise clearly requires: "Woolworth" refers to Woolworth Corporation and its consolidated subsidiaries and "Sports Authority" refers to The Sports Authority, Inc. and its consolidated subsidiaries. Capitalized terms not defined in this Proxy Statement/Prospectus have the respective meanings specified in the Merger Agreement.
                            ------------------------

     All information contained in this Proxy Statement/Prospectus with respect to Woolworth and Merger Sub has been provided by Woolworth. All information contained in this Proxy Statement/Prospectus with respect to Sports Authority has been provided by Sports Authority.
                            ------------------------

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus and may not contain all of the information that is important to you. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which we have referred you.
                            ------------------------

     STOCKHOLDERS OF SPORTS AUTHORITY ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH HEREIN UNDER THE HEADING "RISK FACTORS."

RISK FACTORS

     In considering whether to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, the stockholders of Sports Authority should consider that: (i) the Exchange Ratio is expressed in the Merger Agreement as a fixed ratio and will not be adjusted in the event of any increase or decrease in the price of either the Woolworth Common Stock or Sports Authority Common Stock; (ii) there are uncertainties with respect to the integration of the business operations of Woolworth and Sports Authority, including the possibility of delays in accomplishing the same and in achieving the desired level of cost savings and efficiency; (iii) certain directors and executive officers of Sports Authority may be deemed to have conflicts of interest with respect to the Merger; (iv) there can be no assurance that the required regulatory approvals will be obtained or that operating restrictions, if any are imposed, will not adversely affect the value of the combined company; and (v) stock ownership in Woolworth, the business of which is different from that of Sports Authority, will present different risks from those presented by stock ownership in Sports Authority. See "RISK FACTORS."

THE COMPANIES

  Woolworth Corporation.

                             Woolworth Corporation
                                  233 Broadway
                            New York, New York 10279
                               Tel: 212-553-2000

     Woolworth, incorporated under the laws of the State of New York in 1989, has origins dating back to 1879. Woolworth is a diversified global retailer that operates approximately 7,100 retail stores in 13 countries in North America, Europe, Asia and Australia.

     Woolworth's retailing business is conducted through two major segments:
Specialty and International General Merchandise. The Specialty segment includes: the Athletic Group, the Northern Group, Specialty Footwear and Other Specialty (which includes Afterthoughts and The San Francisco Music Box Company). Businesses in the Athletic Group include: Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores and Eastbay direct marketers. The International General Merchandise segment includes operations in Germany and Canada. Woolworth had sales of approximately $6,624 million in 1997.

     In 1995, management, led by Roger N. Farah, Woolworth's Chairman and Chief Executive Officer, implemented a strategic turn-around initiative that focused on improving the financial position of Woolworth by focusing on its core athletic competencies while maximizing the use of its capital and its return to shareholders. From 1994 and through fiscal 1997, Woolworth has (i) sold or disposed of 19 retail formats with 1,200 retail stores (including F.W. Woolworth U.S.), (ii) reduced selling, general and administrative expenses by $314 million, (iii) eliminated short-term debt, (iv) reduced aged inventories (over 12 months old) to one percent from 9 percent of total inventories, and (v) increased return on equity to 16.3% from 2.8%.

     Having closed the North American Woolworth general merchandise business in 1997 and closed or divested other non-strategic or underperforming businesses over the past several years, Woolworth recently decided to change its corporate name in order to update its corporate identity to reflect the principal focus of its continuing operations. Accordingly, on June 12, 1998 (subject to shareholder approval), Woolworth intends to change its name to Venator Group, Inc., which management believes better reflects the new mix of the Company's portfolio of businesses as it exists today. Venator is derived from a classical word for "sportsman."

  The Sports Authority, Inc.
                           The Sports Authority, Inc.
                            3383 North State Road 7
                         Ft. Lauderdale, Florida 33319
                               Tel: 954-735-1701

     Sports Authority, incorporated under the laws of the State of Delaware, is the largest operator of large format sporting goods stores in the United States in terms of both sales and number of stores and is also the largest full-line sporting goods retailer in the United States in terms of sales. At May 22, 1998, Sports Authority operated 200 sporting goods megastores, virtually all in excess of 40,000 gross square feet, and three stores under the format "The Sports Authority, Ltd." These "Ltd." format stores range from 9,000 - 30,000 square feet. Sports Authority's business strategy is to offer customers extensive selections of quality, brand name sporting equipment and athletic and active footwear and apparel, everyday fair prices and premium customer service. Sports Authority has an international presence, with 189 stores in 31 states in the United States, six stores in Canada and eight stores in Japan operated by a joint venture 51% owned by Sports Authority. Sports Authority had sales of approximately $1,464.6 million in 1997.

     Sports Authority was founded by Jack A. Smith, its current Chairman and Chief Executive Officer, who opened the first store in Fort Lauderdale, Florida in 1987. During the following two years, Sports Authority added nine more stores. In 1990, Sports Authority was acquired by Kmart Corporation ("Kmart"), which provided additional capital to fund Sports Authority's expansion program as well as its continued investment in infrastructure and technology. Following public offerings in November 1994 and October 1995, Kmart no longer owns any interest in Sports Authority.

SPECIAL MEETING

     Date, Time, Place and Purpose.  The Special Meeting will be held at
                        on        ,       , 1998, at       a.m., local time, to
consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the Merger of Merger Sub with and into Sports Authority, with Sports Authority surviving as a wholly owned subsidiary of Woolworth. The stockholders of Sports Authority will also consider and take action upon any other business which may properly be brought before the Special Meeting. See "SPECIAL MEETING -- Date, Time, Place and Purpose."

     Record Date.  Only holders of record of Sports Authority Common Stock at
the close of business on             , 1998 (the "Record Date") are entitled to
receive notice of and to vote at the Special Meeting. At the close of business
on the Record Date, there were        shares of Sports Authority Common Stock
outstanding, each of which entitles the registered holder thereof to one vote. See "SPECIAL MEETING -- Record Date; Voting Rights and Proxies."

     Required Vote. Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Sports Authority Common Stock as of the Record Date. An abstention, therefore, is the equivalent of an "against" vote. Brokers who hold Sports Authority Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will not be counted as votes cast and are the equivalent of "against" votes. See "SPECIAL MEETING -- Required Vote."

     Revocability of Proxies. Any proxy given pursuant to the solicitation may be revoked by (i) filing with the Secretary of Sports Authority, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Special Meeting and voting in person. See "SPECIAL MEETING -- Record Date; Voting Rights and Proxies."

     Adjournment or Postponement in Absence of Minimum Merger Consideration. In the event that the average of the closing price on the NYSE for the Woolworth Common Stock (the "Woolworth Average Price") is less than $20.50 for 20 consecutive trading days prior to the third business day prior to the scheduled date of the Special Meeting (the "Measuring Period"), Sports Authority will give notice to Woolworth as to whether it intends to terminate the Merger Agreement in accordance with the terms thereof or adjourn such meeting for 30 days. If Sports Authority elects to terminate the Merger Agreement (an "Election"), Woolworth may rescind such Election (a "Rescission") by giving notice that Woolworth elects to cause Sports Authority to adjourn or postpone such meeting for 30 days (the "Adjournment Period"). A Measuring Period will then be observed for the 20 consecutive trading days prior to the third business day prior to the scheduled date of the adjourned or postponed meeting to determine if the Woolworth Average Price during such period is less than $20.50. If the Woolworth Average Price is $20.50 or higher, the Merger Agreement will be voted upon. If the Woolworth Average Price is less than $20.50, the same process will be followed again until either the Merger Agreement is voted upon or the Merger Agreement is terminated. If an Adjournment Period would establish an adjourned or postponed meeting date after January 1, 1999, the Adjournment Period will be truncated, to the extent permitted by law and regulation, so that the Special Meeting will be held on December 31, 1998 (subject to Sports Authority's Election to terminate the Merger Agreement due to the level of the Woolworth Average Price during the Measuring Period in respect of such December 31, 1998 meeting date, which Election will not give rise to a further right of Rescission in favor of Woolworth). See "SPECIAL MEETING -- Adjournment in Absence of Minimum Merger Consideration" and "THE MERGER AGREEMENT -- Minimum Merger Consideration."

THE MERGER AND THE MERGER AGREEMENT

     General. At the Effective Time of the Merger, Merger Sub will be merged with and into Sports Authority, with Sports Authority continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Woolworth. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Sports Authority will succeed to all the rights and be responsible for all the obligations of Merger Sub in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). Subject to the terms and conditions of the Merger Agreement, each share of Sports Authority Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Woolworth or Sports Authority, which will be cancelled) will be converted into 0.80 of a share of Woolworth Common Stock. Cash will be paid in lieu of any fractional share of Woolworth Common Stock. See "THE MERGER AGREEMENT -- Merger Consideration."

     The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later date of effectiveness. The filing of the Certificate of Merger will occur as soon as practicable on the Closing Date which shall be no later than the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT -- Conditions Precedent."

     Recommendation of the Sports Authority Board. The Sports Authority Board has determined that the Merger and the Merger Agreement are fair to and in the best interests of Sports Authority and its stockholders and recommends that the Sports Authority stockholders vote to approve the Merger and the Merger Agreement. See "THE MERGER -- Sports Authority's Reasons for the Merger; Recommendation of the Sports Authority Board."

  Opinion of Sports Authority's Financial Advisor. Sports Authority retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with a possible business combination with Woolworth. On May 7, 1998, Merrill Lynch rendered to the Sports Authority Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Sports Authority Common Stock, other than Woolworth and its affiliates. See "THE MERGER -- Opinion of the Financial Advisor to the Sports Authority Board."

     Certain Federal Income Tax Consequences of the Merger. Except with respect to cash received by Sports Authority stockholders in lieu of fractional shares of Woolworth Common Stock, the Merger has been structured to qualify as a tax-free transaction for U.S. federal income tax purposes. The obligation of Woolworth and Sports Authority to effect the Merger is conditioned upon receipt of legal opinions that, based upon certain representations and assumptions set forth therein, the Merger will qualify under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as a "reorganization" for U.S. federal income tax purposes, Woolworth and Sports Authority each will be a party to that reorganization within the meaning of Section 368(b) of the Code, and other matters. Sports Authority stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger."

     Certain Litigation. On or about May 11 and May 12, 1998, four class action lawsuits were commenced against Sports Authority and its directors by certain purported Sports Authority stockholders in the Court of Chancery of the State of Delaware in New Castle County. Three of the complaints also name Woolworth as a defendant, and one of the complaints names Merger Sub as a defendant. The four complaints allege, among other things, that Sports Authority directors breached their fiduciary duties to Sports Authority stockholders by entering into the Merger Agreement without maximizing stockholder value by failing, among other things, to engage in an auction of Sports Authority or conduct a market check of Sports Authority's value. The complaints also allege that the Exchange Ratio offers inadequate value to Sports Authority's stockholders and should have contained a "collar" or similar protective mechanism to protect Sports Authority's stockholders. The complaints seek to enjoin the defendants from proceeding with the Merger, to rescind the Merger if it is effected and to award class monetary damages and attorneys' fees. Defendants believe that the actions are without merit and intend to defend against them vigorously. See "THE
MERGER -- Certain Litigation."

     Anticipated Accounting Treatment. The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. It is a condition to the consummation of the Merger that Woolworth and Sports Authority will receive from each of Sports Authority's and Woolworth's independent accountants letters stating that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER -- Accounting Treatment" and "THE MERGER AGREEMENT -- Conditions Precedent."

     No Appraisal Rights. Under the DGCL, the stockholders of Sports Authority are not entitled to appraisal rights with respect to the approval and adoption of the Merger Agreement. See "THE MERGER -- No Appraisal Rights."

     Termination of the Merger Agreement; Fees and Expenses. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Woolworth and Sports Authority and by either of them individually under certain specified circumstances set forth in the Merger Agreement, including by either Sports Authority or Woolworth if the Merger has not been consummated by December 31, 1998 and by Sports Authority, if the Woolworth Average Price for a Measuring Period is less than $20.50, Sports Authority has made an Election and Woolworth has not made a Rescission. See "THE MERGER AGREEMENT -- Minimum Merger Consideration" and "THE MERGER
AGREEMENT -- Termination; Effect of Termination." The Merger Agreement provides for the payment of a termination fee following a termination of the Merger Agreement under certain circumstances involving a possible business combination with an entity other than Woolworth. See "THE MERGER AGREEMENT -- Termination; Effect of Termination."

     Percentage Ownership Interest of Sports Authority Stockholders After the Merger. Based on the number of shares of Woolworth Common Stock outstanding on
the Record Date and assuming the issuance of approximately           shares of
Woolworth Common Stock pursuant to the Merger, upon consummation of the Merger
there will be approximately           shares of Woolworth Common Stock
outstanding at the Effective Time, of which the stockholders of Sports Authority
will own approximately      % (approximately      % on a fully diluted basis
assuming the exercise of all currently outstanding options to purchase shares of Woolworth Common Stock and all currently outstanding options to purchase Sports Authority Common Stock which either will be fully exercisable immediately prior to, or will become (as a result of the Merger) fully exercisable at, the Effective Time).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Sports Authority Board, Sports Authority stockholders should be aware that certain members of the Sports Authority Board may have interests in the Merger that are different from, or in addition to, the interests of Sports Authority stockholders generally, and which may create potential conflicts of interest.

     As of May 29, 1998, directors and executive officers of Sports Authority and their affiliates were the beneficial owners of an aggregate of 1,180,607 shares (approximately 3.7%) of the Sports Authority Common Stock then outstanding. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS -- Ownership of Sports Authority Common Stock."

COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, shares of Sports Authority Common Stock, issued by a Delaware corporation, will be converted into the right to receive shares of Woolworth Common Stock, issued by a New York corporation. There are differences between the rights of Sports Authority stockholders and Woolworth stockholders. These differences result from (i) differences between New York and Delaware law, and (ii) differences between the governing instruments of Sports Authority and Woolworth. For a discussion of the material differences between the rights of Sports Authority stockholders and Woolworth stockholders, see "COMPARISON OF STOCKHOLDER RIGHTS."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

WOOLWORTH

     When you read this selected historical consolidated financial information, you should consider reading along with it the historical financial statements and accompanying notes that Woolworth has included in its Annual Report on Form 10-K for the year ended January 31, 1998 (you can obtain this report by following the instructions provided in this Proxy Statement/Prospectus under "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE").

                                      13 WEEKS ENDED                            FISCAL YEARS ENDED(1)
                                    ------------------   -------------------------------------------------------------------
                                    MAY 2,   APRIL 26,   JANUARY 31,   JANUARY 25,   JANUARY 27,   JANUARY 28,   JANUARY 29,
                                     1998      1997         1998          1997          1996          1995          1994
                                    ------   ---------   -----------   -----------   -----------   -----------   -----------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONTINUING OPERATIONS
Sales.............................  $1,466    $1,539       $6,624        $7,017        $7,031        $6,904        $7,820
Net income (loss) from continuing
  operations......................      (5)       17          213           193           (98)           38          (226)
Income (loss) per basic share from
  continuing operations...........   (0.04)     0.13         1.58          1.45         (0.73)         0.29         (1.72)
Income (loss) per diluted share
  from continuing operations......   (0.04)     0.13         1.57          1.44         (0.73)         0.29         (1.72)
Common stock dividends declared...      --        --           --            --            --          0.74          1.16
Preferred stock dividends
  declared........................      --        --           --          1.10          2.20          2.20          2.20
Weighted-average common shares
  outstanding (in millions).......   135.1     134.1        134.6         133.5         132.9         132.3         131.7
Weighted-average common shares
  assuming dilution (in
  millions).......................   135.1     135.2        135.8         134.3         132.9         132.9         131.7
FINANCIAL CONDITION
Total assets......................  $3,412    $3,207       $3,182        $3,339        $3,339        $3,970        $4,349
Long-term obligations, including
  long-term debt and obligations
  under capital leases............   1,168     1,259        1,177         1,272         1,432         1,097         1,156

---------------
(1) The fiscal year ended January 31, 1998 consisted of a 53-week year. Each of the other fiscal years shown consisted of 52 weeks.

SPORTS AUTHORITY

     When you read this selected historical consolidated and combined financial data, you should consider reading along with it the historical financial statements and accompanying notes that Sports Authority has included in its Annual Report on Form 10-K for the year ended January 25, 1998 (you can obtain this report by following the instructions provided in this Proxy
Statement/Prospectus under "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE").

                                   13 WEEKS ENDED                              FISCAL YEARS ENDED(1)
                                ---------------------   -------------------------------------------------------------------
                                APRIL 26,   APRIL 27,   JANUARY 25,   JANUARY 26,   JANUARY 28,   JANUARY 22,   JANUARY 23,
                                  1998        1997         1998          1997          1996          1995          1994
                                ---------   ---------   -----------   -----------   -----------   -----------   -----------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF CONTINUING OPERATIONS
Sales.........................   $  346       $ 320       $1,465        $1,271        $1,047         $ 839         $ 607
Net income (loss) from
  continuing operations.......       (4)          3           22            30            22            17            13
Income (loss) per basic share
  from continuing
  operations(2)...............    (0.12)       0.08         0.70          0.96          0.72          0.54          0.41
Income (loss) per diluted
  share from continuing
  operations(2)...............    (0.12)       0.08         0.70          0.94          0.71          0.54          0.41
Common stock dividends
  declared....................       --          --           --            --            --            --            --
Weighted-average common shares
  outstanding (in millions)...     31.6        31.5         31.5          31.4          31.2          31.2          31.2
Weighted-average common shares
  assuming dilution (in
  millions)...................     31.6        31.8         31.8          31.8          31.4          31.2          31.2
FINANCIAL CONDITION
Total assets..................   $  917         777          812           754           526           463           298
Long-term obligations,
  including long-term debt and
  obligations under capital
  leases......................      193         176          188           175            --            --            --

---------------
(1) The fiscal year ended January 28, 1996 consisted of a 53-week year. Each of the other fiscal years shown consisted of 52 weeks.

(2) Basic earnings per share and earnings per share assuming dilution of Sports Authority Common Stock for the fiscal years ended January 22, 1995 and January 23, 1994 are pro forma and are based on the actual number of shares of Sports Authority Common Stock outstanding at January 22, 1995, adjusted for the three for two common stock split effected on July 16, 1996.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Pro Forma Combined Financial Information illustrates the pro forma effect of the Merger and has been derived from, or prepared on a basis consistent with, the unaudited pro forma financial information included elsewhere in this Proxy Statement/Prospectus. This information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Merger had occurred at the assumed dates indicated, nor is it necessarily indicative of the future operating results or financial position of Woolworth. The pro forma combined financial information should be read in conjunction with the selected historical financial information of Woolworth and Sports Authority and the Unaudited Pro Forma Condensed Combined Financial Statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                              FISCAL YEARS ENDED JANUARY
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
                                                               (IN MILLIONS, EXCEPT PER
                                                                    SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:(1)(3)
  Sales.....................................................  $8,089    $8,288    $8,078
  Income (loss) from continuing operations before income
     tax....................................................     373       368       (96)
  Income (loss) from continuing operations..................     235       223       (76)
  Income (loss) per basic share from continuing
     operations(2)..........................................    1.47      1.41     (0.48)
  Income (loss) per diluted share from continuing
     operations(2)..........................................    1.46      1.39     (0.48)
  Weighted-average common shares outstanding(2).............   159.8     158.6     157.9
  Weighted-average common shares assuming dilution(2).......   161.3     161.3     157.9

                                                                AT JANUARY 1998
                                                              -------------------
PRO FORMA COMBINED BALANCE SHEET DATA:(1)(3)
  Total assets..............................................        $3,994
  Long-term obligations, including long-term debt and
     obligations under capital leases(4)....................         1,365
  Total shareholders' equity(3).............................         1,593

---------------
(1) It is expected that certain Merger-related expenses will be incurred, including the elimination of duplicate facilities and excess capacity and organizational realignment. The pro forma combined statements of operations and the pro forma combined balance sheet do not reflect the impact of these charges because an estimate of these costs has not yet been determined. These costs will be charged to operations as a non-recurring charge in the quarter the Merger occurs.

(2) Pursuant to the Merger Agreement, holders of Sports Authority Common Stock will receive 0.80 share of Woolworth Common Stock for each share of Sports Authority Common Stock they hold.

(3) It is estimated that the transaction costs for fees of investment bankers, attorneys and accountants, financial printing and other related charges, will be approximately $11 million. The impact of these fees and expenses has been reflected as a reduction of pro forma shareholders' equity. These charges are not reflected in the pro forma statements of operations or the pro forma combined income (loss) per share data.

(4) At the consummation of the Merger, the debt holders of the 5.25% Convertible Subordinated Notes (the "Notes") can require, at the option of such holders, Sports Authority to repurchase the Notes at 100% of the principal and interest in cash. If the holders exercise such option, Woolworth expects to finance the repurchase with long-term borrowings.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Woolworth and Sports Authority and combined per share data on an unaudited pro forma combined basis and on a per share equivalent pro forma combined basis for Sports Authority after giving effect to the Merger using the pooling-of-interests basis of accounting. Pro forma earnings per share and book value per share have been calculated assuming that 0.80 share of Woolworth Common Stock is issued in exchange for each share of Sports Authority Common Stock outstanding. The Equivalent Pro Forma Woolworth/Sports Authority Per Sports Authority share of common stock amounts are based on the assumed conversion of each share of Sports Authority Common Stock outstanding into 0.80 share of Woolworth Common Stock. The information set forth below should be read in conjunction with the selected historical financial data and the unaudited pro forma combined financial information included elsewhere in this Proxy Statement/Prospectus, and the separate historical financial statements of Woolworth and Sports Authority and the notes thereto, incorporated by reference herein. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been in effect as of the beginning of the periods presented and should not be construed as representative of future operations. Sports Authority has never paid cash dividends on the Sports Authority Common Stock. Woolworth has not declared cash dividends since the fourth quarter of the fiscal year ended January 28, 1995.

                                                              FISCAL YEARS ENDED JANUARY
                                                              ---------------------------
                                                               1998      1997      1996
                                                              ------    ------    -------
WOOLWORTH CORPORATION
  Historical Per Common Share:
     Income (loss) per basic share from continuing
      operations............................................  $1.58     $1.45     $(0.73)
     Income (loss) per diluted share from continuing
      operations............................................   1.57      1.44      (0.73)
     Book Value(1)..........................................   9.42      9.96       9.24
  Pro Forma Combined per share of Woolworth Common Stock:(2)
     Income (loss) per basic share from continuing
       operations...........................................   1.47      1.41      (0.48)
     Income (loss) per diluted share from continuing
      operations............................................   1.46      1.39      (0.48)
     Book Value(1)..........................................   9.94     10.27       9.47

                                                               FISCAL YEARS ENDED JANUARY
                                                              ----------------------------
                                                               1998       1997      1996
                                                              -------    ------    -------
SPORTS AUTHORITY
  Historical Per Common Share:
     Income per basic share from continuing operations......  $ 0.70     $0.96     $ 0.72
     Income per diluted share from continuing operations....    0.70      0.94       0.71
     Book Value(1)..........................................   10.58      9.86       8.87
  Pro Forma Combined per share Equivalent of Sports
     Authority Common Stock:(2)
     Income (loss) per basic share from continuing
      operations............................................    1.18      1.12      (0.39)
     Income (loss) per diluted share from continuing
      operations............................................    1.17      1.12      (0.38)
     Book Value(1)..........................................    7.96      8.21       7.57

---------------
(1) Historical book value per common share is computed by dividing shareholders' equity for Woolworth and Sports Authority by the number of shares of common stock outstanding at the end of each period for Woolworth and Sports Authority, respectively. Pro forma book value per common share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(2) Pursuant to the Merger Agreement, holders of Sports Authority Common Stock will receive 0.80 share of Woolworth Common Stock for each share of Sports Authority Common Stock they hold.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

                             WOOLWORTH CORPORATION

                 FISCAL YEARS ENDED JANUARY 1998, 1997 AND 1996
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                   WOOLWORTH                            SPORTS AUTHORITY
                              ----------------------------------------------------   -----------------------
                               QUARTER               FISCAL YEARS ENDED               QUARTER    FISCAL YEARS ENDED
                                ENDED      ---------------------------------------     ENDED     -----------
                                MAY 2,     JANUARY 31,   JANUARY 25,   JANUARY 27,   APRIL 26,   JANUARY 25,
                                 1998         1998          1997          1996         1998         1998
                              ----------   -----------   -----------   -----------   ---------   -----------
Sales.......................    $1,466       $6,624        $7,017        $7,031       $  346       $1,465
Costs and expenses
Cost of sales...............     1,046        4,568         4,783         4,863          257        1,045
Selling, general and
  administrative expenses...       391        1,535         1,712         1,801           83          345
Depreciation and
  amortization..............        44          168           171           216           11           37
Interest expense, net.......        12           44            59           104            3            6
Other income................       (19)         (29)          (28)          (31)          (1)          (3)
Adoption of accounting
  standard for impairment...        --           --            --           211           --           --
                                ------       ------        ------        ------       ------       ------
                                 1,474        6,286         6,697         7,164          353        1,430
                                ------       ------        ------        ------       ------       ------
Income (loss) from
  continuing operations
  before income tax expense
  (benefit).................        (8)         338           320          (133)          (7)          35
Income tax expense
  (benefit).................        (3)         125           127           (35)          (3)          15
Minority interest...........        --           --            --            --           --           (2)
                                ------       ------        ------        ------       ------       ------
Income (loss) from
  continuing operations.....    $   (5)      $  213        $  193        $  (98)      $   (4)      $   22
                                ======       ======        ======        ======       ======       ======
Income (loss) per basic
  share from continuing
  operations(l).............    $(0.04)      $ 1.58        $ 1.45        $(0.73)      $(0.12)      $ 0.70
Weighted-average common
  shares outstanding (1)....     135.1        134.6         133.5         132.9         31.6         31.5
Income (loss) per diluted
  share from continuing
  operations(l).............    $(0.04)      $ 1.57        $ 1.44        $(0.73)      $(0.12)      $ 0.70
Weighted-average common
  shares assuming
  dilution(1)...............     135.1        135.8         134.3         132.9         31.6         31.8

                                  SPORTS AUTHORITY                 PRO FORMA COMBINED TOTAL
                              -------------------------   -------------------------------------------
                               FISCAL YEARS ENDED
                              -------------------------                   ---------------------------
                              JANUARY 26,   JANUARY 28,   FIRST QUARTER   JANUARY   JANUARY   JANUARY
                                 1997          1996           1998         1998      1997      1996
                              -----------   -----------   -------------   -------   -------   -------
Sales.......................    $1,271        $1,047         $1,812       $ 8,089   $ 8,288   $ 8,078
Costs and expenses
Cost of sales...............       906           754          1,303         5,613     5,689     5,617
Selling, general and
  administrative expenses...       290           237            474         1,880     2,002     2,038
Depreciation and
  amortization..............        28            20             55           205       199       236
Interest expense, net.......         2             1             15            50        61       105
Other income................        (3)           (2)           (20)          (32)      (31)      (33)
Adoption of accounting
  standard for impairment...        --            --             --            --        --       211
                                ------        ------         ------       -------   -------   -------
                                 1,223         1,010          1,827         7,716     7,920     8,174
                                ------        ------         ------       -------   -------   -------
Income (loss) from
  continuing operations
  before income tax expense
  (benefit).................        48            37            (15)          373       368       (96)
Income tax expense
  (benefit).................        20            15             (6)          140       147       (20)
Minority interest...........        (2)           --             --            (2)       (2)       --
                                ------        ------         ------       -------   -------   -------
Income (loss) from
  continuing operations.....    $   30        $   22         $   (9)      $   235   $   223   $   (76)
                                ======        ======         ======       =======   =======   =======
Income (loss) per basic
  share from continuing
  operations(l).............    $ 0.96        $ 0.72         $(0.06)      $  1.47   $  1.41   $ (0.48)
Weighted-average common
  shares outstanding (1)....      31.4          31.2          160.4         159.8     158.6     157.9
Income (loss) per diluted
  share from continuing
  operations(l).............    $ 0.94        $ 0.71         $(0.06)      $  1.46   $  1.39   $ (0.48)
Weighted-average common
  shares assuming
  dilution(1)...............      31.8          31.4          160.4         161.3     161.3     157.9

---------------
(1) Pursuant to the Merger Agreement, holders of Sports Authority Common Stock will receive 0.80 share of Woolworth Common Stock for each share of Sports Authority Common Stock they hold.

                             WOOLWORTH CORPORATION

                         FISCAL YEAR ENDED JANUARY 1998
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN MILLIONS)

                                                                      SPORTS
                                                       WOOLWORTH     AUTHORITY                  PRO FORMA
                                                      JANUARY 31,   JANUARY 25,    PRO FORMA    COMBINED
                                                         1998          1998       ADJUSTMENTS     TOTAL
                                                      -----------   -----------   -----------   ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................    $  116         $ 20          $           $  136
  Merchandise inventories...........................     1,159          328                       1,487
  Net assets of discontinued operations.............         7           --                           7
  Other current assets..............................       177           44                         221
                                                        ------         ----          ----        ------
                                                         1,459          392                       1,851
PROPERTY AND EQUIPMENT, NET.........................     1,053          313                       1,366
DEFERRED CHARGES AND OTHER ASSETS...................       670          107                         777
                                                        ------         ----          ----        ------
                                                        $3,182         $812          $ --        $3,994
                                                        ======         ====          ====        ======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Short-term debt...................................    $   --         $ 22          $           $   22
  Accounts payable..................................       327          148                         475
  Accrued liabilities(1)............................       335          123            11           469
  Current portion of reserve for discontinued
     operations.....................................        72           --                          72
  Current portion long-term debt & capital leases...        22           --                          22
                                                        ------         ----          ----        ------
                                                        $  756         $293          $ 11        $1,060
LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL
  LEASES(3).........................................       535          157                         692
DEFERRED TAXES......................................        48            4                          52
RESERVE FOR DISCONTINUED OPERATIONS.................        18           --                          18
OTHER LIABILITIES...................................       554           27                         581
MINORITY INTEREST...................................        --           (2)                         (2)
SHAREHOLDERS' EQUITY(1)(2)..........................     1,271          333           (11)        1,593
COMMITMENTS.........................................
                                                        ------         ----          ----        ------
                                                        $3,182         $812          $ --        $3,994
                                                        ======         ====          ====        ======

---------------
(1) Accrued liabilities and retained earnings were adjusted by $11 million for transaction fees and expenses.

(2) Pursuant to the Merger Agreement, holders of Sports Authority Common Stock will receive 0.80 share of Woolworth Common Stock for each share of Sports Authority Common Stock they hold. Additional paid-in capital and common stock were adjusted for the effect of the conversion of Sports Authority Common Stock into Woolworth Common Stock.

(3) At the consummation of the Merger, the debt holders of the 5.25% Convertible Subordinated Notes (the "Notes") can require, at the option of such holders, Sports Authority to repurchase the Notes at 100% of the principal and interest in cash. If the holders exercise such option, Woolworth expects to finance the repurchase with long-term borrowings.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Woolworth for the fiscal years ended January 31, 1998, January 25, 1997 and January 27, 1996 with the historical statements of operations of Sports Authority for the fiscal years ended January 25, 1998, January 26, 1997 and January 28, 1996.

     No adjustments have been made in these pro forma condensed combined financial statements to conform the accounting policies of the combining companies. The nature and extent of other such adjustments, if any, are not expected to be significant.

NOTE 2.  PRO FORMA NUMBER OF SHARES OUTSTANDING

     The number of shares of Woolworth Common Stock that will be issued in the Merger in exchange for the outstanding shares of Sports Authority Common Stock assumes an Exchange Ratio of 0.80 share of Woolworth Common Stock. The following table sets forth the pro forma number of shares to be outstanding after completion of the Merger based on the number of shares of Woolworth Common Stock outstanding as of January 31, 1998.

                                                              (IN MILLIONS)
                                                              -------------
Number of shares of Sports Authority Common Stock
  outstanding as of January 25, 1998........................       31.5
Exchange Ratio..............................................       0.80
                                                                  -----
Number of shares of Woolworth Common Stock issued in the
  Merger....................................................       25.2
Number of shares of Woolworth Common Stock outstanding as of
  January 31, 1998..........................................      135.0
                                                                  -----
Number of shares of Woolworth Common Stock outstanding after
  completion of the Merger..................................      160.2
                                                                  =====

NOTE 3.  MERGER-RELATED EXPENSES

     It is expected that certain Merger-related expenses will be incurred, including the elimination of duplicate facilities and excess capacity and organizational realignment. The pro forma statements of operations and the pro forma balance sheet do not reflect the impact of these charges because an estimate of these costs has not been determined. These costs will be charged to operations as a non-recurring charge in the quarter the Merger occurs.

     It is estimated that the transaction costs for fees of investment bankers, attorneys and accountants, financial printing and other related charges, will be approximately $11 million. The impact of these fees and expenses has been reflected as a reduction of pro forma shareholders' equity. These charges are not reflected in the pro forma statements of operations or the pro forma combined income (loss) per share data.

                                  RISK FACTORS

FIXED EXCHANGE RATIO

     Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of Sports Authority Common Stock will be converted into 0.80 share of Woolworth Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Exchange Ratio based upon fluctuations in the price of the Woolworth Common Stock or the Sports Authority Common Stock. Accordingly, the market value of the stock consideration to be received by the holders of Sports Authority Common Stock upon the consummation of the Merger is not presently ascertainable and will depend upon the market price of the Woolworth Common Stock at the Effective Time. On May 6, 1998, the last full trading day prior to the public announcement of the proposed Merger, the closing prices of the Woolworth Common Stock and the Sports Authority Common Stock as reported on the NYSE Composite Transactions Tape were $21.875 and
$17.00, respectively. On        , 1998, the last trading day prior to the date
of filing with the SEC of the Form S-4 of which this Proxy Statement/Prospectus forms a part, the closing prices of the Woolworth Common Stock and the Sports Authority Common Stock as reported on the NYSE Composite Transactions Tape were
$       and $       , respectively. HOLDERS OF SPORTS AUTHORITY COMMON STOCK ARE
URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE MERGER. The Merger Agreement provides Sports Authority the right to terminate the agreement under certain circumstances if the Woolworth Average Price (as defined in the Merger Agreement) for a Measuring Period (as defined in the Merger Agreement) is $20.50 or less. See "THE MERGER
AGREEMENT -- Termination; Effect of Termination" and "MARKET PRICE AND DIVIDEND DATA."

INTEGRATION OF OPERATIONS

     The Merger involves the integration of two companies that have previously operated independently, with focuses on different market segments using different retail channels of distribution. No assurance can be given that Woolworth will be able to integrate the operations of Sports Authority without encountering difficulties or experiencing the loss of key Sports Authority employees, customers or suppliers, or that the benefits expected from such integration will be realized.

STOCK OWNERSHIP IN WOOLWORTH

     Upon completion of the Merger, holders of Sports Authority Common Stock will become holders of Woolworth Common Stock. Woolworth's business is different from that of Sports Authority, and Woolworth's results of operations, as well as the price of Woolworth Common Stock, will be affected by many factors different from those affecting Sports Authority's results of operations and the price of Sports Authority Common Stock. See "MARKET PRICE AND DIVIDEND DATA."

NEED FOR GOVERNMENT APPROVALS; POSSIBLE OPERATING RESTRICTIONS

     The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, other filings required under the Canadian Competition Act with respect to the transactions contemplated by the Merger Agreement must be made. Sports Authority and Woolworth have made such filings and have received a no-action letter from the Canadian Bureau of Competition. Sports Authority and Woolworth are seeking to obtain all required regulatory approvals prior to the Special Meeting; however, no assurances can be given that required regulatory approvals will be obtained on that timetable or that restrictions on the combined company will not be sought by governmental agencies as a condition to obtaining such approvals. There can be no assurance that any operating restrictions imposed would not adversely affect the value of the combined company. See "THE MERGER -- Regulatory Approvals."

INTERESTS OF DIRECTORS

     Certain members of the Sports Authority Board have interests in the Merger that are in addition to or different from the interests of the Sports Authority stockholders generally. The Merger will give rise to certain entitlements and benefits pursuant to various Sports Authority employment agreements and other arrangements described herein. It is estimated that certain members of the Sports Authority Board will receive in the aggregate approximately upon consummation of the Merger. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS."

                                 THE COMPANIES

WOOLWORTH

  General

     Woolworth, incorporated under the laws of the State of New York in 1989, has origins dating back to 1879. Woolworth is a diversified global retailer that operates approximately 7,100 retail stores in 13 countries in North America, Europe, Asia and Australia.

     Woolworth's retailing business is conducted through two major segments:
Specialty and International General Merchandise. The Specialty segment includes: the Athletic Group, the Northern Group, Specialty Footwear and Other Specialty. The International General Merchandise segment includes operations in Germany and Canada.

     In 1995, management, led by Mr. Farah, implemented a strategic turn-around initiative that focused on improving the financial position of Woolworth by focusing on its core athletic competencies while maximizing the use of its capital and its return to shareholders. From 1994 and through fiscal 1997, Woolworth has (i) sold or disposed of 19 retail formats with 1,200 retail stores (including F.W. Woolworth U.S.), (ii) reduced selling, general and administrative expenses by $314 million, (iii) eliminated short-term debt, (iv) reduced aged inventories (over 12 months old) to one percent from 9 percent of total inventories, and (v) increased return on equity to 16.3% from 2.8%.

     Having closed the North American Woolworth general merchandise business in 1997 and closed or divested other non-strategic or underperforming businesses over the past several years, Woolworth recently decided to change its corporate name in order to update its corporate identity to reflect the principal focus of its continuing operations. Accordingly, on June 12, 1998 (subject to shareholder approval), Woolworth intends to change its name to Venator Group, Inc., which management believes better reflects the new mix of the Company's portfolio of businesses as its exists today. Venator is derived from a classical word for "sportsman."

  Athletic Group

     The Athletic Group, Woolworth's largest and most profitable business, operates 3,588 stores in North America, Europe, Asia and Australia and accounted for 56% of sales for the fiscal year ended January 31, 1998. In the United States, the Athletic Group operates 3,083 stores that are located primarily in regional malls. Businesses in the Athletic Group include: Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores and Eastbay direct marketers. Eastbay, the largest direct marketer of athletic footwear, apparel, and equipment in the United States is also part of the Athletic Group. Additionally, the Athletic Group operates an apparel imprint/embroidery factory located in the United States. In Europe, there are 252 Foot Locker stores located in the Netherlands, Belgium, England, Germany, France, Italy, Spain, Austria and Luxembourg. In Canada, the group operates 195 Foot Locker and Champs Sports stores which are primarily located in regional malls. The group also operates 55 Foot Locker stores in Australia and three in Japan.

  Northern Group

     The Northern Group consists of 827 stores in the United States (401 stores) and Canada (426 stores) that offer a unique range of private label casual apparel for women (Northern Reflections), children (Northern Getaway) and men (Northern Elements) in addition to private label coordinates for dressy, non-formal occasions (Northern Traditions). The Northern Group accounted for 7% of sales for the fiscal year ended January 31, 1998.

  Specialty Footwear

     Specialty Footwear includes formats in the United States, Canada, and Australia, the largest of which is the Kinney Shoe store chain. This group operates 1,021 retail stores and 3 factories located in the United States that manufacture footwear and accounted for 8% of sales for the fiscal year ended January 31, 1998.

  Other Specialty

     Other Specialty is comprised of non-footwear specialty chains, including Afterthoughts and The San Francisco Music Box Company, and operates 1,275 stores in the United States and abroad. Other Specialty accounted for 7% of sales for the fiscal year ended January 31, 1998.

  International General Merchandise Segment

     Through Retail Company of Germany, Inc, Woolworth operates 365 Woolworth general merchandise stores in Germany and Austria. Woolworth Canada Inc. operates 161 general merchandise stores through The Bargain! Shop chain. The International General Merchandise Segment accounted for 22% of sales for the fiscal year ended January 31, 1998.

LIBERTY MERGER SUB INC.

     Liberty Merger Sub Inc. ("Merger Sub") is a Delaware corporation formed by Woolworth on April 30, 1998 solely for the purpose of being merged with and into Sports Authority and is wholly owned by Woolworth. The mailing address of Merger Sub's principal executive offices is c/o Woolworth Corporation, 233 Broadway, New York, New York 10279, Attention: Secretary, telephone number (212) 553-2000.

SPORTS AUTHORITY

     Sports Authority is the largest operator of large format sporting goods stores in the United States in terms of both sales and number of stores and is also the largest full-line sporting goods retailer in the United States in terms of sales. At May 22, 1998, Sports Authority operated 200 sporting goods megastores, virtually all in excess of 40,000 gross square feet, and three stores under the format "The Sports Authority, Ltd." These "Ltd." format stores range from 9,000 - 30,000 square feet. Sports Authority's business strategy is to offer customers extensive selections of quality, brand name sporting equipment and athletic and active footwear and apparel, everyday fair prices and premium customer service. Sports Authority has an international presence, with 189 stores in 31 states in the United States, six stores in Canada and eight stores in Japan operated by a joint venture 51% owned by Sports Authority. Sports Authority had sales of approximately $1,464.6 million in 1997.

     Sports Authority was founded by Jack A. Smith, its current Chairman and Chief Executive Officer, who opened the first store in Fort Lauderdale, Florida in 1987. During the following two years, Sports Authority added nine more stores. In 1990, Sports Authority was acquired by Kmart Corporation ("Kmart"), which provided additional capital to fund Sports Authority's expansion program as well as its continued investment in infrastructure and technology. Following public offerings in November 1994 and October 1995, Kmart no longer owns any interest in Sports Authority.

                              RECENT DEVELOPMENTS

WOOLWORTH

     On May 20, 1998, Woolworth announced financial results for the quarter ended May 2, 1998, including a net loss of $5 million, or $0.04 per share. This compares to net income of $1 million, or $0.01 per share, for the same period last year, which includes a $16 million, or $0.12 per share, loss from discontinued operations. During the first quarter, Woolworth opened 178 stores, including 90 recently acquired Athletic Fitters stores and 21 temporary and 7 permanent stores converted to athletic formats from former Woolworth general merchandise stores. In the quarter, Woolworth remodeled 63 stores and closed or disposed of 168 stores. Management remains optimistic that new merchandise assortments for the important back-to-school selling season and contributions from new and remodeled stores should improve results for the second half of the fiscal year. See also the Woolworth Current Report on Form 8-K filed on May 11, 1998, listed in "INCORPORATION OF DOCUMENTS BY REFERENCE."

SPORTS AUTHORITY

     On May 12, 1998, Sports Authority announced financial results for the quarter ended April 26, 1998, including a net loss of $3.7 million, or $0.12 per share. This compares to net income of $2.6 million, or $0.08 per share, for the same period last year. Sales for the period were $346 million, an 8.1% increase over sales of $320 million in the prior year period. Comparable store sales for the quarter decreased 6.2%, while comparable store sales adjusted for stores cannibalized by new store openings decreased 5.4%. Sales were especially soft in the footwear, fitness and licensed apparel categories. Additionally, sales were negatively impacted by productivity and allocation issues related to the start-up of Sports Authority's first regional distribution center.

                                SPECIAL MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Sports Authority Common Stock by the Sports Authority Board for use at the Special Meeting. This Proxy
Statement/Prospectus and accompanying forms of proxy are first being mailed to
the holders of Sports Authority Common Stock on or about             , 1998.

DATE, TIME, PLACE AND PURPOSE

     The Special Meeting will be held at           a.m. on             , 1998 at
            ,             . At the Special Meeting (including any adjournments
thereof), the holders of Sports Authority Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and such other matters as may properly go before the Special Meeting.

     Approval by the holders of Sports Authority Common Stock of the Merger Agreement is required by the DGCL (Subchapter IX, Section 251(c)).

     The Sports Authority Amended and Restated By-Laws (the "Sports Authority By-laws") provide that the purpose or purposes of the Special Meeting be set forth in the written notice of the Special Meeting.

RECOMMENDATION

     THE SPORTS AUTHORITY BOARD (i) HAS APPROVED THE MERGER, THE TERMS OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY,
(ii) BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, SPORTS AUTHORITY AND ITS STOCKHOLDERS AND (iii) RECOMMENDS THAT THE HOLDERS OF SPORTS AUTHORITY COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS AND PROXIES

     Only holders of record of Sports Authority Common Stock at the close of
business on             , 1998 (the "Record Date") are entitled to receive
notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding shares of Sports Authority Common Stock, each of which entitled the holder thereof to one vote.

     Holders of Sports Authority Common Stock as of the close of business on the Record Date are entitled to vote on approval and adoption of the Merger Agreement, adjournments of the meeting, if any, and such other matters as may properly go before the Special Meeting.

     Each share of Sports Authority Common Stock outstanding as of the Record Date will entitle the registered holder thereof to one vote on each proposal to be voted on, and such stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Special Meeting and vote in person.

     All shares of Sports Authority Common Stock represented by properly executed proxies returned in time will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF SPORTS AUTHORITY COMMON STOCK WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND "FOR" ANY ADJOURNMENTS OF THE SPECIAL MEETING IF THE WOOLWORTH AVERAGE PRICE IS LESS THAN $20.50 DURING THE APPLICABLE MEASURING PERIOD. Sports Authority knows of no other matter to be presented at the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed forms of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Secretary of Sports Authority, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Special Meeting and voting in person. Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of election appointed for the Special Meeting.

     If Sports Authority proposes to adjourn the Special Meeting, the persons named as attorneys in the enclosed forms of proxy card will vote all shares for which they have voting authority in favor of such adjournment. If the Special Meeting is adjourned, at any subsequent reconvening of such meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the Special Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting. The Special Meeting shall not take place later than December 31, 1998.

     Holders of Sports Authority Common Stock are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for such purpose to ensure that their shares are voted.

ADJOURNMENT OR POSTPONEMENT IN ABSENCE OF MINIMUM MERGER CONSIDERATION

     In the event that the Woolworth Average Price is less than $20.50 for the Measuring Period, Sports Authority will give notice to Woolworth as to whether it intends to terminate the Merger Agreement in accordance with the terms thereof or adjourn or postpone such meeting for 30 days. If Sports Authority makes an Election to terminate the Merger Agreement, Woolworth may rescind such Election by giving notice that Woolworth elects to cause Sports Authority to adjourn such meeting for the Adjournment Period. A Measuring Period will then be observed for the 20 consecutive trading days prior to the third business day prior to the scheduled date of the adjourned or postponed meeting to determine if the Woolworth Average Price during such period is less than $20.50. If the Woolworth Average Price is $20.50 or higher, the Merger Agreement will be voted upon. If the Woolworth Average Price is less than $20.50, the same process will be followed again until either the Merger Agreement is voted upon or the Merger Agreement is terminated. If an Adjournment Period would establish an adjourned or postponed meeting date after January 1, 1999, the Adjournment Period will be truncated, to the extent permitted by law and regulation, so that the Special Meeting will be held on December 31, 1998 (subject to Sports Authority's Election to terminate the Merger Agreement due to the level of the Woolworth Average Price during the Measuring Period in respect of such December 31, 1998 meeting date, which Election will not give rise to a further right of Rescission in favor of Woolworth). See "THE MERGER AGREEMENT -- Minimum Merger Consideration."

SHARE OWNERSHIP OF MANAGEMENT

     As of May 29, 1998, Sports Authority directors, executive officers, and their affiliates were the beneficial owners of an aggregate of approximately 1,180,607 shares of Sports Authority Common Stock, or approximately 3.7%, of the shares of Sports Authority Common Stock outstanding on such date.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Sports Authority Board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Sports Authority in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Sports Authority Common Stock held of record by such persons and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. Sports
Authority has retained                to assist in the solicitation of proxies
from its stockholders. The total fees of $            are estimated to aggregate
$            plus costs and expenses.

     HOLDERS OF SPORTS AUTHORITY COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SPORTS AUTHORITY COMMON STOCK WITH THEIR PROXY CARD. FOLLOWING THE EFFECTIVE TIME, HOLDERS OF SPORTS AUTHORITY COMMON STOCK WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF SUCH STOCK CERTIFICATES.

QUORUM

     For the approval and adoption of the Merger Agreement, the representation in person or by properly executed proxy of at least a majority of the outstanding shares of Sports Authority Common Stock entitled to vote on the approval and adoption of the Merger Agreement is necessary to constitute a quorum at the Special Meeting.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Sports Authority Common Stock is required to approve and adopt the Merger Agreement. Accordingly, any failure by a holder of Sports Authority Common Stock to vote will have the effect of a vote against approval and adoption of the Merger Agreement. Brokers who hold shares of Sports Authority Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will have the same effect as votes cast against approval and adoption of the Merger Agreement. The affirmative vote of the holders of a majority of shares of Sports Authority Common Stock present at the Special Meeting in person or by proxy is required to approve any adjournment of such meeting. A vote of Woolworth stockholders is not required to approve and adopt the Merger Agreement.

                                   THE MERGER

     THE DESCRIPTION OF CERTAIN MATERIAL TERMS OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

THE MERGER AGREEMENT

     The Merger Agreement provides that Merger Sub will be merged with and into Sports Authority as a result of which Sports Authority will become a wholly owned subsidiary of Woolworth, subject to the requisite approval of the Sports Authority stockholders and the satisfaction or waiver of the other conditions to the Merger. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Sports Authority as the Surviving Corporation will succeed to all of the rights and be responsible for all of the obligations of Merger Sub in accordance with the DGCL. The Merger will become effective at the Effective Time upon the filing of a duly executed Certificate of Merger with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of Merger. This filing is to be made on the Closing Date specified by Sports Authority and Woolworth, which date shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement. It is currently anticipated that the Effective Time will occur shortly after the Special Meeting assuming that the Merger Agreement and the Merger are approved at such meeting and all other conditions to the Merger have been satisfied or waived.

BACKGROUND

     In April 1997, Roger N. Farah, Woolworth's Chairman and Chief Executive Officer, and Jack A. Smith, Sports Authority's Chairman and Chief Executive Officer, were introduced to each other by Jack Levy of Merrill Lynch and, on April 7, 1997, Messrs. Farah and Smith met to discuss collaborative opportunities, including a potential business combination. Woolworth then sought the advice of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), its financial advisor, with respect to a potential business combination with Sports Authority. Similarly, Sports Authority management notified Merrill Lynch, its financial advisor, of the possibility of a combination with Woolworth and requested its assistance in analyzing such a combination. Thereafter, Merrill Lynch and Morgan Stanley commenced a preliminary review of information on each company's operations.

     During the months of April, May and June 1997, Sports Authority and Woolworth, together with their respective financial advisors, conducted a series of exploratory discussions regarding a possible transaction between the two entities. On or about June 3, 1997, Mr. Smith telephoned the other members of the Sports Authority Board to inform them of the status of the ongoing discussions. Sports Authority and Woolworth signed a confidentiality agreement on June 6, 1997. At a meeting of the Woolworth Board on June 11, 1997, the directors of Woolworth observed a presentation by Morgan Stanley, considered a potential acquisition of Sports Authority and approved further discussions with respect to such potential acquisition. The following day, Mr. Smith, Richard J. Lynch, Jr., Sports Authority's President and Chief Operating Officer, and Robert
J. Timinski, Sports Authority's Senior Vice President and General Merchandise Manager, traveled to New York to participate in a preliminary due diligence meeting with Mr. Farah, Dale W. Hilpert, Woolworth's President and Chief Operating Officer, and M. Jeffrey Branman, Woolworth's Senior Vice President -- Corporate Development.

     Over the next six weeks, the parties, together with their respective financial advisors, continued their preliminary due diligence reviews and engaged in discussions regarding the terms and conditions of the combination proposed by Woolworth. Additional due diligence and discussions ensued with the purpose of resolving open issues and finalizing the economic terms of the proposed merger but negotiations proved inconclusive and ended in the latter part of August 1997 before any draft of a merger agreement had been circulated.

     In mid-January 1998, Mr. Farah and Mr. Smith again established contact for the purpose of resuming discussions regarding a possible business combination. During the months of February and March, Mr. Smith and Mr. Hanaka, on behalf of Sports Authority, and Messrs. Farah, Hilpert and Branman, on behalf of Woolworth, met several times to resume negotiations of various aspects of the proposed combination, including the economic terms of such transaction. In conjunction with the regularly scheduled meeting of the Sports Authority Board on March 19, 1998, Mr. Smith briefed the non-employee directors present on the status of these negotiations. On April 6, 1998, Woolworth submitted an offer to Mr. Smith and Mr. Hanaka, and Mr. Smith so informed the Sports Authority directors shortly thereafter. During the remainder of April and the first week of May, representatives of Sports Authority and Woolworth and their respective legal counsel and financial advisors performed due diligence and participated in due diligence sessions in both Fort Lauderdale and New York, and engaged in more detailed discussions with respect to the terms on which a possible combination between Sports Authority and Woolworth might be effected.

     At a regularly scheduled meeting of the Woolworth Board on April 8, 1998, Woolworth management reviewed the status of the discussions, and representatives of Morgan Stanley presented an analysis of the financial terms of the proposed transaction. The Woolworth Board approved further discussions with the management of Sports Authority along the lines presented at the meeting.

     On April 30, 1998, Woolworth management reviewed the status of the transaction with the members of the Acquisition and Finance Committee of the Woolworth Board.

     The Woolworth Board held a special meeting on May 5, 1998 to discuss the proposed transaction. At the meeting, Woolworth management reviewed the status of the transaction, a summary of Woolworth's due diligence was presented, representatives of Morgan Stanley presented an analysis of the financial terms of the proposed transaction, a representative of Woolworth's legal counsel outlined the terms of the Merger Agreement and the Woolworth Board's legal duties and responsibilities, and representatives of KPMG Peat Marwick LLP discussed accounting matters related to the proposed transaction. At the conclusion of the meeting, the Woolworth Board authorized entering into the Merger Agreement on the terms and conditions negotiated by the management of Woolworth and its advisors.

     On May 5, 1998, the Sports Authority Board (with Messrs. Julius W. Erving and Jack F. Kemp absent) held an eight-hour special meeting to consider the proposed combination of Sports Authority and Woolworth. Among other things, the Sports Authority Board received a presentation from legal counsel outlining the terms of the Merger Agreement, the Sports Authority Board's legal duties and responsibilities and the terms of the proposed agreements between Woolworth and each of Mr. Smith and Mr. Hanaka, a presentation from Merrill Lynch analyzing each of the companies and the financial terms and fairness of the proposed transaction, presentations from management on various aspects of the proposed transaction and the alternative of remaining independent, presentations from legal counsel and management on the results of Sports Authority's due diligence, and a presentation from Mr. Farah on Woolworth and the strategic implications and benefits of the proposed transaction. The Sports Authority Board extensively discussed the issues raised in such presentations, including various terms of the proposed transaction and the alternative of remaining independent. At the end of the May 5 meeting, Sports Authority representatives informed Woolworth that substantial issues remained open, including the merger consideration.

     On May 6, 1998, the Sports Authority Board met twice by telephone conference to continue the prior day's meeting. During the first such meeting, the Sports Authority Board approved the proposed combination, with six directors voting in favor and two (Richard J. Lynch, Jr. and Steve Dougherty) voting against. Mr. Lynch voted against the proposed combination because he viewed the Exchange Ratio as inadequate. Mr. Dougherty voted against the proposed combination because he believed Sports Authority should continue to operate as an independent company and that, in any event, he viewed the Exchange Ratio as inadequate. After further discussion, the directors rescinded their approval of the proposed combination. Based upon instructions from the Sports Authority Board at both sessions, Sports Authority representatives informed Woolworth that the Sports Authority Board insisted upon changes in certain terms of the proposed transaction, including the Woolworth stock price below which Sports Authority could terminate the merger agreement, subject to certain conditions, the requirement that Sports Authority reimburse certain expenses of

Woolworth in the event of such a termination, and the preconditions for Sports Authority's obligation to pay a termination fee in the event of another offer involving Sports Authority.

     On May 6 and May 7, 1998, representatives of Woolworth and Sports Authority continued to negotiate these issues. At the conclusion of these discussions, such representatives agreed on all of the economic terms in the proposed Merger Agreement, including the changes proposed by the Sports Authority Board.

     On May 7, 1998, certain members of management of Woolworth and representatives of Woolworth's legal counsel and financial advisor had a telephone conference with certain members of the Woolworth Board to provide them with a status report concerning the progress of the negotiations between the two companies.

     On May 7, 1998, the Sports Authority Board again met by telephone conference. The Board discussed the results of the negotiations conducted over the prior day and a half. After a period of deliberation during which the Sports Authority Board considered, among other things, the opinion of Merrill Lynch that, as of such date, and subject to the assumptions made, matters considered and limits on review set forth therein, the Exchange Ratio provided for in the Merger Agreement is fair, from a financial point of view, to the holders of Sports Authority Common Stock, the Sports Authority Board (with Messrs. Erving and Kemp absent and Messrs. Lynch and Dougherty, having considered the progress in the negotiations from the prior day, abstaining) approved the Merger Agreement and the transactions contemplated thereby and recommended that the Merger Agreement be presented to and approved and adopted by the holders of Sports Authority Common Stock. See "-- Opinion of the Financial Advisor to the Sports Authority Board."

     Final agreement on the terms of the Merger Agreement was reached on May 7, and both parties executed the Merger Agreement. A joint press release announcing the proposed Merger was issued by the parties on May 7.

SPORTS AUTHORITY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE SPORTS AUTHORITY BOARD

     During its deliberations on May 5, 6 and 7, 1998, the Sports Authority Board considered the Merger Agreement in detail and met with and questioned senior management of both Sports Authority and Woolworth, representatives of Merrill Lynch, and Sports Authority's legal counsel. At the meeting, Merrill Lynch presented its financial analysis of Sports Authority, Woolworth and the combined company, reviewed the financial terms of the Merger Agreement and delivered its opinion that, as of May 7, 1998, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Sports Authority. See
"-- Opinion of the Financial Advisor to the Sports Authority Board."

     The Sports Authority Board believes that the Merger will create enhanced value for Sports Authority stockholders by the strategic alliance of Woolworth and Sports Authority. The Sports Authority Board believes that the Merger will cause the combined company to realize significant synergies and cost savings arising from savings in purchasing and international sourcing of merchandise, reductions in general and administrative expense and the possible conversion of several former Woolworth general merchandise store locations into Sports Authority stores.

     In reaching its decision to approve the Merger Agreement, the Sports Authority Board considered in detail the case for remaining independent. The directors had recently been advised by management that first quarter 1998 sales had continued the soft sales trends which began in the latter part of 1997, in particular, in the athletic footwear, fitness and licensed apparel categories, and that productivity and allocation problems had been experienced in connection with the start-up of Sports Authority's first regional distribution center. In addition, the directors considered the deterioration in 1997 of several measures of Sports Authority's performance, including the decline in comparable store sales and the increase in selling, general and administrative expenses as a percentage of sales, as well as the lower than anticipated sales volumes of a number of stores opened in recent years. As a result of these factors and additional analysis in light of the proposed Merger, management advised the Sports Authority Board that, if Sports Authority were to remain independent, it would need to improve certain practices and procedures and to take steps to restructure its business, which could include store closures, product line changes and store format changes, thus resulting in restructuring charges. The Sports Authority Board evaluated the potential rewards to Sports Authority stockholders of staying independent over a two-to-three year period compared to the potential rewards available to them as stockholders of Woolworth over the same period and determined that they were roughly the same. The Board then determined in light of several factors, including the expected synergies from the Merger, that the risks of Sports Authority's being able to successfully implement a restructuring of its business and obtaining the potential rewards for its stockholders as an independent company were significantly higher than the risks of obtaining roughly the same potential rewards as stockholders of the combined company.

     The Sports Authority Board, in consultation with its management and financial advisors, extensively analyzed the price premium which the Merger would provide to Sports Authority's stockholders. The Sports Authority Board was of the view that, while the Merger's premium over the market price of Sports Authority Common Stock was only 1.4%, based on May 4, 1998 closing prices, the implied premium was in the range of 45%. The implied premium considered by the Sports Authority Board was based on an implied trading price of Sports Authority Common Stock calculated by discounting the market price to correct for market rumors and the difference between publicly available analysts' estimates and estimates of Sports Authority's management of first quarter results. The Sports Authority Board was informed by its financial advisors that the price of Sports Authority Common Stock had increased as a result of recent rumors of a possible transaction involving the Sports Authority. In addition, based on the application of Sports Authority's price-to-earnings multiples to financial forecasts and first quarter results as then estimated by the management of Sports Authority, Sports Authority Board's financial advisor derived a range of implied trading prices for Sports Authority Common Stock (assuming the announcement of such first quarter results and no announcement of a possible transaction involving Sports Authority) from $10 to $14 per share and noted that the trading price would probably trade toward the bottom of such range.

     In addition, the Sports Authority Board considered the following reasons that the Merger would be in the best interests of Sports Authority and its stockholders:

     - Sports Authority's stockholders would receive approximately 16% of the combined company's common stock, while Sports Authority would contribute approximately 11% of the combined company's pro-forma net income for 1997 and 1998.

     - The expectation that investors would reward consolidation in the fragmented sporting goods retail business.

     - The strength of Woolworth's management and its record in turning around Woolworth's business.

     - The additional benefits obtainable from completion of Woolworth's cost-cutting efforts and asset dispositions.

     - Woolworth's relatively low price-earnings multiple and the likelihood of an increase in that multiple as Woolworth continues to become a more focused specialty retailer.

     - The benefits that Woolworth could offer to Sports Authority's operations, including:

          - operating synergies;

          - the availability of Eastbay to facilitate mail-order operations;

          - the ability to enhance Sports Authority's purchasing and international sourcing program;

          - the availability of several former Woolworth general merchandise store locations with attractive rents as possible sites for Sports Authority stores;

          - the availability of Woolworth's international experience and offices to aid Sports Authority's international expansion; and

          - Woolworth's financial strength and cash flow as a source of capital for Sports Authority's expansion.

     - The ability of the Sports Authority Board under the Merger Agreement to accept a superior proposal upon payment of a relatively modest termination fee of $8.5 million;

     - The ability of Sports Authority under the Merger Agreement to terminate the transaction unless the price of Woolworth Common Stock exceeds $20.50 for a period of time before the Special Meeting (see "THE MERGER AGREEMENT -- Minimum Merger Consideration");

     - The expected treatment of the Merger as a tax-free reorganization; and,

     - The expectation that Woolworth would acquire another large-format sporting goods retailer if the Merger were not approved, and the adverse effect of such an acquisition on Sports Authority.

     In its consideration of the Merger Agreement, the Sports Authority Board also considered, among other things, the following factors:

     - The terms and conditions of the Merger Agreement and the arm's-length nature of the negotiations;

     - The results of due diligence investigations by Sports Authority's management and its financial and legal advisors concerning the business, operations, prospects, assets and financial condition of Woolworth;

     - The directors' knowledge of the business, operations, prospects, assets and financial condition of Woolworth;

     - Ongoing trends in the sporting goods and athletic footwear businesses;

     - The impact of the Merger on the employees of Sports Authority; and,

     - The terms of the proposed agreements between Woolworth and Messrs. Smith and Hanaka.

     The Sports Authority Board also considered a number of negative factors in its consideration of the Merger, including:

     - The possibility that the value of the consideration to be received by the Sports Authority stockholders could diminish prior to the closing as a result of a decline in the market price of Woolworth Common Stock;

     - The concentration of Woolworth's business in athletic footwear and the shift in market demand from traditional athletic footwear to a broader range of casual style footwear;

     - The fact that Woolworth was also experiencing soft sales in athletic footwear;

     - The risk that Woolworth would not be able to reformat its Foot Locker stores successfully or in a timely fashion;

     - The effect of the announcement of the Merger Agreement on Sports Authority's ability to attract and retain key management personnel; and,

     - The other risks associated with the Merger described under "RISK
       FACTORS."

     The foregoing discussion of the factors considered by the Sports Authority Board is not intended to be exhaustive but is believed to include all of the material factors considered by the Sports Authority Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Sports Authority Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Sports Authority Board may have given different weight to different factors.

     The Sports Authority Board, by a vote of six in favor, two abstaining and two absent, approved the Merger Agreement and determined that the Merger is in the best interests of Sports Authority and its stockholders.

WOOLWORTH'S REASONS FOR THE MERGER; APPROVAL BY THE WOOLWORTH BOARD

     The Woolworth Board expects that consummation of the Merger will better position Woolworth to enhance value for its shareholders while continuing to grow its athletic operations profitably. The Woolworth Board believes that Sports Authority will complement Woolworth's existing domestic and international athletic operations. The Merger is expected to provide significant purchasing, international sourcing and operating synergies over the next three years and is expected to be accretive to earnings beginning in the year 2000.

     The Woolworth Board has determined that the Merger is advisable and fair to and in the best interests of Woolworth and accordingly has approved the Merger Agreement.

OPINION OF THE FINANCIAL ADVISOR TO THE SPORTS AUTHORITY BOARD

     Sports Authority retained Merrill Lynch to act as its exclusive financial advisor in connection with a possible business combination with Woolworth. On May 7, 1998, Merrill Lynch rendered to the Sports Authority Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Sports Authority Common
Stock, other than Woolworth and its affiliates. On        , 1998, Merrill Lynch
updated the Merrill Lynch Opinion to confirm such conclusions as of such date.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF SPORTS AUTHORITY ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE SPORTS AUTHORITY BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE HOLDERS OF SPORTS AUTHORITY COMMON STOCK, OTHER THAN WOOLWORTH AND ITS AFFILIATES, AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY SPORTS AUTHORITY TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SPORTS AUTHORITY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE PROPOSED MERGER OR ANY MATTER RELATED THERETO.

     The Exchange Ratio was determined through negotiations between Woolworth and Sports Authority and was approved by the Sports Authority Board. Merrill Lynch provided advice to Sports Authority during the course of such negotiations.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Sports Authority Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Woolworth or Sports Authority. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion was among several factors taken into consideration by the Sports Authority Board in making its determination to approve the Merger Agreement and the Merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Sports Authority Board with respect to the fairness of the Exchange Ratio.

     Merrill Lynch expresses no opinion as to the relative value of the Exchange Ratio as compared to the consideration that may be proposed to be delivered pursuant to any other transaction proposal which Sports Authority has received or may receive. In addition, Merrill Lynch expresses no opinion as to the prices at which Sports Authority Common Stock, Woolworth Common Stock or any other securities of Sports Authority or Woolworth would trade following the announcement or consummation of the Merger.

     In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to Sports Authority and Woolworth which Merrill Lynch deemed to be relevant, (ii) reviewed certain information which was furnished to Merrill Lynch by Sports Authority and Woolworth, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Sports Authority and Woolworth, as well as the amount and timing of the cost savings, related expenses and synergies expected to result from the Merger (the "Expected Synergies"), (iii) conducted discussions with members of senior management and representatives of Sports Authority and Woolworth concerning the matters described in clauses (i) and (ii) above as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies, (iv) reviewed the market prices and valuation multiples for Sports Authority Common Stock and Woolworth Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (v) reviewed the results of operations of Sports Authority and Woolworth and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant,
(vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant,
(vii) participated in certain discussions and negotiations among representatives of Sports Authority and Woolworth and their financial and legal advisers, (viii) reviewed the potential pro forma impact of the Merger, (ix) reviewed the Merger Agreement and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Sports Authority or Woolworth or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Sports Authority or Woolworth. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Sports Authority or Woolworth, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Sports Authority's or Woolworth's management as to the expected future financial performance of Sports Authority or Woolworth, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by Sports Authority or the Sports Authority Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Sports Authority.

     The Merger provides for a fixed exchange ratio of 0.80 of a share of Woolworth Common Stock for each share of Sports Authority Common Stock. Based on the closing price of Woolworth Common Stock on May 4, 1998 (last trading day prior to preparation of materials for Merrill Lynch's presentation to the Sports Authority Board), of $23.13, the Exchange Ratio resulted in an implied price per share of $18.50. After giving effect to the Merger, stockholders of Sports Authority would have a fully diluted ownership interest of approximately 16% in the pro forma combined company, based on the Exchange Ratio.

     The following is a brief summary of the material analyses presented by Merrill Lynch to the Sports Authority Board in connection with the rendering of the Merrill Lynch Opinion.

     Sports Authority Trading Price Performance Analysis. Merrill Lynch observed the historical stock price for Sports Authority Common Stock from November 18, 1994 to April 24, 1998, and compared it against the performance of the S&P 500, the S&P Retail Index and a sporting goods composite index of five companies in the sporting goods industry, over the same period. Merrill Lynch calculated that the consideration to be paid in connection with the Merger to the holders of Sports Authority Common Stock (assuming that Woolworth Common Stock trades in a range that allows the holders of Sports Authority Common Stock to receive $18.50 in value per share) represented a premium of (i) 72.1% over the 52-week low price, (ii) 17.0% over the April 28, 1998 "unaffected" closing price of $15.81 (the Sports Authority Common Stock price prior to rumors of a potential business combination involving Sports Authority, which may have had the effect of raising the price of Sports Authority Common Stock), (iii) 1.4% over the May 4, 1998 closing price of $18.25 and (iv) 15.4% below the 52-week high price.

     Sports Authority Comparable Public Companies Analysis. Merrill Lynch concluded that there were no publicly traded companies that were exactly comparable to Sports Authority. Accordingly, as a proxy for publicly traded companies comparable to Sports Authority, Merrill Lynch compared the trading multiples for Sports Authority Common Stock to corresponding multiples of three selected groups of public retail companies, each emphasizing a different aspect of Sports Authority's overall business. The groups consisted of selected retailers of athletic products, consisting of Finish Line, Footstar, Just for Feet and Woolworth (owner of Foot Locker and Champs Sports) (the "Athletic Products Retailer Group"), selected big box retailers, consisting of Autozone, Home Depot, Office Depot, Staples and Toys "R" Us (the "Big Box Retailer Group"), and selected category killer retailers, consisting of Barnes & Noble Inc., Borders Group Inc., Linens 'N Things Inc. and Petsmart (the "Category Killers Group"). The means calculated by Merrill Lynch of the ratio of price to earnings for calendar year 1998 (the "1998 P/E Ratio") for the Athletic Products Retailer Group, the Big Box Retailer Group and the Category Killers Group were 18.5x, 25.9x and 36.8x, respectively. The high 1998 P/E Ratio for each group was 23.0x, 34.7x and 53.0x, respectively, and the low 1998 P/E Ratio for each group was 13.1x, 15.7x and 26.2x, respectively. Merrill Lynch noted that Sports Authority's 1998 P/E Ratio was 17.2x, based on the closing price of Sports Authority Common Stock on April 28, 1998 of $15.81. The means calculated by Merrill Lynch of the five-year estimated growth rates, based on publicly available analysts' estimates, for each of the Athletic Products Retailer Group, the Big Box Retailer Group and the Category Killers Group were 22.9%, 21.3% and 26.5%, respectively. The high five-year estimated growth rate for each group was 35.0%, 29.0% and 30.0%, respectively, and the low five-year growth rate for each group was 15.0%, 12.0% and 25.0%, respectively. The Sports Authority five-year estimated growth rate was 19.6% for the same period. The ratios of the 1998 P/E Ratio to the means of the five-year estimated growth rates for each of the Athletic Products Retailer Group, the Big Box Retailer Group and the Category Killers Group were 0.84x, 1.22x and 1.37x, respectively. The high ratio of the 1998 P/E Ratio to the five-year estimated growth rate for each group was 1.05x, 1.37x and 1.77x, respectively, and the low ratio of the 1998 P/E Ratio to the five-year estimated growth rate for each group was 0.66x, 0.91x and 1.01x, respectively. Merrill Lynch noted that Sports Authority's ratio of the 1998 P/E Ratio to its five-year estimated growth rate was 0.88x.

     No company in the Athletic Products Retailer Group, the Big Box Retailer Group or the Category Killers Group is identical to Sports Authority. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in historical and projected financial, trading and operating characteristics of the companies and other factors that could affect the public trading value of Sports Authority and the companies in the Athletic Products Retailer Group, the Big Box Retailer Group and the Category Killers Group.

     Sports Authority Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Sports Authority using "Base Case" projections and "Stretch Case" projections prepared by management of Sports Authority. The Merrill Lynch "Stretch Case" projections reflect an increase in the projected rate of growth and an increase in the projected profit margin for Sports Authority above the "Base Case" projections, commencing in the fiscal year 2000. Merrill Lynch calculated the theoretical unlevered discounted present value for Sports Authority by adding together the present value of (i) the projected stream of unlevered free cash flow through the year ended 2000 for Sports Authority and (ii) the projected value of Sports Authority for the year ended 2000. The terminal value was calculated based upon EBITDA (earnings before interest, taxes, depreciation and amortization) multiples ranging from 6.5x to 9.5x. The unlevered after tax discount rate using a discounted cash flow analysis ranged from 12.0% to 14.0%. Based on its analysis, Merrill Lynch derived a summary reference range of implied per share value of Sports Authority Common Stock of $15.40 to $25.54 for the Sports Authority "Base Case" scenario, and $20.59 to $33.39 for the Sports Authority "Stretch Case" scenario.

     Sports Authority Comparable Acquisition Transactions Analysis. Merrill Lynch reviewed certain publicly available information regarding 16 selected specialty sector related acquisitions and calculated offer value, EBITDA, EBIT (earnings before interest and taxes) and sales multiples for such transactions (the "Comparable Transactions"). The maximum, mean, median and minimum of offer value as a multiple of net income for the Comparable Transactions were 28.4x, 18.7x, 15.9x and 10.1x, respectively. The maximum, mean, median and minimum of transaction value as a multiple of EBITDA for the Comparable Transactions were 11.7x, 8.7x, 8.4x and 4.6x, respectively. The maximum, mean, median and minimum of transaction value as a multiple of EBIT for the Comparable Transactions were 16.0x, 11.1x, 10.9x and 7.1x, respectively. The maximum, mean, median and minimum for transaction values as a multiple of sales for the Comparable Transactions were 2.49x, 0.87x, 0.78x and 0.26x, respectively. Merrill Lynch noted that the transaction multiples for Sports Authority resulting from the Merger were 30.8x, for offer value to net income, 10.0x, for transaction value to EBITDA, 19.4x, for transaction value to EBIT, and 0.50x, for transaction value to sales, assuming a Woolworth stock price of $23.13 and an implied transaction value of $758.2 million.

     No company or transaction used in the above analysis as a comparison was identical to Sports Authority or the Merger, respectively. Accordingly, an analysis of the results of the comparison is not purely mathematical; rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved, the circumstances surrounding such transactions and other factors that could affect the acquisition values of such companies and Sports Authority.

     Woolworth Comparable Public Companies Analysis. Merrill Lynch concluded that there were no publicly traded companies that were exactly comparable to Woolworth. Accordingly, as a proxy for publicly traded companies comparable to Woolworth, Merrill Lynch compared the trading multiples for Woolworth Common Stock to corresponding multiples of three selected groups of public retail companies, each emphasizing a different aspect of Woolworth's overall business. The groups consisted of selected sporting goods retailers, consisting of Finish Line, Footstar, Just for Feet and Sports Authority (the "Woolworth Comparable Sporting Goods Retailer Group"), selected specialty retailers, consisting of The Gap, The Limited, Nine West and Payless Shoe Source (the "Specialty Retailer Group"), and selected large retailers, consisting of Dayton Hudson, J.C. Penney and Sears Roebuck (the "Large Retailer Group"). The means calculated by Merrill Lynch of the 1998 P/E Ratio for the Woolworth Comparable Sporting Goods Retailer Group, the Specialty Retailer Group and the Large Retailer Group were 19.5x, 22.1x and 19.4x, respectively. The high 1998 P/E Ratio for each group was 23.0x, 32.0x and 23.4x, respectively, and the low 1998 P/E Ratio for each group was 15.8x, 12.9x and 16.8x, respectively. Merrill Lynch noted that Woolworth's 1998 P/E Ratio was 13.1x, based on the closing price of Woolworth Common Stock on May 4, 1998 of $23.13. The means calculated by Merrill Lynch of the five-year estimated growth rates, based on publicly available analysts' estimates, for each of the Woolworth Comparable Sporting Goods Retailer Group, the Specialty Retailer Group and the Large Retailer Group were 23.7%, 15.2% and 15.2%, respectively. The high five-year estimated growth rate for each group was 35.0%, 17.4% and 15.8%, respectively, and the low five-year estimated growth rate for each group was 15.0%, 13.5% and 14.6%, respectively. The Woolworth five-year estimated growth rate was 16.5%, for the same period. The ratios of the 1998 P/E Ratio to the means of the five-year estimated growth rates for each of the Woolworth Comparable Sporting Goods Retailer Group, the Specialty Retailer Group and the Large Retailer Group were 0.87x, 1.44x and 1.27x, respectively. The high ratio of the 1998 P/E Ratio to the five-year estimated growth rate for each group was 1.05x, 1.84x and 1.48x, respectively, and the low ratio of the 1998 P/E Ratio to the five-year estimated growth rate for each group was 0.66x, 0.86x and 1.15x, respectively. Merrill Lynch noted that Woolworth's ratio of the 1998 P/E Ratio to its five-year estimated growth rate was 0.79x.

     No company in the Woolworth Comparable Sporting Goods Retailer Group, the Specialty Retailer Group or the Large Retailer Group is identical to Woolworth. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in historical and projected financial, trading and operating characteristics of the companies and other factors that could affect the public trading value of Woolworth and the companies in the Woolworth Comparable Sporting Goods Retailer Group, the Specialty Retailer Group and the Large Retailer Group.

  Exchange Ratio and Relative Valuation Analysis

     Historical Exchange Ratio Analysis. Based on daily closing prices, Merrill Lynch calculated the historical implied Woolworth Common Stock/Sports Authority Common Stock exchange ratio from November 18, 1994, to April 24, 1998. Merrill Lynch noted that the implied exchange ratio ranged from 0.53x to 1.04x during the past twelve months, with an average over the past three years, two years, one year and six months of 0.95x, 0.89x, 0.76x and 0.72x, respectively.

     Relative Contribution Analysis. Based on projections provided by Sports Authority's and Woolworth's managements, respectively, Merrill Lynch derived a summary reference range of implied Woolworth Common Stock/Sports Authority Common Stock exchange ratios based on relative stand-alone contributions to net sales, EBITDA, EBIT and earnings per share ("EPS") of the combined company (excluding synergies) in actual fiscal year 1997 and projected fiscal years 1998, 1999 and 2000. Based on its analysis of such relative contributions, Merrill Lynch derived a summary reference range of implied exchange ratios of 0.51x to 0.64x for the Sports Authority "Base Case" scenario, and 0.51x to 0.84x for the Sports Authority "Stretch Case" scenario.

     Relative Discounted Cash Flow Analysis. Using a relative discounted cash flow methodology, Merrill Lynch also calculated a range of implied Woolworth Common Stock/Sports Authority Common Stock exchange ratios based on stand-alone projections (excluding synergies) prepared by the managements of Sports Authority and Woolworth, ranges of terminal EBITDA multiples of 6.0x to 9.5x and ranges of discount rates of 12.0% to 14.0%. Based on such analyses, Merrill Lynch calculated a range of implied exchange ratios from 0.42x to 1.05x under the Sports Authority "Base Case" scenario, and from 0.57x to 1.37x under the Sports Authority "Stretch Case" scenario.

  Pro Forma Combination Analysis

     Based on 1999 and 2000 estimates of respective earnings and synergies provided by Sports Authority's and Woolworth's managements, Merrill Lynch analyzed certain pro forma effects of the Merger, assuming that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. Merrill Lynch calculated that the Merger would result in EPS accretion for the stockholders of Sports Authority of 47.5% for 1999 and 56.7% for 2000 under the "Base Case" scenario, and of 38.4% for 1999 and 31.4% for 2000 under the "Stretch Case" scenario. Merrill Lynch calculated that the Merger would result in EPS dilution for the stockholders of Woolworth of (1.6%) for 1999 under the "Base Case" scenario and (0.7%) for 1999 under the "Stretch Case" scenario, and EPS accretion for the stockholders of Woolworth of 4.4% for 2000 under the "Base Case" scenario and 7.1% for 2000 under the "Stretch Case" scenario.

  Other Matters

     Pursuant to a letter agreement between Sports Authority and Merrill Lynch, Sports Authority has agreed to pay Merrill Lynch a fee in an amount equal to $4,800,000 upon the consummation of the Merger or certain other business combinations involving Sports Authority and Woolworth. Pursuant to such letter agreement, Sports Authority also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel whether or not a transaction is consummated. Additionally, Sports Authority agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

     Sports Authority retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Merrill Lynch may provide financial advisory and financing services to the surviving corporation in the Merger and/or its affiliates and may receive fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the Sports Authority and the Woolworth Common Stock for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT

     It is expected that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. It is a condition to the obligations of Woolworth and Sports Authority to consummate the Merger that Sports Authority and Woolworth shall have complied in all material respects with the covenant that (i) each of Sports Authority and Woolworth shall use its reasonable best efforts to cause the transactions contemplated by the Merger Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and (ii) each of Sports Authority and Woolworth shall take no action that would cause such accounting treatment not to be obtained. It is also a condition to the obligations of Woolworth and Sports Authority to consummate the Merger that Woolworth and Sports Authority shall have received letters from each of Sports Authority's independent accountants and Woolworth's independent accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, in each case addressed to Woolworth and Sports Authority, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated in the Merger Agreement. See "THE MERGER AGREEMENT-- Conditions Precedent."

     Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Woolworth and Sports Authority will be carried forward to the combined company at their historical recorded amounts subject to any adjustments required to conform accounting policies of the two companies, income of the combined company will include income of Woolworth and Sports Authority for the entire fiscal year in which the Merger occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of certain U.S. federal income tax consequences of the Merger to a stockholder of Sports Authority. The discussion which follows is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion below is for general information only and does not address the effects of any state, local or foreign tax laws on the Merger. The tax treatment of a Sports Authority stockholder may vary depending upon his or her particular situation, and certain stockholders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers, persons who do not hold Sports Authority stock as capital assets, individuals who received

Sports Authority stock pursuant to the exercise of employee stock options or otherwise as compensation, and non-U.S. persons) may be subject to special rules not discussed below.

     Consummation of the Merger is conditioned upon the receipt by Woolworth of opinions from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Woolworth, and by Sports Authority of opinions from Morgan, Lewis & Bockius LLP, special counsel to Sports Authority, prior to the mailing of the Proxy Statement/Prospectus and on the Closing Date, that the Merger will qualify under
Section 368(a) of the Code as a "reorganization" for U.S. federal income tax purposes, Woolworth and Sports Authority each will be a party to that reorganization within the meaning of Section 368(b) of the Code, and other matters. Such opinions of counsel are based on certain representations as to factual matters made by, among others, Woolworth and Sports Authority. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinions. Neither Woolworth nor Sports Authority is currently aware of any facts or circumstances which would cause any such representations made to counsel to be untrue or incorrect in any material respect. Any opinion of counsel is not binding on the Internal Revenue Service (the "IRS") or the courts.

     Based on the opinions discussed above, the material U.S. federal income tax consequences that will result from the Merger are as follows:

          (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

          (ii) Woolworth and Sports Authority each will be a party to that reorganization within the meaning of Section 368(b);

          (iii) no income, gain or loss will be recognized by Woolworth or Sports Authority as a result of the Merger;

          (iv) a Sports Authority stockholder will not recognize any income, gain or loss as a result of the receipt of Woolworth Common Stock pursuant to the Merger, except for cash received in lieu of fractional shares of Woolworth Common Stock;

          (v) a Sports Authority stockholder's tax basis for the Woolworth Common Stock received pursuant to the Merger, including any fractional share interest in Woolworth Common Stock for which cash is received, will equal such Sports Authority stockholder's tax basis in the Sports Authority Common Stock exchanged therefor;

          (vi) a Sports Authority stockholder's holding period for the Woolworth Common Stock received pursuant to the Merger will include the holding period of the Sports Authority Common Stock surrendered in exchange therefor, provided that the Sports Authority Common Stock was held as a capital asset at the Effective Time; and

          (vii) a Sports Authority stockholder that receives cash in lieu of a fractional share interest in Woolworth Common Stock pursuant to the Merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Sports Authority Common Stock allocable to such fractional share. In general, such gain or loss will constitute capital gain or loss if the Sports Authority Common Stock was held as a capital asset at the Effective Time. The tax rate applicable to capital gain of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of (i) 20% if the individual's holding period in such stock was more than 18 months on the date of the Effective Time or (ii) 28% if the individual's holding period was more than one year but not more than 18 months on the date of the Effective Time. An individual's gain on the sale of capital assets held for one year or less is subject to tax as ordinary income at a maximum rate of 39.6%.

     Transfer Taxes. In the event that any transfer taxes (the "Transfer Taxes") are imposed on Sports Authority stockholders as a result of the Merger, Sports Authority will pay the Transfer Taxes directly to state and local taxing authorities. Any such payments may result in dividend income to the Sports Authority stockholders, which is not expected to be material.

     BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SPORTS AUTHORITY STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE EFFECT OF U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX RULES, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

REGULATORY APPROVALS

     HSR Act and Antitrust. Woolworth and Sports Authority have observed the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The HSR Act provides for an initial 30-calendar day waiting period following the filing with the Federal Trade Commission (the "FTC") and the Department of Justice of certain Notification and Report Forms by the parties to the Merger. The HSR Act further provides that if, within the initial 30-calendar-day waiting period, the FTC or the Department of Justice issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the twentieth day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period.

     On May 15, 1998 Woolworth and Sports Authority filed the Notification and Report Forms with the Department of Justice and the FTC for review in connection with the Merger. [The applicable waiting periods are expected to expire at 11:59
p.m. on June   , 1998.] Notwithstanding expiration of the waiting periods, at any time before or after the Effective Time, the FTC, the Department of Justice or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking the divestiture by Woolworth of all or part of the stock or assets of Sports Authority, or of other business conducted by Woolworth.

     It is possible that the FTC may seek, as conditions for granting approval, various concessions. If any regulatory body conditions its approval of the Merger upon concessions that would be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Sports Authority or Woolworth, either company may terminate the Merger Agreement. There can be no assurance that the required regulatory approvals will be obtained during the time frame contemplated by the Merger Agreement. See "THE MERGER AGREEMENT -- Termination; Effect of Termination" and "-- Conditions Precedent."

     Foreign Regulatory Filings. Because both Woolworth and Sports Authority conduct operations in Canada, notifications under the Canadian Competition Act are also required for the acquisition of Sports Authority by Woolworth. The required pre-merger notification filing under the Canadian Competition Act was submitted on May 15, 1998, and a "no action" letter was received from the Canadian Bureau of Competition on May 28, 1998. Although the Director under the Canadian Competition Act may initiate proceedings to challenge a merger for up to three years following completion of the transaction, Woolworth has no reason to believe such proceedings will be commenced in respect of the acquisition of Sports Authority.

     Under the Investment Canada Act, Woolworth is required to submit a prescribed form of notification with the Investment Review Division of Industry Canada in respect of the indirect acquisition of Sports Authority's operations in Canada. Woolworth will file the prescribed notification within the period required under the Investment Canada Act.

FEDERAL SECURITIES LAW CONSEQUENCES

     The shares of Woolworth Common Stock to be issued to Sports Authority stockholders in connection with the Merger will be freely transferable under the Securities Act, except for shares of Woolworth Common Stock issued to any person deemed to be an affiliate of Sports Authority for purposes of Rule 145 under the Securities Act at the time of the execution and delivery of the Affiliates Letter ("Affiliates"). Affiliates may not sell their shares of Woolworth Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Sports Authority has agreed to use all reasonable efforts to cause each person who is identified as an Affiliate to deliver to Woolworth on or prior to the date which is 30 days prior to the Effective Time a written agreement that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Woolworth Common Stock received in the Merger in violation of the Securities Act, and that such Affiliate will not sell any shares of Woolworth Common Stock or any shares of Sports Authority Common Stock or otherwise reduce such Affiliate's risk relative to any shares of Woolworth Common Stock until after such time as consolidated financial statements which reflect at least 30 days of post-Merger operations have been published by Woolworth in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which include the combined results of operations. See "-- Accounting Treatment."

MANAGEMENT AND OPERATIONS OF SPORTS AUTHORITY AFTER THE MERGER

     After the Merger, Sports Authority will be a wholly owned subsidiary of Woolworth and will operate as one of Woolworth's business units. After the Merger, Sports Authority will have access to resources generally available to Woolworth's other business units, will participate in appropriate activities with other Woolworth business units and will operate under the direction of the Sports Authority Board that will include Jack A. Smith and Martin E. Hanaka, and a management team that is expected to include the officers of Sports Authority immediately prior to the Merger.

     Mr. Hanaka, Vice Chairman and a director of Sports Authority, has executed an employment agreement with Woolworth that provides that, after the Effective Time, Mr. Hanaka will serve as the Chief Executive Officer of Sports Authority. Mr. Smith, Chairman and Chief Executive Officer of Sports Authority, has entered into an agreement with Woolworth and Sports Authority that provides that, after the Effective Time, he will serve as the Chairman of Sports Authority and he will be elected to the Woolworth Board. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS."

CERTAIN LITIGATION

     On or about May 11 and May 12, 1998, four class action lawsuits were commenced against Sports Authority and its directors by certain purported Sports Authority stockholders in the Court of Chancery of the State of Delaware in New Castle County. Three of the complaints also name Woolworth as a defendant, and one of the complaints names Merger Sub as a defendant. The four complaints allege, among other things, that Sports Authority directors breached their fiduciary duties to Sports Authority stockholders by entering into the Merger Agreement without maximizing stockholder value by failing, among other things, to engage in an auction of Sports Authority or conduct a market check of Sports Authority's value. The complaints also allege that the Exchange Ratio offers inadequate value to Sports Authority's stockholders and should have contained a "collar" or similar protective mechanism to protect Sports Authority's stockholders. The complaints seek, among other things, to enjoin the defendants from proceeding with the Merger, to rescind the Merger if it is effected and to award class monetary damages and attorneys' fees. Defendants believe that the actions are without merit and intend to defend against them vigorously.

NO APPRAISAL RIGHTS

     Under Delaware law, stockholders in a public company are not entitled to appraisal rights in a merger if the consideration they receive in the merger consists only of shares listed on a national securities exchange and cash in lieu of fractional shares. Accordingly, holders of Sports Authority Common Stock are not entitled to appraisal rights in connection with the Merger because the shares of Sports Authority Common Stock and shares of Woolworth Common Stock are listed on the NYSE.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS

     In considering the recommendation of the Sports Authority Board, Sports Authority stockholders should be aware that certain members of the Sports Authority Board may have interests in the Merger that are different from, or in addition to, the interests of Sports Authority stockholders generally. Three executive officers, Jack A. Smith, Martin E. Hanaka and Richard J. Lynch, Jr., are members of the 10-person Sports Authority Board that approved the Merger.

     Agreements with Mr. Smith. Sports Authority entered into an agreement with Mr. Smith on August 29, 1996, which provides that he will continue to render services for Sports Authority as its Chief Executive Officer until June 30, 2000, subject to the provisions of the agreement. If Mr. Smith's employment is terminated other than for cause (as defined in the agreement) or is terminated by death, Sports Authority will pay Mr. Smith (or his estate) through June 30, 2000 monthly payments equal to his monthly base salary at the time of termination, plus one-twelfth of the "on plan" bonus amount targeted for him under Sports Authority's Annual Incentive Bonus Plan (the "Bonus Plan") for the fiscal year in which termination occurs, and will provide certain medical and dental benefits for Mr. Smith and his wife. In addition, all of Mr. Smith's unvested stock options, restricted stock and restricted stock units granted under the Management Stock Purchase Plan (but not the restricted stock granted under the 1996 Stock Option and Restricted Stock Plan) will vest on the termination of his employment. The agreement also provides that, if Mr. Smith terminates his employment between March 31, 1997 and June 30, 2000, he will receive the benefits described above, except that the period during which payments in respect of salary and bonus are payable may not exceed one year and the unvested restricted stock and restricted stock units will not vest on termination. The agreement also provides that, if there is a change in control (as defined in the agreement) of Sports Authority, and if Mr. Smith's employment is terminated (i) by Sports Authority other than for cause (as defined in the agreement), (ii) at his election for good reason (as defined in the agreement), or (iii) by his death, in each case within two years after the change in control, Sports Authority will pay Mr. Smith or his estate a lump sum cash payment equal to 2.99 times the sum of his annual rate of base salary at the time of termination or immediately prior to the change in control, whichever is greater, and the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which termination occurs or the fiscal year immediately prior to the change in control, whichever bonus amount is greater. This lump sum payment is subject to reduction as necessary to prevent it from being treated as an "excess parachute payment" under Section 280G of the Internal Revenue Code. Finally, the agreement obligates Mr. Smith not to compete against Sports Authority, solicit its employees or disclose confidential information about Sports Authority before June 30, 2000. The approval of the Merger by Sports Authority stockholders would constitute a "change in control" under Mr. Smith's agreement with Sports Authority.

     On May 7, 1998, Woolworth and Mr. Smith entered into an agreement pursuant to which (i) Mr. Smith will be elected to the Woolworth Board promptly after the Effective Time, and (ii) Mr. Smith has agreed that termination of his status as Chief Executive Officer of Sports Authority at the Effective Time would not constitute "good reason" for him to terminate his employment under his current agreement with Sports Authority.

     Agreements with Mr. Hanaka. Sports Authority entered into an agreement with Mr. Hanaka as of February 2, 1998, the date his employment as Vice Chairman of Sports Authority commenced. This agreement provides for, among other things,
(i) a base salary at an annual rate of $500,000 during the 1998 fiscal year,
(ii) the grant of options to purchase 250,000 shares of Sports Authority Common Stock at an exercise price of $12.375, (iii) the grant of 50,000 restricted shares of Sports Authority Common Stock, and (iv) Mr. Hanaka's election as Vice Chairman and as a director of Sports Authority. The agreement provides that Mr. Hanaka will be evaluated by the Chairman and the Sports Authority Board for election as Sports Authority's Chief Executive Officer and that, if he is employed by Sports Authority on February 1, 1999, he will be elected as Sports Authority's Chief Executive Officer. The agreement further provides that, if Mr. Hanaka's employment is terminated by Sports Authority other than for cause (as defined in the agreement) or is terminated by death, Sports Authority will pay Mr. Hanaka (or his estate) through June 30, 2000 monthly payments equal to his monthly base salary at the time of termination, plus one-twelfth of the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which termination occurs.

In addition, the agreement provides that all of Mr. Hanaka's unvested stock options will vest on the termination of his employment. The agreement also provides that, if there is a change in control (as defined in the agreement) of Sports Authority, and if Mr. Hanaka's employment is terminated by Sports Authority other than for cause (as defined in the agreement) or at his election for good reason (as defined in the agreement), in either case within two years after the change in control, Sports Authority will pay Mr. Hanaka a lump sum cash payment equal to 2.99 times the sum of his annual rate of base salary at the time of termination or immediately prior to the change in control, whichever is greater, and the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which termination occurs or the fiscal year immediately prior to the change in control, whichever bonus amount is greater. This lump sum payment is subject to reduction as necessary to prevent it from being treated as an "excess parachute payment" under Section 280G of the Code. In addition, if there is a change in control of Sports Authority and Mr. Hanaka terminates his employment with Sports Authority (other than for good reason) at any time after one year after the change in control, Sports Authority must pay him through the earlier of June 30, 2000 or one year after his employment is terminated a monthly fee equal to his monthly base salary at the time of termination, plus one-twelfth of the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which termination occurs. Finally, the agreement obligates Mr. Hanaka not to compete against Sports Authority, solicit its employees or disclose confidential information about Sports Authority before June 30, 2000. The approval of the Merger by Sports Authority stockholders would constitute a "change in control" under Mr. Hanaka's agreement with Sports Authority.

     On May 7, 1998, Woolworth and Mr. Hanaka entered into an agreement which would supersede his agreement with Sports Authority as of the Effective Time, providing that he will be employed as Chief Executive Officer of Sports Authority for a three-year period commencing at the Effective Time. The agreement provides for the following compensation to be paid to Mr. Hanaka: (i) a base salary at the rate per year of $550,000 to April 30, 1999, $600,000 to April 30, 2000 and $650,000 to the three-year anniversary of the Effective Time;
(ii) a grant of options as of the Effective Time to purchase 250,000 shares of Woolworth Common Stock vesting on the three-year anniversary of the Effective Time; (iii) a grant of 50,000 shares of Woolworth restricted stock vesting at the rate of 20% on each of the first five anniversaries of the Effective Time;
(iv) a guaranteed bonus for 1998 of at least $275,000; (v) beginning in 1999, the right to participate in Sports Authority's annual incentive compensation plan to earn a target bonus of 50% of his base salary; (vi) the right to participate in Woolworth's Long-Term Incentive Compensation Plan at a rate comparable to chief executive officers of other Woolworth operating units based upon an assumed employment commencement date of February 1, 1998; and (vii) the right to participate in all other Woolworth bonus, incentive, equity, pension and fringe benefit plans for comparable chief executive officers of other Woolworth operating units. The agreement also provides that if Mr. Hanaka's employment is terminated without cause, or if he terminates his employment for good reason, he will be paid severance payments equal to his base salary and bonus through the third anniversary of the Effective Time, except that if Mr. Hanaka is terminated without cause, or if he terminates his employment for good reason, within 24 months following a change in control of Woolworth, he will receive a severance payment equal to 2.99 times his annual rate of base salary and bonus. If Mr. Hanaka resigns after one year following a change in control of Woolworth and before the third anniversary of the Effective Time (other than for good reason), he will be paid his base salary and bonus through the earlier of one year after the last day of his employment or the third anniversary of the Effective Time.

     Agreement with Mr. Lynch. Under an agreement entered into by Sports Authority and Mr. Lynch in 1994, if Mr. Lynch's employment is terminated at any time other than for cause or disability (as defined in the agreement) or at his election for good reason (as defined in the agreement), Mr. Lynch would be entitled to severance benefits consisting of monthly payments equal to his monthly base salary at the time of termination, plus one-twelfth of the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which termination occurs. Such monthly payments would commence in the month of termination and continue for twelve full calendar months. Mr. Lynch's agreement was not amended in connection with the Merger.

     Equity-Based Awards. Stock options and restricted stock have been granted to Messrs. Smith, Hanaka and Lynch under Sports Authority's stock option plans. The options to purchase Sports Authority Common Stock which are held by these officers and which will be exercisable at the Effective Time are shown in the following table. All such options will be converted into Adjusted Options (as defined herein) at the Effective Time. All options which are not yet exercisable would become exercisable as a result of the approval of the Merger by Sports Authority stockholders; such options for these officers are indicated by an asterisk in the following table.

                   OPTIONS EXERCISABLE AT THE EFFECTIVE TIME

                                                                        NUMBER OF
                  EXECUTIVE                     DATE OF GRANT    SPORTS AUTHORITY SHARES    EXERCISE PRICE
                  ---------                     -------------    -----------------------    --------------
Jack A. Smith.................................    11/17/94               150,936               $11.91
                                                   3/25/95                37,500               $12.50
                                                   3/26/96                52,500*              $15.75
                                                   3/11/97                50,000*              $19.25
                                                   1/28/98                35,000*              $10.75

Martin E. Hanaka..............................     2/02/98               250,000*              $12.375

Richard J. Lynch, Jr..........................    11/17/94                78,532               $11.91
                                                   3/25/95                22,500               $12.50
                                                   3/26/96                30,000*              $15.75
                                                   3/11/97                30,000*              $19.25
                                                   1/28/98                20,000*              $10.75

---------------

* These options would become exercisable as a result of the approval of the Merger by Sports Authority stockholders.

     Under the 1996 Stock Option and Restricted Stock Plan, Sports Authority has granted 66,750 restricted shares of Sports Authority Common Stock to Mr. Smith (of which 33,375 are not yet vested) and 50,000 restricted shares of Sports Authority Common Stock to Mr. Hanaka (none of which are vested). All unvested restricted shares will vest as a result of the approval of the Merger by Sports Authority stockholders, and each such share will be converted into 0.80 unrestricted shares of Woolworth Common Stock at the Effective Time.

     Under the Management Stock Purchase Plan, certain officers of Sports Authority purchased restricted shares of Sports Authority Common Stock at a 20% discount from the market price on March 26, 1996 with a portion of their bonuses for 1995 under the Bonus Plan. The restricted shares are subject to partial forfeiture and are restricted from resale for three years after purchase, such that if the grantee's employment is terminated by Sports Authority other than for cause, the grantee will be entitled to receive unrestricted shares pro-rated for the elapsed portion of the three-year restricted period, and to receive unrestricted shares equal in value to the lesser of the then current value of the remaining restricted shares or their aggregate purchase cost to the grantee. All such restrictions lapse on a change in control, which under the plan's definition would include the approval of the Merger by Sports Authority stockholders. The number of restricted shares granted under the Management Stock Purchase Plan on March 26, 1996 at a price of $12.60 were 12,868 shares to Mr. Smith and 3,424 shares to Mr. Lynch.

     Payments under the Bonus Plan. Under the Bonus Plan, upon a change in control (as defined in the plan) of Sports Authority during a plan year (defined as a fiscal year of Sports Authority), the plan year will be deemed to have been completed, the target levels of performance thereunder will be deemed to have been attained, and a pro rata portion of the bonus so determined for each participant will be paid in cash. Assuming the Merger is approved by Sports Authority stockholders on the date of the Special Meeting, the following bonuses
would be payable: $          to Mr. Smith, $          to Mr. Hanaka, and
$          to Mr. Lynch. The amount shown for Mr. Hanaka is included in the
$275,000 guaranteed bonus provided for in his agreement with Woolworth described above.

     Acceleration of Vesting under Certain Benefit Plans. Under the Supplemental Executive Retirement Plan, the benefits payable to each participant upon reaching age 65 become vested after seven years of service or upon a change in control (as defined in the plan). Such benefits are fully vested for Messrs. Smith and Lynch, and Mr. Hanaka's benefits would vest upon approval of the Merger by Sports Authority stockholders. The estimated monthly benefit payable to Mr. Hanaka at age 65 if the Merger is approved at the Meeting would be
$          .

     Equity-Based Compensation of Non-Employee Directors. Each non-employee director of Sports Authority receives his or her entire annual retainer for a plan year under the Director Stock Plan in the form of restricted shares of Sports Authority Common Stock valued at $25,000 on the first day of the plan year, unless the director elects in advance to receive his or her retainer in the form of stock options with an exercise price equal to their fair market value on the first day of the plan year. A plan year is the period beginning on the day after the date of each annual meeting of Sports Authority's stockholders and ending on the date of the next annual meeting. The restrictions on the restricted shares lapse proportionally during the plan year, and the restrictions lapse on a change in control of Sports Authority. The options terminate three months after the grantee ceases being a director of Sports Authority. For the plan year which began May 29, 1998, each non-employee director received 1,694 restricted shares of Sports Authority Common Stock. In addition, pursuant to elections made for the plan year which began on May 30, 1997, each of Nicholas A. Buoniconti, Steve Dougherty, Carol Farmer, W. Mitt Romney and Harold Toppel holds fully vested options to purchase 5,607 shares of Sports Authority Common Stock at an exercise price of $17.875 per share. All such options will be converted into Adjusted Options at the Effective Time.

     Indemnification and Insurance. The Merger Agreement provides that all rights to indemnification and exculpation from liabilities existing in favor of the current or former directors or officers of Sports Authority provided in its certificate of incorporation and bylaws will be maintained by Woolworth and will continue in effect in accordance with their terms, and directors and officers of Sports Authority who become directors and officers of Woolworth will be entitled to the same indemnification rights as are afforded to other directors and officers of Woolworth. The Merger Agreement also provides that, for four years after the Effective Time, Woolworth will provide liability covering acts or omissions occurring prior to the Effective Time with respect to those persons who were covered by Sports Authority's directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those in effect on the date of the Merger Agreement, provided that Woolworth will not be required to pay more than 200% of the current amount paid by Sports Authority to maintain such insurance.

OWNERSHIP OF SPORTS AUTHORITY COMMON STOCK

     As of May 29, 1998, directors and executive officers of Sports Authority and their affiliates were the beneficial owners of 1,180,607 shares (approximately 3.7%) of the Sports Authority Common Stock then outstanding.

     The following table shows the beneficial ownership of Sports Authority Common Stock as of May 29, 1998 by each person known by Sports Authority to be the beneficial owner of more than 5% of any class of Sports Authority's voting securities based on Forms 13D and 13G as filed with the SEC.

                                                                                 PERCENT OF
                                                                 SHARES       SPORTS AUTHORITY
                                                              BENEFICIALLY      COMMON STOCK
                      BENEFICIAL OWNER                           OWNED          OUTSTANDING
                      ----------------                        ------------    ----------------
JUSCO Co., Ltd. ............................................   3,030,000(1)         9.5%
  5-1 Nakase 1-chome
  Mihama-ku, Chiba 261
  Japan
Wellington Management Company LLP...........................   2,348,500(2)         7.4%
  75 State Street
  Boston, MA 02109
The Capital Group Companies, Inc. and The Capital Research
  and Management Company....................................   2,295,360(3)         7.2%
  333 S. Hope Street
  Los Angeles, CA 90071

---------------
(1) The person named has sole voting and investment power with respect to the shares of Sports Authority Common Stock shown.

(2) The person named reported shared voting power with respect to 1,874,100 of the shares of Sports Authority Common Stock shown and shared dispositive power with respect to all shares of Sports Authority Common Stock shown.

(3) The persons named reported sole dispositive power with respect to all of the shares of Sports Authority Common Stock shown but no voting power. The shares of Sports Authority Common Stock reported include 337,060 shares of Sports Authority Common Stock which the persons named have the right to acquire upon conversion of $11,000,000 principal amount of the Company's 5.25% Convertible Subordinated Notes due 2001.

                              THE MERGER AGREEMENT

MERGER CONSIDERATION

     Exchange Ratio. Upon consummation of the Merger, each share of Sports Authority Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, held in the treasury of Sports Authority or held by Woolworth or any of its subsidiaries, which will be cancelled) will be converted into the right to receive 0.80 (the "Exchange Ratio") share of Woolworth Common Stock (including the related Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated March 11, 1998, between Woolworth and First Chicago Trust Company of New York (the "Rights Agreement")). In the event that prior to the Effective Time, the outstanding shares of Sports Authority Common Stock or of Woolworth Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Sports Authority Common Stock the same economic effect as contemplated by the Merger Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

     Fractional Shares. No fractional shares of Woolworth Common Stock shall be issued in the Merger, and to the extent that an outstanding share of Sports Authority Common Stock would otherwise have become a fractional share of Woolworth Common Stock, the holder thereof, will be entitled to receive a cash payment therefor.

     Conversion of Merger Sub Common Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, par value $.01 per share, of Sports Authority as the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

     Woolworth and Sports Authority have authorized First Chicago Trust Company of New York to act as Exchange Agent under the Merger Agreement. As of the Effective Time, Woolworth will deposit with the Exchange Agent, for the benefit of the holders of a certificate or certificates which immediately prior to the Effective Time represented shares of Sports Authority Common Stock (the "Certificates"), certificates representing shares of Woolworth Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of Sports Authority Common Stock. Such shares of Woolworth Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as hereinafter defined) and any cash (including cash proceeds from the sale of Excess Shares) payable in lieu of any fractional shares of Woolworth Common Stock are hereinafter referred to as the "Exchange Fund." The Exchange Agent will deliver certificates representing shares of Woolworth Common Stock upon the surrender for exchange of the Certificates.

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in the form and have such other provisions as Sports Authority and Woolworth may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration (as defined in the Merger Agreement). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Woolworth Common Stock into which the shares of Sports Authority Common Stock represented by the surrendered Certificate(s) have been converted at the Effective Time, cash in lieu of any fractional share of Woolworth Common Stock (see "-- No Fractional Shares") and (iii) the dividends and other distributions described in the next paragraph. All Certificates so surrendered will be cancelled. All shares of Woolworth Common Stock (including cash paid in respect of any such fractional share or of any such dividend or distributions) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Sports Authority Common Stock represented by such surrendered Certificates; provided, however, that Sports Authority is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time, if any, which may have been authorized or made by Sports Authority on such shares of Sports Authority which remain unpaid at the Effective Time.

     No dividend or other distributions with respect to Woolworth Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Woolworth Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement, and all such dividends, other distributions and cash in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement, and all such dividends, other distributions and cash in lieu of fractional shares of Woolworth Common Stock will be paid by Woolworth to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with the exchange procedures set forth in the Merger Agreement. Subject to the effect of applicable escheat or similar laws, following the surrender of any such Certificate there will be paid to the holder of the certificate representing whole shares of Woolworth Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Woolworth Common Stock and, in the case of Certificates representing Sports Authority Common Stock, the amount of any cash payable in lieu of a fractional share of Woolworth Common Stock to which such holder is entitled pursuant to the Merger Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of Woolworth Common Stock.

     If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as described in the three preceding paragraphs, except as otherwise provided by law. There will be no further registration of transfers on the stock transfer books of Sports Authority of the shares of Sports Authority Common Stock which were outstanding immediately prior to the Effective Time.

     Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Woolworth, upon demand, and any holders of the Certificates who have not theretofore complied with the exchange provisions of the Merger Agreement may thereafter look only to Woolworth for payment of their claim for Merger Consideration, any dividends or distributions with respect to Woolworth Common Stock and any cash in lieu of fractional shares of Woolworth Common Stock.

     None of Woolworth, Merger Sub, Sports Authority (including in its capacity as the Surviving Corporation), or the Exchange Agent shall be liable to any person in respect of any shares of Woolworth Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Woolworth Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Woolworth, on a daily basis. Any interest and other income resulting from such investments shall be paid to Woolworth.

     HOLDERS OF SPORTS AUTHORITY COMMON STOCK SHOULD NOT FORWARD THEIR CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT BEFORE THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INFORMATION DESCRIBED ABOVE.

NO FRACTIONAL SHARES

     No fractional shares of Woolworth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Woolworth shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to voting or other rights of a stockholder of

Woolworth. In lieu of any such fractional share, each holder of shares of Sports Authority Common Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will be paid cash (as described below).

     As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Woolworth Common Stock delivered to the Exchange Agent by Woolworth pursuant to the Merger Agreement over (ii) the aggregate number of whole shares of Woolworth Common Stock to be distributed to former holders of Sports Authority Common Stock pursuant to the Merger Agreement (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of the former stockholders of Sports Authority, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in the Merger Agreement (as described in the paragraph immediately below).

     The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Sports Authority Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Sports Authority Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Sports Authority Common Stock is entitled (after taking into account all shares of Sports Authority Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Sports Authority Common Stock are entitled.

     Notwithstanding the provisions of the Merger Agreement described in the two preceding paragraphs, Woolworth may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments in accordance with the terms of the Merger Agreement as described above, to pay each former holder of Sports Authority Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Sports Authority Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices of the Woolworth Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date).

     As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Sports Authority Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Sports Authority Common Stock subject to and in accordance with the Merger Agreement. See "-- Exchange Procedures."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Woolworth, Sports Authority and Merger Sub, relating, among other things, to the following:

           (a) their organization, good standing and corporate power and similar corporate matters;

           (b) their capitalization;

           (c) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters;

           (d) the absence of conflicts, violations and defaults under their respective certificates of incorporation and by-laws and certain other agreements and documents;

           (e) the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

           (f) the absence of undisclosed liabilities;

           (g) compliance with laws, ordinances and regulations;

           (h) employee benefit matters;

           (i) the absence of certain material changes or events since, in the case of Sports Authority, January 25, 1998 and, in the case of Woolworth and Merger Sub, January 31, 1998;

           (j) pending or threatened investigations or litigation;

           (k) the Form S-4 and this Proxy Statement/Prospectus and the accuracy and completeness of the information contained therein and in the Merger Agreement;

           (l) the lack of ownership of each other's stock;

           (m) tax matters;

           (n) the receipt of fairness opinions from financial advisors; and,

           (o) the availability of pooling of interests accounting treatment.

     The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time, although it is a condition of each party's obligations under the Merger Agreement that the other parties' representations and warranties be true and correct on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which do not have and are not likely to have, individually or in the aggregate, a material adverse effect on the representing or warranting party.

CONDUCT OF BUSINESS PENDING THE MERGER; ADDITIONAL AGREEMENTS

     Each of Sports Authority and Woolworth has agreed that during the period from the date of the Merger Agreement through the Effective Time or the date upon which the Merger Agreement terminates in accordance with its terms (the "Termination Date"), except as otherwise agreed to by the other parties to, or permitted by, the Merger Agreement, it will, and will cause each of its subsidiaries to, carry on its respective business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, use reasonable efforts to assist in keeping available the services of current officers and other key employees and use reasonable efforts to preserve relationships with those persons having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.

     Each of Sports Authority and Woolworth has agreed promptly to advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in the Merger Agreement to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Merger Agreement.

     Without limiting the generality of the foregoing and except as otherwise agreed to by the parties to, or permitted by, the Merger Agreement, Sports Authority has agreed that during the period from the date of this Agreement to the Effective Time, it will not, and will not permit any of its subsidiaries to:

          (i)(x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Sports Authority Common Stock upon conversion of Sports Authority Convertible Securities or upon the exercise of Sports Authority Employee Stock Options, in each case, outstanding as of the date of the Merger Agreement in accordance with their present terms, or
     (z) purchase, redeem or otherwise acquire any shares of capital stock of Sports Authority or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) except as set forth in the Merger Agreement, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Sports Authority Common Stock upon conversion of Sports Authority Convertible Securities (as defined in the Merger Agreement) in accordance with their present terms at the option of the holders thereof, and (y) the issuance of Sports Authority Common Stock upon the exercise of Sports Authority Employee Stock Options (as defined in the Merger Agreement), in each case, outstanding as of the date of the Merger Agreement in accordance with their present terms);

          (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

          (v) subject to compliance with the Merger Agreement, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (vi) except for borrowings under existing lines of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money; authorize, or commit or agree to take, any of the foregoing actions; or

          (vii) take any action which would be reasonably likely to interfere with Woolworth's ability to account for the Merger as a pooling of interests.

     Without limiting the generality of the foregoing, and except as otherwise agreed to by the parties or permitted during the period from the date of this Agreement to the Effective Time, Woolworth will not, and will not permit any of its subsidiaries to:

          (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Woolworth to its parent, or by a subsidiary that is partially owned by Woolworth or any of its subsidiaries, provided that Woolworth or any such subsidiary receives or is to receive its proportionate share thereof, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, other than reasonable quarterly dividends on Woolworth Common Stock if the Woolworth Board shall so determine;

          (ii) except as contemplated by the Merger Agreement, amend its certificate of incorporation; and

          (iii) take any action that would be reasonably likely to interfere with Woolworth's ability to account for the Merger as a pooling of interests.

     Each of Sports Authority and Woolworth has also agreed that, except as required by law, it shall not, and shall not permit any of its subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in the Merger Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or
(iii) any of the conditions to the Merger set forth in the Merger Agreement not being satisfied.

     Each of Sports Authority and Woolworth further has agreed, among other things, that they will together, or pursuant to an allocation of responsibility to be agreed upon between them, (i) prepare and file with the SEC, as soon as practicable following the date of the Merger Agreement, this Proxy Statement/Prospectus and the Form S-4, (ii) as promptly as practicable after the Form S-4 is declared effective, call and hold a special meeting of the Sports Authority stockholders, (iii) as promptly as practicable prepare and file with the NYSE a listing application covering the shares of Woolworth Common Stock issuable in the Merger or upon exercise of Sports Authority stock options, warrants, conversion rights or other rights or vesting or payment of other Sports Authority equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Woolworth Common Stock, subject only to official notice of issuance; (iv) cooperate with one another to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated in the Merger Agreement; (v) use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Woolworth, and Morgan, Lewis & Bockius LLP, counsel to Sports Authority, concerning certain tax matters; (vi) use reasonable best efforts to cause to be delivered to the other party, comfort letters from its independent accountants in connection with the Form S-4 and a letter stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated in this Agreement; (vii) cooperate in the preparation and filing of all returns or other documents relating to conveyance taxes that become payable in connection with the transactions contemplated by the Merger Agreement; and
(viii) take such actions as are necessary to implement the provisions of the Indenture between Sports Authority and The Bank of New York, dated September 20, 1996, related to the Sports Authority's 5.25% Convertible Subordinated Notes due 2001.

NO SOLICITATION

     Sports Authority has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Sports Authority Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Sports Authority Takeover Proposal; provided, however, that if the Sports Authority Board determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Sports Authority's stockholders under applicable law, Sports Authority may, in response to a Sports Authority Superior Proposal (as defined below) which was not solicited by it, which did not otherwise result from a breach of the Merger Agreement and which is made or received prior to the obtaining of the Sports Authority Stockholder Approval, and subject to providing prior written notice of its decision to take such action to Woolworth and compliance with the provisions of the Merger Agreement, (x) furnish information with respect to Sports Authority and its subsidiaries to any person making a Sports Authority Superior Proposal pursuant to a customary confidentiality agreement (as determined by Sports Authority based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement between Woolworth and Sports Authority) and (y) participate in discussions or negotiations regarding such Sports Authority Superior Proposal.

     As used in the Merger Agreement and in this Proxy Statement/Prospectus, "Sports Authority Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of Sports Authority and its subsidiaries, taken as a whole, or 10% or more of any equity securities of Sports Authority, any tender offer or exchange offer that if consummated would result in any person beneficially owning any equity securities of Sports Authority, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sports Authority (or any Sports Authority subsidiary whose business constitutes 10% or more of the net revenues, net income or the assets of Sports Authority and its subsidiaries, taken as whole) or the Sports Authority Common Stock, other than the transactions contemplated by the Merger Agreement. For purposes of this Agreement, a "Sports Authority Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Sports Authority Common Stock then outstanding or all or substantially all the assets of Sports Authority and otherwise on terms which the Sports Authority Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Sports Authority's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Sports Authority Board, based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

     Except as expressly permitted by the provisions of the Merger Agreement prohibiting solicitation by Sports Authority, Sports Authority has agreed that neither the Sports Authority Board nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Woolworth, the approval or recommendation by such Board or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Sports Authority Takeover Proposal, or (iii) cause Sports Authority to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Sports Authority Acquisition Agreement") related to any Sports Authority Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the Sports Authority Stockholder Approval, the Sports Authority Board, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Sports Authority's stockholders under applicable law, may (subject to this and the following sentences) terminate the Merger Agreement solely in order to concurrently enter into a Sports Authority Acquisition Agreement with respect to any Sports Authority Superior Proposal, but only at a time that is after the fifth business day following Woolworth's receipt of written notice advising Woolworth that the Sports Authority Board is prepared to accept a Sports Authority Superior Proposal, specifying the material terms and conditions of such Sports Authority Superior Proposal and identifying the person making such Sports Authority Superior Proposal, all of which information shall be kept confidential by Woolworth.

     In addition to the obligations of Sports Authority described in the preceding paragraphs, Sports Authority has agreed that it will immediately advise Woolworth orally and in writing of any request for information or of any Sports Authority Takeover Proposal, the material terms and conditions of such request or Sports Authority Takeover Proposal and the identity of the person making such request or Sports Authority Takeover Proposal. Sports Authority has agreed to keep Woolworth reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Sports Authority Takeover Proposal.

     Nothing contained in the Merger Agreement prohibits Sports Authority from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Sports Authority's stockholders if, in the good faith judgment of the Sports Authority Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

MINIMUM MERGER CONSIDERATION

     For purposes of the Merger Agreement and this Proxy Statement/Prospectus, the average of the closing price on the NYSE for the Woolworth Common Stock for the 20 consecutive trading days prior to the third business day prior to the scheduled date of the Sports Authority Stockholders Meeting (the "Measuring Period") is referred to as the "Woolworth Average Price." If, during the Measuring Period for the Special Meeting as originally scheduled, the Woolworth Average Price is less than $20.50, Sports Authority (by 5:00 p.m. eastern time on the second business day prior to the scheduled date of such meeting) must give notice to Woolworth as to whether it intends to terminate the Merger Agreement due to the level of the Woolworth Average Price or adjourn or postpone such meeting for 30 days. If Sports Authority elects to terminate the Merger Agreement due to the level of the Woolworth Average Price (an "Election"), Woolworth can rescind such Election (a "Rescission") by giving notice (by 5:00 p.m. eastern time on the business day prior to the scheduled date of such meeting) that Woolworth elects to cause Sports Authority to adjourn or postpone such meeting for 30 days (the "Adjournment Period"). To the extent necessary, the process set forth in the preceding sentence will be followed with respect to the first adjourned or postponed meeting date and each successive adjourned or postponed meeting date thereafter, and revised record dates will be established to the extent required by the DGCL and the rules of the NYSE and appropriate notice and disclosure will be sent to the stockholders of Sports Authority. If an Adjournment Period established pursuant to the preceding two sentences would establish an adjourned or postponed meeting date after January 1, 1999, the Adjournment Period will be truncated, to the extent permitted by law and regulation, so that the Special Meeting will be held on December 31, 1998 (subject to Sports Authority's Election to terminate the Merger Agreement due to the level of the Woolworth Average Price during the Measuring Period in respect of such December 31, 1998 meeting date, which Election will not give rise to a further right of Rescission in favor of Woolworth). Without limiting the generality of the foregoing but subject to its rights to terminate the Merger Agreement if it determines, in accordance with the terms thereof, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Sports Authority stockholders, Sports Authority agrees that its obligations under the Merger Agreement as described in this paragraph will not be affected by the commencement, public proposal, public disclosure or communication to Sports Authority of any Sports Authority Takeover Proposal.

CONDITIONS PRECEDENT

     The obligations of Woolworth and Sports Authority to effect the Merger are subject to the satisfaction or waiver by the parties on or prior to the Closing Date of the following conditions: (i) the Sports Authority Stockholder Approval shall have been obtained, (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (iii) other than the filing of the Certificate of Merger and filings pursuant to the HSR Act (which are addressed in the preceding clause), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Sports Authority, Woolworth or any of their subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement, the failure of which to be obtained or taken (a) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or (b) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to Sports Authority and Woolworth; (iv) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (a) preventing the consummation of the Merger, or (b) which otherwise is reasonably likely to have a material adverse effect on Sports Authority or Woolworth, as applicable; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered; (v) the Form S-4 shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by Sports Authority to its stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC; (vi) the shares of Woolworth Common Stock issuable to Sports Authority's stockholders as Merger Consideration and the shares of Woolworth Common Stock issuable upon exercise of Adjusted Options pursuant to the provisions of Merger Agreement relating to the Sports Authority Employee Stock Options (as defined in the Merger Agreement) shall have been approved for listing on the NYSE, subject to official notice of issuance; and (vii) Woolworth and Sports Authority shall have received letters from each of Sports Authority's independent accountants and

Woolworth's independent accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, in each case addressed to Woolworth and Sports Authority, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by the Merger Agreement.

     The obligation of Woolworth to effect the Merger is further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of Sports Authority set forth in the Merger Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Sports Authority; provided that the representation and warranty relating to store leases shall be deemed true and correct only if the "direct store profit" (as shown in the internal financial records of Sports Authority) for the most recent fiscal year of all stores in respect of which one or more contracts relating to the lease of real property are subject to termination or modification is $3 million or less in the aggregate (excluding stores as to which the lessor shall have waived its right of termination or modification); (ii) Sports Authority shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) Woolworth shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Woolworth, on a date immediately prior to the mailing of the Proxy Statement/Prospectus and on the Closing Date, an opinion dated as of such date, to the effect that (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Woolworth and Sports Authority will each be a party to such reorganization within the meaning of Section 368(b) of the Code, (b) no gain or loss will be recognized by Woolworth or Sports Authority as a result of the Merger, (c) no gain or loss will be recognized by the stockholders of Sports Authority upon the exchange of their shares of Sports Authority Common Stock solely for shares of Woolworth Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Woolworth Common Stock, (d) the aggregate tax basis of the shares of Woolworth Common Stock received solely in exchange for shares of Sports Authority Common Stock pursuant to the Merger (including fractional shares of Woolworth Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Sports Authority Common Stock exchanged therefor, and (e) the holding period for shares of Woolworth Common Stock received in exchange for shares of Sports Authority Common Stock pursuant to the Merger will include the holding period of the shares of Sports Authority Common Stock exchanged therefor, provided such shares of Sports Authority Common Stock were held as capital assets by the stockholder at the Effective Time; (iv) at any time after the date of the Merger Agreement there shall not have occurred any material adverse change relating to Sports Authority.

     The obligation of Sports Authority to effect the Merger is further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of Woolworth set forth in the Merger Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Woolworth; (ii) Woolworth shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (iii) Sports Authority shall have received from Morgan, Lewis & Bockius LLP, counsel to Sports Authority, on a date immediately prior to the mailing of the Proxy Statement/Prospectus and on the Closing Date, an opinion as of such date, to the effect that: (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Woolworth and Sports Authority will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (b) no gain or loss will be recognized by Woolworth or Sports Authority as a result of the Merger; (c) no gain or loss will be recognized by the stockholders of Sports Authority upon the exchange of their shares of Sports Authority Common Stock solely for shares of Woolworth Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Woolworth Common Stock; (d) the aggregate tax basis of the shares of

Woolworth Common Stock received solely in exchange for shares of Sports Authority Common Stock pursuant to the Merger (including fractional shares or Woolworth Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Sports Authority Common Stock exchanged therefor; and (e) the holding period for shares of Woolworth Common Stock received in exchange for shares of Sports Authority Common Stock pursuant to the Merger will include the holding period of the shares of Sports Authority Common Stock exchanged therefor, provided such shares of Sports Authority Common Stock were held as capital assets by the stockholder at the Effective Time; (iv) at any time after the date of this Agreement there shall not have occurred any material adverse change relating to Woolworth.

     For a discussion of the circumstances under which the foregoing conditions may be waived by the parties, see "-- Amendment and Waiver."

SPORTS AUTHORITY STOCK OPTIONS

     Woolworth and Sports Authority covenant in the Merger Agreement to cause each outstanding Sports Authority Employee Stock Option to be converted into an option (an "Adjusted Option") to purchase the number of shares of Woolworth Common Stock equal to the number of shares of Sports Authority Common Stock subject to such Sports Authority Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Woolworth Common Stock), at an exercise price per share equal to the exercise price for each such share of Sports Authority Common Stock subject to such option divided by the Exchange Ratio (rounded down to the nearest whole cent), and to cause all references in each such option to Sports Authority to be deemed to refer to Woolworth, where appropriate; provided, however, that the adjustments provided (i) with respect to any options which are described in Section 423 of the Code, will be affected in a manner consistent with the requirements of Section 424(a) of the Code, and (ii) Woolworth will assume the obligations of Sports Authority under the Sports Authority Stock Plans. Woolworth and Sports Authority have agreed to cause the other terms of each Adjusted Option, and the plans or agreements under which they were issued, to continue to apply in accordance with their terms, with the date of grant of each Adjusted Option being deemed the date on which the corresponding Sports Authority Employee Stock Option was granted.

     Accordingly, Sports Authority has agreed to amend each of the Sports Authority Stock Plans, to the extent necessary, to reflect the transactions contemplated by the Merger Agreement, including, but not limited to the conversion of shares of Sports Authority Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Woolworth Common Stock on a basis consistent with the transactions contemplated by the Merger Agreement. Although approval thereof is not a condition to the consummation of the Merger, Sports Authority agrees to submit the amendments to the Sports Authority Stock Plans to its stockholders, if such submission is determined to be necessary by counsel to Sports Authority or Woolworth after consultation with one another.

     Woolworth has agreed that it will (i) reserve for issuance the number of shares of Woolworth Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this or the preceding two paragraphs and (ii) issue or cause to be issued the appropriate number of shares of Woolworth Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. Woolworth has also agreed that, no later than the Effective Time, it shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Woolworth Common Stock necessary to fulfill Woolworth' obligations as described in this and the preceding two paragraphs. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as Adjusted Options remain outstanding.

INDEMNIFICATION, EXCULPATION AND INSURANCE

     Woolworth has agreed to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Sports Authority and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Sports Authority. In addition, from and after the Effective Time, directors and officers of Sports Authority who become directors or officers of Woolworth will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Woolworth.

     In the event that Woolworth or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Woolworth assume the obligations set forth in the Merger Agreement.

     For four years after the Effective Time, Woolworth has agreed to provide to Sports Authority's current directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Sports Authority's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall Woolworth be required to expend more than 200% of the current amount expended by Sports Authority to maintain such coverage.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, and (except as set forth in the Merger Agreement) whether before or after the Sports Authority Stockholder Approval (i) by mutual written consent of Woolworth and Sports Authority, (ii) by either Woolworth or Sports Authority (A) if the Merger shall not have been consummated by December 31, 1998, provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time; and provided, however, that the Merger Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of Woolworth or Sports Authority having failed to receive all regulatory approvals required to be obtained with respect to the Merger, (B) if the Sports Authority Stockholder Approval shall not have been obtained at a Special Meeting duly convened therefor or at any adjournment or postponement thereof or (C) if any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively "Restraints") either preventing the consummation of the Merger or which is otherwise reasonably likely to have a material adverse effect on Sports Authority or Woolworth shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement as described in this clause shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; (iii) by Woolworth, if Sports Authority shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition to the obligations of Woolworth which relate to the representations and warranties and performance of obligations of Sports Authority under the Merger Agreement and (B) is incapable of being cured by Sports Authority or is not cured within 45 days of written notice thereof; (iv) by Sports Authority, if Woolworth shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition to the obligations of Sports Authority which relates to the representations and warranties and performance of obligations of Woolworth under the Merger Agreement and (B) is incapable of being cured by Woolworth or is not cured within 45 days of written notice thereof; (v) prior to receipt of the Sports Authority Stockholder Approval, by Sports Authority in accordance with the Merger Agreement in order to act in a manner consistent with the fiduciary duties to Sports Authority's stockholders under applicable law; provided that, in order for the termination of the Merger Agreement as described in this clause to be deemed effective, Sports Authority shall have complied with all applicable provisions of the Merger Agreement, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee (as defined below); or (vi) by Sports Authority, if the

Woolworth Average Price for a Measuring Period is less than $20.50, Sports Authority has made an Election and Woolworth has not made a Rescission. See "-- Minimum Merger Consideration."

     In the event that (i) (A) a Sports Authority Takeover Proposal shall have been made known to Sports Authority or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Sports Authority Takeover Proposal, (B) thereafter the Merger Agreement is terminated by either Woolworth or Sports Authority as described in clause (ii)(1) or (ii)(2) of the preceding paragraph and (C) either (x) the Sports Authority Board, or a committee thereof, has prior to such termination withdrawn or modified in a manner adverse to Woolworth the approval or recommendation by such Board or committee of the Merger or the Merger Agreement or (y) within the year following the termination, Sports Authority enters into an agreement providing for in excess of 25% of the equity or 50% of the assets of Sports Authority to be acquired by another party, or (ii) the Merger Agreement is terminated by Sports Authority as described in clause (v) of the preceding paragraph, then Sports Authority shall promptly, but in no event later than two days after the date of such termination, pay Woolworth a fee equal to $8.5 million (the "Termination Fee").

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties at any time before or after the Sports Authority Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Sports Authority without the further approval of such stockholders.

     At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement, provided that, if after the Sports Authority Stockholder Approval, such waiver shall not have the effect that further approval by the stockholders of Sports Authority or Woolworth shall be required.

EXPENSES

     Whether or not the Merger is consummated, Woolworth and Sports Authority will each pay their own expenses in connection with the Merger. In the event Woolworth commences a suit to enforce its rights under the Merger Agreement to receive the Termination Fee and such suit results in a judgment against Sports Authority for the Termination Fee, Sports Authority will pay to Woolworth its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

                         MARKET PRICE AND DIVIDEND DATA

     The Woolworth Common Stock is listed and primarily traded on the NYSE under the symbol "Z" and the Sports Authority Common Stock is listed and primarily traded on the NYSE under the symbol "TSA." The table below sets forth (i) the range of the reported high and low prices of the Woolworth Common Stock on the NYSE Composite Transactions Tape and (ii) the range of the reported high and low prices of the Sports Authority Common Stock on the NYSE Composite Transactions Tape in each case for the calendar quarters indicated. The information in the table has been adjusted to reflect retroactively all applicable stock splits. No cash dividends were declared by Woolworth or Sports Authority during the calendar quarters indicated.

                                                        WOOLWORTH COMMON       SPORTS AUTHORITY
                                                          STOCK PRICE         COMMON STOCK PRICE
                                                        ----------------      ------------------
                                                         HIGH      LOW         HIGH        LOW
                                                        ------    ------      -------    -------
1995
  First Quarter.......................................  $19.38    $14.75      $14.11     $10.73
  Second Quarter......................................   16.38     14.38       14.11      11.14
  Third Quarter.......................................   16.88     12.75       19.97      13.37
  Fourth Quarter......................................   15.75      9.38       18.07      12.87
1996
  First Quarter.......................................   19.75     10.88       18.23      11.14
  Second Quarter......................................   23.25     18.25       23.93      17.33
  Third Quarter.......................................   22.38     18.63       27.75      18.50
  Fourth Quarter......................................   25.25     20.25       29.00      20.38
1997
  First Quarter.......................................   24.13     18.50       22.00      16.50
  Second Quarter......................................   28.19     19.38       19.75      16.63
  Third Quarter.......................................   28.75     19.25       21.75      17.25
  Fourth Quarter......................................   23.25     18.25       21.88      13.75
1998
  First Quarter.......................................   26.94     21.56       16.63      10.75
  Second Quarter (through May 22, 1998)...............   25.88     20.31       18.75      14.63

     On May 6, 1998, the last full day of trading before the public announcement of the proposed Merger, Sports Authority Common Stock closed at $17.00 and Woolworth Common Stock closed at $21.875, as reported on the NYSE Composite Transactions Tape. The value of Sports Authority Common Stock at May 6, 1998, on
an equivalent per share basis, was $     (based on the Exchange Ratio of 0.80).
On             , 1998, the last trading day prior to the date of filing with the
SEC of the Form S-4 of which this Proxy Statement/Prospectus forms a part,
Sports Authority Common Stock closed at $          and Woolworth Common Stock
closed at $          , as reported on the NYSE Composite Transactions Tape. More recent stock price quotes may be obtained in most newspapers or in other financial sources.

     Woolworth has applied for the listing of the shares of Woolworth Common Stock to be issued in the Merger on the NYSE.

     If the Merger is consummated, the Sports Authority Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

                        COMPARISON OF STOCKHOLDER RIGHTS

     If the Merger is consummated, holders of Sports Authority Common Stock, whose rights are currently governed by Delaware law and by the Sports Authority Restated Certificate of Incorporation (the "Sports Authority Certificate of Incorporation") and the Sports Authority Amended and Restated By-Laws (the "Sports Authority By-Laws") will become holders of Woolworth Common Stock, whose rights will be governed by the laws of the State of New York and by the Woolworth Certificate of Incorporation and the Woolworth By-Laws, as amended. The rights of Woolworth stockholders under the Woolworth Certificate of Incorporation, as amended (the "Woolworth Certificate of Incorporation"), and the Woolworth By-Laws, as amended (the "Woolworth By-Laws"), differ in certain respects from the rights of Sports Authority stockholders under the Sports Authority Certificate of Incorporation and the Sports Authority By-Laws. The following discussion is intended only to highlight certain material differences between the rights of stockholders under Delaware law and New York law, generally, and between the rights of stockholders of Sports Authority and Woolworth, specifically, under their respective charters and by-laws. THIS SUMMARY IS NOT INTENDED TO BE RELIED UPON AS AN EXHAUSTIVE LIST OR A DETAILED DESCRIPTION OF THE PROVISIONS DISCUSSED AND IS QUALIFIED IN ITS ENTIRETY BY THE RESPECTIVE CORPORATE CODES OF THE STATES OF NEW YORK AND DELAWARE AND BY THE SPORTS AUTHORITY CERTIFICATE OF INCORPORATION AND SPORTS AUTHORITY BY-LAWS AND THE WOOLWORTH CERTIFICATE OF INCORPORATION AND BY-LAWS. For information as to how you can obtain such documents, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     As a preliminary matter, two New York State bills (Numbers S476B and S5680), which passed the Senate on June 25, 1997 and the Assembly on July 15, 1997 and were signed into law by the Governor on August 26, 1997, generally revise the New York Business Corporation Law (the "NYBCL"). These new laws and their revisions to the NYBCL took effect on February 22, 1998. The new amendments to the NYBCL are extensive and amend certain provisions, including those relating to corporate finance, proxies, powers of directors and mergers, and also repeal certain provisions relating thereto. The most relevant new amendments are summarized below. The provisions of the NYBCL and the DGCL differ in numerous respects. Summarized below are certain of the principal differences between the NYBCL and the DGCL affecting the rights of stockholders.

AUTHORIZED CAPITAL STOCK

     The Sports Authority Certificate of Incorporation authorizes 100,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

     The Woolworth Certificate of Incorporation authorizes 500,000,000 shares of Common Stock, par value $.01 per share, and 7,000,000 shares of Preferred Stock, par value $1.00 per share.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. The Sports Authority Certificate of Incorporation does not contain any provisions relating to stockholder approval of business combinations.

     The new amendments to the NYBCL include provisions permitting a plan of merger, plan of share exchange, or sale, lease, exchange or other disposition to be adopted by a majority of all outstanding shares (instead of a two-thirds vote) in cases where the certificate of incorporation so provides. The Woolworth Certificate of Incorporation does not contain any provisions relating to stockholder approval of business combinations.

STATE TAKEOVER LEGISLATION

     Delaware Business Combination Law. Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations, (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis, (iii) issuances of stock (except for certain pro rata and other issuances), and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. The restrictions of the Delaware Business Combination Law do not apply, however, (A) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder, (B) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation), (C) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds of the shares not involved in the transaction or (D) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the Delaware Business Combination Law if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. The Sports Authority Certificate of Incorporation contains a provision by which Sports Authority expressly elects not to be governed by the Delaware Business Combination Law.

     New York Business Combination Law. Section 912 of the NYBCL (the "New York Business Combination Law") prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a resident domestic New York corporation) for a period of five years after the date on which the interested stockholder became an interested stockholder. After such five-year period a business combination between a resident domestic New York corporation and such interested stockholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested stockholder or its affiliates. The restrictions of the New York Business Combination Law do not apply, however, to any business combination with an interested stockholder if such business combination, or the purchase of stock by the interested stockholder that caused such stockholder to become such, is approved by the board of directors of the resident domestic New York corporation prior to the date on which the interested stockholder becomes such. Woolworth will be considered a resident domestic New York corporation as long as at least 10% of its voting stock is owned beneficially by residents of (or organizations having their principal offices in) the State of New York.

     A resident domestic New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of the holders, other than interested stockholders and their affiliates and associates, of a majority of the outstanding voting stock, excluding the voting stock of interested stockholders and their affiliates and associates, expressly electing not to be governed by the New York Business Combination Law. Such amendment will not, however, be effective until 18 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. Woolworth has not amended the Woolworth By-Laws to elect not to be governed by the New York Business Combination Law. In addition, the Woolworth Certificate of Incorporation contains a provision that requires that a business combination or stock repurchase proposed by or on behalf of an

Interested Shareholder or an affiliate or associate of an Interested Shareholder (or a person who would thereafter become and affiliate or associate of an Interested Shareholder) be approved by the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of the then outstanding shares of voting stock, excluding voting stock beneficially owned by such Interested Shareholder. For purposes of the Woolworth Certificate of Incorporation, the term "Interested Shareholder" means (a) any person (other than Woolworth or any subsidiary or than any stock ownership or benefit plan or any trustee or fiduciary with respect to any such a plan, when acting in such capacity) who is or has announced an intention to become the beneficial owner of voting stock representing 5% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, or (b) is an affiliate or associate of Woolworth and at any time within the two-year period immediately prior to the date in question beneficially owned voting stock representing 5% or more of the votes entitled to be cast by holders of all then outstanding voting stock.

APPRAISAL RIGHTS

     Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation. However, except as otherwise provided by the DGCL, stockholders do not have appraisal rights if, among other things, the consideration they receive for their shares consists of (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange (which is true in the case of the Woolworth Common Stock) or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of the corporations described in clause (i) or (ii) of this sentence, or (iv) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii). See "THE MERGER -- No Appraisal Rights."

     Stockholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the NYBCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets and certain share exchanges.

AMENDMENTS TO CHARTERS

     Under the DGCL, unless otherwise provided in the charter, a proposed charter amendment requires an affirmative vote of a majority of all votes entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The Sports Authority Certificate of Incorporation does not alter the basic DGCL requirements for the amendment of its charter.

     Under the NYBCL, amendments of the certificate of incorporation may be authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The Woolworth Certificate of Incorporation provides generally that in addition to any vote required by law, any proposal by or on behalf of an Interested Shareholder or an affiliate or associate thereof, to amend, repeal or adopt any provision of the Woolworth Certificate of Incorporation inconsistent with its business combination provisions, shall require the affirmative vote of the holders not less than a majority, excluding stock beneficially owned such Interested Shareholder.

AMENDMENTS TO BY-LAWS

     Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that the charter vests concurrent power in the board of directors. The Sports Authority Certificate of Incorporation provides that the Sports Authority Board shall have concurrent power with the stockholders to make, alter, amend, arrange, add to or repeal the By-Laws of Sports Authority.

     Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a by-law adopted by the stockholders, by-laws also may be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any by-law adopted by the board may be amended or repealed by the stockholders entitled to vote thereon as provided by the NYBCL.

     The Woolworth Certificate of Incorporation provides that, subject always to the By-Laws adopted by the stockholders, the Woolworth Board may amend or repeal any By-Law or adopt any new By-Law; but any By-Law adopted by the Woolworth Board may be amended or repealed by the stockholders at any annual meeting or at any special meeting, provided notice of the proposed amendment or repeal is included in the notice of any such special meeting.

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the certificate of incorporation. The Sports Authority Certificate of Incorporation does not provide for preemptive rights.

     Under the NYBCL, except as otherwise provided in the NYBCL or in the certificate of incorporation, the holders of equity shares are granted certain preemptive rights. The Woolworth Certificate of Incorporation provides that no holder of Woolworth Common Stock has any preemptive rights to purchase any shares or other securities of Woolworth.

REDEMPTION OF CAPITAL STOCK

     Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. The Sports Authority Certificate of Incorporation does not address the redemption of common stock.

     Under the NYBCL, subject to certain limitations, a corporation's certificate of incorporation may provide for one or more classes or series of shares to be redeemable at the option of the corporation or the holders thereof, at such prices, within such times and under such conditions as are stated in the certificate of incorporation. The Woolworth Certificate of Incorporation provides for the redemption at the option of Woolworth of the Series B Participating Preferred Stock on terms and conditions set forth therein.

DIVIDEND SOURCES

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its certificate of incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     Under the NYBCL, except as otherwise provided in the NYBCL, dividends may be declared and paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions, except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation.

DURATION OF PROXIES

     Under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

     Under the NYBCL, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for
(i) a pledgee, (ii) a person who has purchased or agreed to purchase the shares,
(iii) a creditor of the corporation who extends credit in consideration of the proxy, (iv) a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract and (v) a person designated under a voting agreement.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The Sports Authority Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of Sports Authority must be effected at an annual or special meeting of the stockholders of Sports Authority and expressly prohibits any action by written consent of such stockholders.

     The new amendments to the NYBCL include provisions similar to those of the DGCL and allow, if the certificate of incorporation so permits, stockholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The Woolworth Certificate of Incorporation does not contain such a provision.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. The Sports Authority By-Laws provide that special meetings may be called by the President and must be called by the President or the Secretary upon the written request of a majority of the Sports Authority Board or at the written request of stockholders owning a majority of the voting power of Sports Authority's capital stock entitled generally to vote for the election of directors.

     The NYBCL provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board shall call a special meeting for the election of directors. If such special meeting is not called by the board within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the shares entitled to vote in an election of directors may, in writing, demand the calling of a special meeting for the election of directors. The Woolworth By-Laws provide that special meetings of the stockholders may be called at any time in writing by the Secretary upon the direction of the Chairman of the Board and Chief Executive Officer, a Vice Chairman of the Board, the President and Chief Operating Officer or a majority of the entire Woolworth Board or upon a request signed by stockholders representing at least one-third of the shares of Woolworth Common Stock.

CUMULATIVE VOTING

     Under the DGCL, the certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulate such stockholder's votes. The Sports Authority Certificate of Incorporation is silent on the issue of cumulative voting for the election of directors and the Sports Authority By-Laws state that directors shall be elected by a plurality of the votes cast at annual meetings of stockholders.

     Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulate such stockholder's votes. The Woolworth Certificate of Incorporation does not contain such a provision. The Woolworth By-Laws provide that at each annual meeting of the stockholders, directors shall be elected to hold office by a plurality of the votes cast.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The Sports Authority Certificate of Incorporation provides that the number of directors shall consist of not less than three nor more than eleven directors, with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. The Sports Authority By-Laws provide that the number of directors is to be set according to the Sports Authority Certificate of Incorporation.

     The DGCL permits the certificate of incorporation of a corporation or a by-law adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. The Sports Authority Certificate of Incorporation provides for a classified board of directors with such board of directors divided into three classes.

     Subject to certain limitations, the NYBCL permits the number of directors of a corporation to be fixed by its by-laws, by action of the stockholders or by action of the board under the specific provision of a by-law adopted by the stockholders. At each annual meeting of the stockholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. The Woolworth Certificate of Incorporation does not contain a provision stating a minimum and maximum number of directors. The Woolworth By-Laws provide that the number of directors shall be not less than 9 nor more than 17, the exact number of directors within such minimum and maximum limits to be fixed and determined by resolution adopted by a majority of the entire Woolworth Board.

     The NYBCL permits the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible, and no class may include less than three directors. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year. The new amendments to the NYBCL delete the requirement of at least three directors in any class. The Woolworth Certificate of Incorporation provides for a classified board of directors with the directors divided into three classes.

REMOVAL OF DIRECTORS

     The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

     The Sports Authority Certificate of Incorporation provides that a director or directors may be removed by the stockholders of Sports Authority only for cause.

     The NYBCL provides that any or all of the directors may be removed for cause by vote of the stockholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the stockholders. The removal of directors, with or without cause, is subject to the following: (i) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (ii) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

     The Woolworth Certificate of Incorporation provides that a director or the entire Woolworth Board may be removed only for cause.

VACANCIES

     Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     The Sports Authority Certificate of Incorporation provides that any vacancy on the Sports Authority Board that results from an increase in the number of directors may be filled by a majority of the Sports Authority directors then in office, provided that a quorum is present, and any other vacancy occurring in Sports Authority Board may be filed by a majority of the directors then in office even if less than a quorum, or by a sole remaining director. The Sports Authority Certificate of Incorporation provides that all directors elected to fill vacancies or newly created directorships shall remain in office, (a) if the vacancy does not result from an increase in the number of directors, for a term that shall coincide with the remaining term of his or her predecessor or, (b) if the vacancy results from an increase in the number of directors, the remaining term of the class in which the number of directors was increased.

     Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason except the removal of directors without cause may be filled by vote of the board of directors. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the stockholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide that the board may fill vacancies occurring on the board by reason of the removal of directors without cause, such vacancies may be filled only by vote of the stockholders. A director elected to fill a vacancy, unless elected by the stockholders, will hold office until the next meeting of stockholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

     The Woolworth Certificate of Incorporation expressly states that the removal of directors shall be only for cause and as such does not provide for removal without cause. The Woolworth Certificate of Incorporation provides that any vacancy on the Woolworth Board may be filled by a majority vote of the remaining directors even if the number of directors then in office is less than a quorum. A director elected to fill a vacancy shall hold office until the next meeting of stockholders called for the election of directors and until his/her successor shall be elected and shall qualify.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made party to any threatened, pending or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Sports Authority Certificate of Incorporation contains provisions which require Sports Authority to indemnify such persons to the full extent permitted by the DGCL.

     The DGCL also establishes several mandatory rules for indemnification. In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that a determination must be made that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made by (i) a majority vote of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion if a majority of disinterested directors so directs, or (iii) the stockholders.

     The DGCL also provides that a corporation may advance expenses to an officer or director upon receipt of an undertaking by or on behalf of such officer or director to repay the corporation if it is determined that the required standard of conduct has not been met. The right to indemnification conferred by the Sports Authority Certificate of Incorporation includes the right to advancement of reasonable expenses incurred in defending or otherwise participating in any proceeding. In addition, the Sports Authority Certificate of Incorporation permits Sports Authority to advance expenses to other employees and agents in a similar manner.

     The Sports Authority Certificate of Incorporation expressly provides that except for proceedings to enforce the right to indemnification, Sports Authority shall not be obligated to indemnify any director or officer in connection with any proceeding initiated by such person unless such proceeding was authorized or consented to by the Sports Authority Board.

     Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

     The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The Woolworth Certificate of Incorporation and the Woolworth By-Laws provide that Woolworth is authorized, by (i) a resolution of stockholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with Woolworth or at the request of Woolworth in any capacity with any other enterprise. The Woolworth By-Laws permit advances of expenses incurred in defending or otherwise participating in a proceeding to persons entitled to indemnification in connection with such proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amounts if a judgment or other trial adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Woolworth or Sports Authority pursuant to the foregoing provisions, Woolworth and Sports Authority have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The Sports Authority Certificate of Incorporation contains a provision eliminating the personal liability for monetary damages of its directors for breach of fiduciary duty as a director, except for liability, (i) for any breach of the directors' duty of loyalty to Sports Authority or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violator of law, (iii) pursuant to Section 174 of the DGCL or (iv) from any transaction from which the directors derived an improper personal benefit.

     The NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director

(i) if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the NYBCL or (ii) for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     The Woolworth Certificate of Incorporation provides that no director will be personally liable to Woolworth or any of its stockholders for damages for any breach of duty as a director; provided, however, that the liability of a director will not be eliminated or limited if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the NYBCL (which includes declaration of dividends, purchase of capital stock, distribution of assets to stockholders after dissolution of the corporation and loans to directors to the extent contrary to New York law).

RIGHTS PLANS

     Sports Authority does not have a rights plan.

     On March 11, 1998, the Woolworth Board declared a dividend distribution of one Right for each outstanding share of Woolworth Common Stock to stockholders of record at the close of business on April 14, 1998 (the "Rights Record Date"). Pursuant to the Rights Agreement between Woolworth and First Chicago Trust Company of New York, as Rights Agent (the "Woolworth Rights Agreement"), each Right entitles the registered holder to purchase from Woolworth a unit consisting of one two-hundredth of a share (a "Unit") of Series B Preferred Stock at a Purchase Price of $100 per Unit, subject to adjustment.

     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons that constitutes an "Interested Shareholder," as defined in
Section 912 of the New York Business Corporation Law (an "Acquiring Person") has become such (the "Stock Acquisition Date"), or (ii) the close of business on the tenth business day (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, Woolworth reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series B Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on April 14, 2008 (unless extended prior thereto by the Board of Directors), or earlier if redeemed or exchanged by Woolworth in accordance wit the terms of the Rights Agreement.

     In the event that a Person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock which the Board of Directors determines not to be inadequate and to otherwise be in the best interests of Woolworth and its stockholders, after receiving advice from one or more investment banking firms (a "Qualified Offer"), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of Woolworth) having a value equal to two times the exercise price of the Right. The Exercise Price is the Purchase Price times the number of shares of Common Stock associated with each Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by Woolworth.

     In the event that, at any time following the Stock Acquisition Date, (i) Woolworth engages in a merger or other business combination transaction in which Woolworth is not the surviving corporation (other than with an entity which acquired the shares pursuant to a Qualified Offer), (ii) Woolworth engages in a merger or other business combination transaction in which Woolworth is the surviving corporation and the Woolworth Common Stock is changed or exchanged, or
(iii) 50% or more of Woolworth's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph are referred to as the "Triggering Events."

     At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Woolworth Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Woolworth Common Stock, or one two-hundredth of a share of Series B Preferred Stock (or of a share of a class or series of Woolworth's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Woolworth, including, without limitation, the right to vote or to receive dividends.

                     DESCRIPTION OF WOOLWORTH CAPITAL STOCK

     The summary of the terms of the capital stock of Woolworth set forth below does not purport to be complete and is qualified by reference to the Woolworth Certificate of Incorporation and Woolworth By-Laws. Copies of the Woolworth Certificate of Incorporation and Woolworth By-Laws are incorporated by reference herein and will be sent to holders of shares of Sports Authority Common Stock upon request. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

AUTHORIZED CAPITAL STOCK

     Under the Woolworth Certificate of Incorporation, Woolworth's authorized capital stock consists of 500,000,000 shares of Woolworth Common Stock and 7,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock").

WOOLWORTH COMMON STOCK

     The holders of Woolworth Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote by stockholders. Subject to preferences that may be applicable to any holders of outstanding Preferred Stock, holders of Woolworth Common Stock are entitled to receive ratably such dividends as may be declared by the Woolworth Board out of funds legally available therefor. In the event of a liquidation or dissolution of Woolworth, holders of Woolworth Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock.

     Holders of Woolworth Common Stock have no preemptive rights and have no rights to convert their Woolworth Common Stock into any other securities. All of the outstanding shares of Woolworth Common Stock are, and the shares of Woolworth Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

WOOLWORTH PREFERRED STOCK

     The Woolworth Board is authorized to designate any series of Preferred Stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Woolworth Common Stock. As of the Record Date, no shares of Preferred Stock were issued or outstanding.

     The Woolworth Board may create and issue a series of Preferred Stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Woolworth Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Woolworth by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Woolworth's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Woolworth without any further action by the stockholders of Woolworth. To date, 1,000,000 shares of Preferred Stock have been designated Series B Preferred Stock for issuance in connection with the exercise of the Rights described below.

RIGHTS

     Each share of Woolworth Common Stock currently has a Right associated with it. On March 11, 1998, Woolworth declared a dividend distribution of one Right for each outstanding share of Woolworth Common Stock. Under certain conditions set forth in the Woolworth Rights Agreement, each Right may be exercised to Purchase one two-hundredth of a share of the Series B Preferred Stock at a Purchase price of $100, subject to adjustment. See "AVAILABLE INFORMATION" and "COMPARISON OF STOCKHOLDER RIGHTS -- Rights Plans."

TRANSFER AGENT AND REGISTRAR

     First Chicago Trust Company of New York is the transfer agent and registrar for the Woolworth Common Stock.

     It is a condition to the Merger that the shares of Woolworth Common Stock to be issued in connection with the Merger be approved for listing on the NYSE on or prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, Sports Authority Common Stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

                                 LEGAL OPINIONS

     The legality of the shares of Woolworth Common Stock to be issued in connection with the Merger is being passed upon for Woolworth by Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Woolworth.

     Certain of the tax consequences of the Merger will be passed upon at the Effective Time, as a condition to the Merger, by Skadden, Arps, Slate, Meagher & Flom LLP, on behalf of Woolworth, and by Morgan, Lewis & Bockius LLP, on behalf of Sports Authority. See "THE MERGER -- Certain Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated balance sheets of Woolworth as of January 31, 1998 and January 25, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended January 31, 1998, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of The Sports Authority, Inc. and its subsidiaries at January 25, 1998 and January 26, 1997 and for each of the three years in the period ended January 25, 1998 incorporated by reference in this Prospectus and by reference to The Sports Authority, Inc. Annual Report on Form 10-K, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             WOOLWORTH CORPORATION,
                            LIBERTY MERGER SUB INC.

                                      AND

                           THE SPORTS AUTHORITY, INC.

                            DATED AS OF MAY 7, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                                 ARTICLE I
                                 THE MERGER
SECTION 1.1  The Merger...............................................   A-6
SECTION 1.2  Closing..................................................   A-6
SECTION 1.3  Effective Time...........................................   A-6
SECTION 1.4  Effects of the Merger....................................   A-6
SECTION 1.5  Certificate of Incorporation and By-laws of the Surviving   A-7
             Corporation..............................................
SECTION 1.6  Directors and Officers...................................   A-7

                                 ARTICLE II
 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES
SECTION 2.1  Effect on Capital Stock..................................   A-7
  (a)     Cancellation of Treasury Stock and Woolworth-Owned Stock....   A-7
  (b)     Conversion of Sports Authority Common Stock.................   A-7
  (c)     Conversion of Common Stock of Sub...........................   A-7
SECTION 2.2  Exchange of Certificates.................................   A-7
  (a)     Exchange Agent..............................................   A-7
  (b)     Exchange Procedures.........................................   A-8
  (c)     Distributions with Respect to Unexchanged Shares............   A-8
  (d)     No Further Ownership Rights in Sports Authority Common
          Stock.......................................................   A-9
  (e)     No Fractional Shares........................................   A-9
  (f)     Termination of Exchange Fund................................  A-10
  (g)     No Liability................................................  A-10
  (h)     Investment of Exchange Fund.................................  A-10
  (i)     Lost Certificates...........................................  A-10
SECTION 2.3  Certain Adjustments......................................  A-10

                                ARTICLE III
                       REPRESENTATIONS AND WARRANTIES
SECTION 3.1  Representations and Warranties of Sports Authority.......  A-10
  (a)     Organization, Standing and Corporate Power..................  A-10
  (b)     Subsidiaries................................................  A-11
  (c)     Capital Structure...........................................  A-11
  (d)     Authority; Noncontravention.................................  A-12
  (e)     SEC Documents; Undisclosed Liabilities......................  A-13
  (f)     Information Supplied........................................  A-13
  (g)     Absence of Certain Changes or Events........................  A-13
  (h)     Compliance with Applicable Laws; Litigation.................  A-14
  (i)     Absence of Changes in Benefit Plans.........................  A-14
  (j)     ERISA Compliance............................................  A-15
  (k)     Taxes.......................................................  A-16
  (l)     Voting Requirements.........................................  A-16
  (m)     State Takeover Statutes.....................................  A-17
  (n)     Accounting Matters..........................................  A-17
  (o)     Brokers.....................................................  A-17
  (p)     Opinion of Financial Advisor................................  A-17

                                                                        PAGE
                                                                        ----
  (q)     Ownership of Woolworth Common Stock.........................  A-17
  (r)     Intellectual Property.......................................  A-17
  (s)     Certain Contracts...........................................  A-17
SECTION 3.2  Representations and Warranties of Woolworth..............  A-18
  (a)     Organization, Standing and Corporate Power..................  A-18
  (b)     Subsidiaries................................................  A-18
  (c)     Capital Structure...........................................  A-18
  (d)     Authority; Noncontravention.................................  A-19
  (e)     SEC Documents; Undisclosed Liabilities......................  A-20
  (f)     Information Supplied........................................  A-20
  (g)     Absence of Certain Changes or Events........................  A-21
  (h)     Compliance with Applicable Laws; Litigation.................  A-21
  (i)     Absence of Changes in Benefit Plans.........................  A-21
  (j)     ERISA Compliance............................................  A-22
  (k)     Taxes.......................................................  A-23
  (l)     Voting Requirements.........................................  A-23
  (m)     Accounting Matters..........................................  A-23
  (n)     Brokers.....................................................  A-23
  (o)     Opinion of Financial Advisor................................  A-23
  (p)     Ownership of Sports Authority Common Stock..................  A-23
  (q)     Certain Contracts...........................................  A-23

                                 ARTICLE IV
                 COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.1  Conduct of Business......................................  A-24
  (a)     Conduct of Business by Sports Authority.....................  A-24
  (b)     Conduct of Business by Woolworth............................  A-25
  (c)     Other Actions...............................................  A-25
  (d)     Advice of Changes...........................................  A-25
SECTION 4.2  No Solicitation by Sports Authority......................  A-26

                                 ARTICLE V
                           ADDITIONAL AGREEMENTS
SECTION 5.1   Preparation of the Form S-4 and the Proxy
              Statement/Prospectus; Stockholders Meeting..............  A-27
SECTION 5.2   Letters of Sports Authority's Accountants...............  A-28
SECTION 5.3   Letters of Woolworth's Accountants......................  A-28
SECTION 5.4   Access to Information; Confidentiality..................  A-29
SECTION 5.5   Reasonable Best Efforts.................................  A-29
SECTION 5.6   Stock Options...........................................  A-29
SECTION 5.7   Indemnification, Exculpation and Insurance..............  A-30
SECTION 5.8   Fees and Expenses.......................................  A-31
SECTION 5.9   Public Announcements....................................  A-31
SECTION 5.10  Affiliates..............................................  A-31
SECTION 5.11  NYSE Listing............................................  A-31
SECTION 5.12  Stockholder Litigation..................................  A-32
SECTION 5.13  Tax Treatment...........................................  A-32
SECTION 5.14  Pooling of Interests....................................  A-32

                                                                        PAGE
                                                                        ----
SECTION 5.15  Standstill Agreements; Confidentiality Agreements.......  A-32
SECTION 5.16  Conveyance Taxes........................................  A-32
SECTION 5.17  Sports Authority Convertible Notes......................  A-32
SECTION 5.18  Sports Authority Headquarters...........................  A-32

                                 ARTICLE VI
                            CONDITIONS PRECEDENT
SECTION 6.1  Conditions to Each Party's Obligation to Effect the        A-33
             Merger...................................................
  (a)     Stockholder Approval........................................  A-33
  (b)     HSR Act.....................................................  A-33
  (c)     Governmental and Regulatory Approvals.......................  A-33
  (d)     No Injunctions or Restraints................................  A-33
  (e)     Form S-4....................................................  A-33
  (f)     NYSE Listing................................................  A-33
  (g)     Pooling Letters.............................................  A-33
SECTION 6.2  Conditions to Obligations of Woolworth...................  A-33
  (a)     Representations and Warranties..............................  A-33
  (b)     Performance of Obligations of Sports Authority..............  A-34
  (c)     Tax Opinion.................................................  A-34
  (d)     No Material Adverse Change..................................  A-34
SECTION 6.3  Conditions to Obligations of Sports Authority............  A-34
  (a)     Representations and Warranties..............................  A-34
  (b)     Performance of Obligations of Woolworth.....................  A-34
  (c)     Tax Opinions................................................  A-34
  (d)     No Material Adverse Change..................................  A-35
SECTION 6.4  Frustration of Closing Conditions........................  A-35

                                ARTICLE VII
                     TERMINATION, AMENDMENT AND WAIVER
SECTION 7.1  Termination..............................................  A-35
SECTION 7.2  Effect of Termination....................................  A-36
SECTION 7.3  Amendment................................................  A-36
SECTION 7.4  Extension; Waiver........................................  A-36
SECTION 7.5  Procedure for Termination, Amendment, Extension or         A-36
             Waiver...................................................

                                ARTICLE VIII
                             GENERAL PROVISIONS
SECTION 8.1  Nonsurvival of Representations and Warranties............  A-36
SECTION 8.2  Notices..................................................  A-36
SECTION 8.3  Definitions..............................................  A-37
SECTION 8.4  Interpretation...........................................  A-37
SECTION 8.5  Counterparts.............................................  A-38
SECTION 8.6  Entire Agreement; No Third-Party Beneficiaries...........  A-38
SECTION 8.7  Governing Law............................................  A-38
SECTION 8.8  Assignment...............................................  A-38

                                                                        PAGE
                                                                        ----
SECTION 8.9  Consent to Jurisdiction..................................  A-38
SECTION 8.10  Headings................................................  A-38
SECTION 8.11  Severability............................................  A-38
Exhibit A  Form of Affiliate Letter...................................  A-40
Exhibit B  Sports Authority Tax Representations.......................  A-43
Exhibit C  Woolworth Tax Representations..............................  A-45

     AGREEMENT AND PLAN OF MERGER dated as of May 7, 1998, between WOOLWORTH CORPORATION, a New York corporation ("Woolworth"), LIBERTY MERGER SUB INC., a Delaware corporation ("Sub"), and THE SPORTS AUTHORITY, INC., a Delaware corporation ("Sports Authority").

     WHEREAS, the respective Boards of Directors of Woolworth, Sub and Sports Authority have each approved the merger of Sub with and into Sports Authority (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of Sports Authority ("Sports Authority Common Stock"), other than shares owned by Woolworth or Sports Authority, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b));

     WHEREAS, the respective Boards of Directors of Woolworth, Sub and Sports Authority have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stock holders;

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is hereby adopted as a plan of reorganization; and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Sports Authority at the Effective Time (as defined in Section 1.3). Following the Effective Time, Sports Authority shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as Sub and Sports Authority shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article First of such certificate of incorporation reads in its entirety as follows: "The name of the Corporation is 'The Sports Authority, Inc."' and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6 Directors and Officers. The directors of Sub and the officers of Sports Authority at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Sports Authority Common Stock:

     (a) Cancellation of Treasury Stock and Woolworth-Owned Stock. Each share of Sports Authority Common Stock that is owned by Sports Authority or Woolworth shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Conversion of Sports Authority Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Sports Authority Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive 0.80 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Woolworth (including the related Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated March 11, 1998, between Woolworth and First Chicago Trust Company of New York (the "Rights Agreement"), the "Woolworth Common Stock"). The consideration to be issued to holders of Sports Authority Common Stock is referred to herein as the "Merger Consideration." As of the Effective Time, all such shares of Sports Authority Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Sports Authority Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Woolworth Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 2.2, without interest.

     (c) Conversion of Common Stock of Sub. Each issued and out standing share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.2 Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Woolworth shall enter into an agreement with such bank or trust company as may be designated by Woolworth and reasonably satisfactory to Sports Authority (the "Exchange Agent"), which shall provide that Woolworth shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Sports Authority Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Woolworth Common Stock (such shares of Woolworth Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Woolworth Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Sports Authority Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Sports Authority Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Sports Authority and Woolworth may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Woolworth Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of Woolworth Common Stock in accordance with
Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary contained herein, no certificate representing Woolworth Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an affiliate of Sports Authority for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the APB and applicable Securities and Exchange Commission ("SEC") rules and regulations, unless such person has executed and delivered an agreement in the form of Exhibit A hereto. In the event of a surrender of a Certificate representing shares of Sports Authority Common Stock which are not registered in the transfer records of Sports Authority under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of Woolworth Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Woolworth Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Woolworth that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of Woolworth Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Woolworth Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Woolworth Common Stock represented thereby, and, in the case of Certificates representing Sports Authority Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Woolworth Common Stock shall be paid by Woolworth to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Woolworth Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Woolworth Common Stock and, in the case of Certificates representing Sports Authority Common Stock, the amount of any cash payable in lieu of a fractional share of Woolworth Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of Woolworth Common Stock.

     (d) No Further Ownership Rights in Sports Authority Common Stock. All shares of Woolworth Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the outstanding shares of Sports Authority Common Stock, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Sports Authority on such shares of Sports Authority Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Sports Authority Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Woolworth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Woolworth shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Woolworth.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Woolworth Common Stock delivered to the Exchange Agent by Woolworth pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Woolworth Common Stock to be distributed to former holders of Sports Authority Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of the former stockholders of Sports Authority, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in Section 2.2(e)(iii).

          (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Sports Authority Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Sports Authority Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Sports Authority Common Stock is entitled (after taking into account all shares of Sports Authority Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Sports Authority Common Stock are entitled.

          (iv) Notwithstanding the provisions of Section 2.2(e)(ii) and (iii), Woolworth may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Sports Authority Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Sports Authority Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices of the Woolworth Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(e)(iv).

          (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Sports Authority Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Sports Authority Common Stock subject to and in accordance with the terms of Section 2.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Woolworth, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Woolworth for payment of their claim for Merger Consideration, any dividends or distributions with respect to Woolworth Common Stock and any cash in lieu of fractional shares of Woolworth Common Stock.

     (g) No Liability. None of Woolworth, Sub, Sports Authority, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Woolworth Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Woolworth Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Woolworth, on a daily basis. Any interest and other income resulting from such investments shall be paid to Woolworth.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Woolworth Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

     SECTION 2.3 Certain Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Sports Authority Common Stock or of Woolworth Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Sports Authority Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of Sports Authority. Except as disclosed in the Sports Authority Filed SEC Documents (as defined in Section 3.1(g)) or as set forth on the Disclosure Schedule delivered by Sports Authority to Woolworth prior to the execution of this Agreement (the "Sports Authority Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Sports Authority represents and warrants to Woolworth as follows:

     (a) Organization, Standing and Corporate Power. (i) Each of Sports Authority and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on Sports Authority. Each of Sports Authority and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its proper ties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Sports Authority.

          (ii) Sports Authority has delivered to Woolworth prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

          (iii) In all material respects, the minute books of Sports Authority contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of Sports Authority since March 31, 1995.

     (b) Subsidiaries. Exhibit 21 to Sports Authority's Annual Report on Form 10-K for the fiscal year ended January 25, 1998 and Section 3.1(b) of the Sports Authority Disclosure Schedule together include all the subsidiaries of Sports Authority which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). Except as set forth in
Section 3.1(b) of the Sports Authority Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Sports Authority, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     (c) Capital Structure. The authorized capital stock of Sports Authority consists of 100,000,000 shares of Sports Authority Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. At the close of business on April 27, 1998: (i) 31,732,167 shares of Sports Authority Common Stock were issued and outstanding; (ii) 49,231 shares of Sports Authority Common Stock were held by Sports Authority in its treasury; (iii) no shares of Sports Authority Preferred Stock were issued and outstanding; (iv) 4,711,240 shares of Sports Authority Common Stock were reserved for issuance pursuant to the Stock Option Plan, the 1996 Stock Option and Restricted Stock Plan, the Director Stock Option Plan, the Employee Stock Purchase Plan and the Management Stock Purchase Plan, complete and correct copies of which have been delivered to Woolworth (such plans, collectively, the "Sports Authority Stock Plans"); and (v) 4,580,964 shares of Sports Authority Common Stock were reserved for issuance upon conversion of Sports Authority's 5.25% Convertible Subordinated Notes due 2001 (the "Sports Authority Convertible Securities"). Section 3.1(c) of the Sports Authority Disclosure Schedule sets forth a complete and correct list, as of April 27, 1998, of the number of shares of Sports Authority Common Stock subject to employee stock options or other rights to purchase or receive Sports Authority Common Stock granted under the Sports Authority Stock Plans (collectively, "Sports Authority Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of Sports Authority are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) and except for changes since April 27, 1998 resulting from the issuance of shares of Sports Authority Common Stock pursuant to the Sports Authority Employee Stock Options, the Sports Authority Convertible Securities or as permitted by Section 4.1(a)(i)(y) and 4.1(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Sports Authority, (B) any securities of Sports Authority or any Sports Authority subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Sports Authority, (C) any warrants, calls, options or other rights to acquire from Sports Authority or any Sports Authority subsidiary, and any obligation of Sports Authority or any Sports Authority subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Sports Authority, and (y) there are no outstanding obligations of Sports Authority or any Sports Authority subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in
Section 3.1(c) of the Sports Authority Disclosure Schedule, there are no outstanding (A) securities of Sports Authority or any Sports Authority subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Sports Authority subsidiary, (B) warrants, calls, options or other rights to acquire from Sports Authority or any Sports Authority subsidiary, and any obligation of Sports Authority or any Sports Authority subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Sports Authority subsidiary or (C) obligations of Sports Authority or any Sports Authority subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Sports Authority subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in Section 3.1(c) of the Sports Authority Disclosure Schedule, neither Sports Authority nor any Sports Authority subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Sports Authority Employee Stock Options and the Sports Authority Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the Sports Authority subsidiaries, Sports Authority does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to Sports Authority and its subsidiaries as a whole.

     (d) Authority; Noncontravention. Sports Authority has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Sports Authority Stockholder Approval (as defined in Section 3.1(l)) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Sports Authority and the consummation by Sports Authority of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Sports Authority, subject, in the case of the Merger, to the Sports Authority Stockholder Approval. This Agreement has been duly executed and delivered by Sports Authority and, assuming the due authorization, execution and delivery by Woolworth and Sub, constitutes the legal, valid and binding obligation of Sports Authority, enforceable against Sports Authority in accordance with its terms. Except as set forth in Section 3.1(d) of the Sports Authority Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Sports Authority or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Sports Authority or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Sports Authority or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sports Authority or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Sports Authority or (y) reasonably be expected to impair the ability of Sports Authority to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to Sports Authority or any of its subsidiaries in connection with the execution and delivery of this Agreement by Sports Authority or the consummation by Sports Authority of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Sports Authority under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the Sports Authority Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), and (B) such reports under
Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) filings, if required, under the Competition Act of Canada; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Sports Authority or (y) reasonably be expected to impair the ability of Sports Authority to perform its obligations under this Agreement.

     (e) SEC Documents; Undisclosed Liabilities. Sports Authority has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 27, 1996 (the "Sports Authority SEC Documents"). As of their respective dates, the Sports Authority SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Sports Authority SEC Documents, and none of the Sports Authority SEC Documents when filed (as amended, restated or supplemented by subsequently filed Sports Authority SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Sports Authority included in the Sports Authority SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Sports Authority and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Sports Authority nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Sports Authority.

     (f) Information Supplied. None of the information supplied or to be supplied by Sports Authority specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Woolworth in connection with the issuance of Woolworth Common Stock in the Merger (the "Form S-4"), will at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Sports Authority's stockholders or at the time of the Sports Authority Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder with respect to information supplied by Sports Authority specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

     (g) Absence of Certain Changes or Events. Except as set forth in Section 3.1(g) of the Sports Authority Disclosure Schedule and for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.1(a), since January 25, 1998, Sports Authority and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Sports Authority SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in Sports Authority, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Sports Authority's capital stock, (iii) any split, combination or reclassification of any of Sports Authority's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Sports Authority's capital stock, except for issuances of Sports Authority Common Stock upon conversion of Sports Authority Convertible Securities or upon the exercise of Sports Authority Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(a), (iv)(A) any granting by Sports Authority or any of its subsidiaries to any current or former director, executive officer or other key employee of Sports Authority or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of January 25, 1998, (B) any granting by Sports Authority or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by Sports Authority or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in Sports Authority SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "Sports Authority Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by Sports Authority materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the Sports Authority Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on Sports Authority or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by Sports Authority or any of the Sports Authority subsidiaries during the period from January 25, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(a).

     (h) Compliance with Applicable Laws; Litigation. (i) Except as provided in Section 3.1(h) of the Sports Authority Disclosure Schedule, Sports Authority and its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Sports Authority and its subsidiaries (the "Sports Authority Permits"), except where the failure to have any such Sports Authority Permits individually or in the aggregate would not have a material adverse effect on Sports Authority. Sports Authority and its subsidiaries are in compliance with the terms of the Sports Authority Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Sports Authority. As of the date of this Agreement, except as disclosed in the Sports Authority Filed SEC Documents or in Section 3.1(h) of the Sports Authority Disclosure Schedule, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Sports Authority or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 8.3) of Sports Authority, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on Sports Authority or (B) reasonably be expected to impair the ability of Sports Authority to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (ii) Neither Sports Authority nor any Sports Authority subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on Sports Authority.

     (i) Absence of Changes in Benefit Plans. Sports Authority has delivered to Woolworth true and complete copies of (i) all severance and employment agreements of Sports Authority with directors, executive officers or key employees, (ii) all severance programs and policies of each of Sports Authority and each Sports Authority subsidiary, and (iii) all plans or arrangements of Sports Authority and each Sports Authority subsidiary relating to its employees which contain change in control provisions. Except as provided in Section 3.1(i) of the Sports Authority Disclosure Schedule, since January 25, 1998 there has not been any adoption or amendment in any material respect by Sports Authority or any of its subsidiaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Sports Authority or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that would be deemed a "single employer" within the meaning of
Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Sports Authority Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Sports Authority pension plans, or any material change in the manner in which contributions to any Sports Authority pension plans are made or the basis an which such contributions are determined. Schedule 3.1(i) identifies each of the Sports Authority Benefit Plans that is subject to
Section 302 or Title IV of ERISA or Section 412 of the Code.

     (j) ERISA Compliance. (i) With respect to the Sports Authority Benefit Plans, no event has occurred and, to the knowledge of Sports Authority, there exists no condition or set of circumstances, in connection with which Sports Authority or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on Sports Authority under ERISA, the Code or any other applicable law.

          (ii) Each Sports Authority Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Sports Authority Benefit Plan that individually or in the aggregate would not have a material adverse effect on Sports Authority. Sports Authority, its subsidiaries and all the Sports Authority Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bar gaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on Sports Authority. Each Sports Authority Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Sports Authority Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Sports Authority, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Sports Authority Benefit Plan or the exempt status of any such trust.

          (iii) Neither Sports Authority nor any of its ERISA Affiliates has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Sports Authority Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of Sports Authority, there are not any facts or circumstances that would materially change the funded status of any Sports Authority Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Sports Authority Benefit Plan is a "multiemployer plan" within the meaning of
     Section 3(37) of ERISA.

          (iv) With respect to each of the Sports Authority Benefit Plans that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued benefits in any material respect.

          (v) No Sports Authority Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

          (vi) As of the date of this Agreement, neither Sports Authority nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Sports Authority or any of its subsidiaries and no collective bargaining agreement is being negotiated by Sports Authority or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Sports Authority or any of its subsidiaries pending or, to the knowledge of Sports Authority, threatened which may interfere with the respective business activities of Sports Authority or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on Sports Authority. As of the date of this Agreement, to the knowledge of Sports Authority, none of Sports Authority, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of Sports Authority or any of its subsidiaries, and there is no material charge or complaint against Sports Authority or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (vii) Except as set forth in Section 3.1 (j)(vii) of the Sports Authority Disclosure Schedule, no employee of Sports Authority will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Sports Authority Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

        (k) Taxes. Except as set forth in Section 3.1(k) of the Sports Authority Disclosure Schedule, (i) Each of Sports Authority and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Sports Authority. Sports Authority and each of its subsidiaries has paid (or Sports Authority has paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in the Sports Authority Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by Sports Authority and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Sports Authority or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Sports Authority. The federal income tax returns of Sports Authority and each of its subsidiaries consolidated in such returns for tax years through 1991 have closed by virtue of the applicable statute of limitations.

          (iii) Neither Sports Authority nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

     (l) Voting Requirements. The affirmative vote at the Sports Authority Stockholders Meeting (the "Sports Authority Stockholder Approval") of the holders of a majority of all outstanding shares of Sports Authority Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Sports Authority's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

     (m) State Takeover Statutes. The Board of Directors of Sports Authority has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of Woolworth's representation and warranty contained in
Section 3.2(p), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Sports Authority Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of Sports Authority, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

     (n) Accounting Matters. To its knowledge, neither Sports Authority nor any of its affiliates (as such term is used in Section 5.11) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests and Sports Authority has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

     (o) Brokers. No broker, investment banker, financial advisor or other person other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the fees and expenses of which will be paid by Sports Authority, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sports Authority. Sports Authority has furnished to Woolworth true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

     (p) Opinion of Financial Advisor. Sports Authority has received the opinion of Merrill Lynch dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of Sports Authority Common Stock into Woolworth Common Stock is fair from a financial point of view to holders of shares of Sports Authority Common Stock (other than Woolworth and its affiliates), a signed copy of which opinion has been delivered to Woolworth, it being under stood and agreed by Woolworth that such opinion is for the benefit of the Board of Directors of Sports Authority and may not be relied upon by Woolworth, its affiliates or any of their respective stockholders.

     (q) Ownership of Woolworth Common Stock. As of the date hereof, neither Sports Authority nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Woolworth.

     (r) Intellectual Property. Sports Authority and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Sports Authority Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Sports Authority Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on Sports Authority. Neither Sports Authority nor any such subsidiary has received any notice of infringement of or conflict with, and, to Sports Authority's knowledge, there are no infringements of or conflicts
(i) with the rights of others with respect to the use of, or (ii) by others with respect to, any Sports Authority Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on Sports Authority.

     (s) Certain Contracts. Except as set forth in the Sports Authority Filed SEC Documents, neither Sports Authority nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Sports Authority and its subsidiaries (including, for purposes of this Section 3.1(s), Woolworth and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "Sports Authority Material Contracts"). Each Sports Authority Material Contract is valid and binding on Sports

Authority (or, to the extent a Sports Authority subsidiary is a party, such subsidiary) and is in full force and effect, and Sports Authority and each Sports Authority subsidiary have in all material respects performed all obligations required to be performed by them to date under each Sports Authority Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on Sports Authority. Neither Sports Authority nor any Sports Authority subsidiary knows of, or has received notice of, any material violation or material default under (nor, to the knowledge of Sports Authority, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or material default under) any Sports Authority Material Contract, provided, that for purposes of this sentence the term "material" shall mean violations or defaults which would have an adverse impact of $5 million or more in the aggregate for all Material Contracts. With respect to Sports Authority contracts relating to the lease of real property (whether or not such contracts constitute Sports Authority Material Contracts, as defined herein), except as set forth in Section 3.1(s) of the Sports Authority Disclosure Schedule, the terms and conditions of such Sports Authority contracts are not subject to a right of the lessor to terminate or modify such contracts as a result of the consummation of the Merger.

     SECTION 3.2 Representations and Warranties of Woolworth. Except as disclosed in the Woolworth Filed SEC Documents (as defined in Section 3.2(g)) or as set forth on the Disclosure Schedule delivered by Woolworth to Sports Authority prior to the execution of this Agreement (the "Woolworth Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Woolworth represents and warrants to Sports Authority as follows:

        (a) Organization, Standing and Corporate Power. (i) Each of Woolworth and its subsidiaries (including Sub) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on Woolworth. Each of Woolworth and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Woolworth.

          (ii) Woolworth has delivered to Sports Authority prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

          (iii) Sub is a newly formed entity which has conducted no business activities and incurred no liabilities other than incident to its formation or pursuant to this Agreement.

     (b) Subsidiaries. Exhibit 21 to Woolworth's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 includes all the subsidiaries of Woolworth which as of the date of this Agreement are Significant Subsidiaries. Except as set forth in Section 3.2(b) of the Woolworth Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Woolworth, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     (c) Capital Structure. The authorized capital stock of Woolworth consists of 500,000,000 shares of Woolworth Common Stock and 7,000,000 shares of preferred stock, par value $1.00 per share, of Woolworth ("Woolworth Preferred Stock"). At the close of business on May 1, 1998: (i) 135,258,891 shares of Woolworth Common Stock were issued and outstanding; (ii) 19,350 shares of Woolworth Common Stock were held by Woolworth in its treasury; (iii) no shares of Woolworth Preferred Stock were issued and outstanding; (iv) 1,000,000 shares of Series B Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement; and (v) 22,250,000 of Woolworth Common Stock were reserved for issuance pursuant to the 1995 Stock Option and Award Plan, the 1986 Stock Option Plan, the Directors' Stock Plan and the 1994 Stock Purchase Plan, complete and correct copies of which have been delivered to

Sports Authority (such plans, collectively, together with the 1998 Stock Option and Award Plan which has been approved by the Woolworth Board of Directors, subject to stockholder approval, and the Woolworth 401-K Plan, the "Woolworth Stock Plans"). Section 3.2(c) of the Woolworth Disclosure Schedule sets forth a complete and correct list, as of May 1, 1998, of the number of shares of Woolworth Common Stock subject to employee stock options or other rights to purchase or receive Woolworth Common Stock granted under the Woolworth Stock Plans (collectively, "Woolworth Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of Woolworth are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
Section 3.2(c) and except for changes since May 1, 1998 resulting from the issuance of shares of Woolworth Common Stock pursuant to the Woolworth Employee Stock Options, as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Woolworth, (B) any securities of Woolworth or any Woolworth subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Woolworth, (C) any warrants, calls, options or other rights to acquire from Woolworth or any Woolworth subsidiary, and any obligation of Woolworth or any Woolworth subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Woolworth, and (y) there are no outstanding obligations of Woolworth or any Woolworth subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding (A) securities of Woolworth or any Woolworth subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Woolworth subsidiary, (B) warrants, calls, options or other rights to acquire from Woolworth or any Woolworth subsidiary, and any obligation of Woolworth or any Woolworth subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Woolworth subsidiary or (C) obligations of Woolworth or any Woolworth subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Woolworth subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Woolworth nor any Woolworth subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Woolworth Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. The execution of this Agreement and the consummation of the Merger will not constitute a Triggering Event (as defined in the Rights Agreement) or result in a Distribution Date under Section 3(a) of such Rights Agreement.

     (d) Authority; Noncontravention. Woolworth and Sub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Woolworth and Sub and the consummation by each of Woolworth and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Woolworth and Sub. This Agreement has been duly executed and delivered by each of Woolworth and Sub and, assuming the due authorization, execution and delivery by Sports Authority, constitutes the legal, valid and binding obligations of each of Woolworth and Sub, enforceable against each of Woolworth and Sub in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Woolworth or any of its subsidiaries (including Sub) under, (i) the certificate of incorporation or by-laws of Woolworth or the comparable organizational documents of any of its subsidiaries (including Sub),
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Woolworth or any of its subsidiaries (including Sub) or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Woolworth or any of its subsidiaries (including Sub) or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Woolworth or (y) reasonably be expected to impair the ability of Woolworth to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Woolworth or any of its subsidiaries (including Sub) in connection with the execution and delivery of this Agreement by each of Woolworth or Sub or the consummation by Woolworth and Sub of the transactions contemplated by this Agreement, except for
(1) the filing of a pre-merger notification and report form by Woolworth under the HSR Act; (2) the filing with the SEC of (A) the Proxy Statement/Prospectus,
(b) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of Woolworth Common Stock that are to be issued in the Merger and under the Sports Authority Stock Plans to be listed on the NYSE; (5) filings, if required, under the Competition Act of Canada; and (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Woolworth or (y) reasonably be expected to impair the ability of Woolworth to perform its obligations under this Agreement.

     (e) SEC Documents; Undisclosed Liabilities. Woolworth has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 27, 1996 (the "Woolworth SEC Documents"). As of their respective dates, the Woolworth SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Woolworth SEC Documents, and none of the Woolworth SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Woolworth included in the Woolworth SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Woolworth and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Woolworth nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Woolworth.

     (f) Information Supplied. None of the information supplied or to be supplied by Woolworth specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Sports Authority's stockholders or at the time of the Sports Authority Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Woolworth with respect to statements made or incorporated by reference therein based on information supplied by Sports Authority specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.

     (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by Section 4.1(b), since January 31, 1998, Woolworth and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Woolworth SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in Woolworth, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Woolworth's capital stock, (iii) any split, combination or reclassification of any of Woolworth's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Woolworth's capital stock, except for issuances of Woolworth Common Stock upon exercise of Woolworth Employee Stock Options, in each case, awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(b), (iv) except insofar as may have been disclosed in Woolworth SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "Woolworth Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by Woolworth materially affecting its assets, liabilities or business, (v) except insofar as may have been disclosed in the Woolworth Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on Woolworth or any of its tax attributes or any settlement or compromise of any material income tax liability or (vi), except as set forth in Section 3.2(g) of the Woolworth Disclosure Schedule, any action taken by Woolworth or any of the Woolworth subsidiaries during the period from January 31, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(b).

        (h) Compliance with Applicable Laws; Litigation. (i) Woolworth, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Woolworth and its subsidiaries (the "Woolworth Permits") except where the failure to have any such Woolworth Permits individually or in the aggregate would not have a material adverse effect on Woolworth. Woolworth and its subsidiaries are in compliance with the terms of the Woolworth Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Woolworth. As of the date of this Agreement, except as disclosed in the Woolworth Filed SEC Documents or as set forth in Section 3.2(h) of the Woolworth Disclosure Schedule, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Woolworth or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Woolworth, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on Woolworth or (B) reasonably be expected to impair the ability of Wool worth to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (ii) Neither Woolworth nor any Woolworth subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on Woolworth.

     (i) Absence of Changes in Benefit Plans. Except as set forth in Section 3.2(i) of the Woolworth Disclosure Schedule, since January 31, 1998, there has not been any adoption or amendment in any material respect by Woolworth or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Woolworth or any of its wholly owned subsidiaries (collectively, the "Woolworth Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Woolworth pension plans, or any material change in the manner in which contributions to any Woolworth pension plans are made or the basis on which such contributions are determined.

     (j)  ERISA Compliance.

          (i) With respect to the Woolworth Benefit Plans, no event has occurred and, to the knowledge of Woolworth, there exists no condition or set of circumstances, in connection with which Woolworth or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on Woolworth under ERISA, the Code or any other applicable law.

          (ii) Each Woolworth Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Woolworth Benefit Plan that individually or in the aggregate would not have a material adverse effect on Woolworth. Woolworth, its subsidiaries and all the Woolworth Benefit Plans have been operated, and are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on Woolworth. Except as set forth in Section 3.2(j)(1) of the Woolworth Disclosure Schedule, each Woolworth Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Woolworth Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Woolworth, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Woolworth Benefit Plan or the exempt status of any such trust.

          (iii) Neither Woolworth nor any of its ERISA Affiliates has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Woolworth Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of Woolworth, there are not any facts or circumstances that would materially change the funded status of any Woolworth Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Woolworth Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (iv) With respect to each of the Woolworth Benefit Plans that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued benefits in any material respect not reflected in the Woolworth SEC Documents.

          (v) With respect to each Woolworth Benefit Plan which provides medical benefits to former employees after retirement or other termination of service, the amount of accrued postretirement benefit obligation is reflected in all material respects in the Woolworth SEC Documents.

          (vi) Except as set forth in Section 3.2(j)(2) of the Woolworth Disclosure Schedule, as of the date of this Agreement, neither Woolworth nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Woolworth or any of its subsidiaries and no collective bargaining agreement is being negotiated by Woolworth or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Woolworth or any of its subsidiaries pending or, to the knowledge of Woolworth, threatened which may interfere with the respective business activities of Woolworth or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on Woolworth. As of the date of this Agreement, to the knowledge of Woolworth, none of Woolworth, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of Woolworth or any of its subsidiaries, and there is no material charge or complaint against Woolworth or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (vii) No employee of Woolworth will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Woolworth Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

     (k) Taxes. (i) Each of Woolworth and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Woolworth. Woolworth and each of its subsidiaries has paid (or Woolworth has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Woolworth Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by Woolworth and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Woolworth or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Woolworth. The federal income tax returns of Woolworth and each of its subsidiaries consolidated in such returns for tax years through January 1991 have closed by virtue of the applicable statute of limitations.

          (iii) Neither Woolworth nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (l) Voting Requirements. Assuming the accuracy of the representations of Sports Authority set forth in Section 3.1(c) hereof, no vote of the holders of shares of Woolworth Common Stock is necessary to approve, in accordance with the applicable rules of the NYSE, the issuance of Woolworth Common Stock pursuant to the Merger.

     (m) Accounting Matters. To its knowledge, neither Woolworth nor any of its affiliates (as such term is used in Section 5.11) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests and has no reason to believe that the Merger will not qualify for "pooling of interest" accounting.

     (n) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the fees and expenses of which will be paid by Woolworth, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Woolworth.

     (o) Opinion of Financial Advisor. Woolworth has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of Sports Authority Common Stock into Woolworth Common Stock is fair from a financial point of view to Woolworth, a signed copy of which opinion has been delivered to Sports Authority, it being understood and agreed by Sports Authority that such opinion is for the benefit of the Board of Directors of Woolworth and may not be relied upon by Sports Authority, its affiliates or any of their respective stockholders.

     (p) Ownership of Sports Authority Common Stock. As of the date hereof, neither Woolworth nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Sports Authority.

     (q) Certain Contracts. Neither Woolworth nor any of its subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Sports

Authority, is or would be conducted, or (ii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 Conduct of Business. (a) Conduct of Business by Sports Authority. Except as set forth in Section 4.1(a) of the Sports Authority Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Woolworth in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Sports Authority shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to assist Woolworth in keeping available the services of Sports Authority's current officers and other key employees and to refrain from taking any actions which would have a negative impact on such efforts, and use reasonable efforts to preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Sports Authority shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Sports Authority to its parent, or by a subsidiary that is partially owned by Sports Authority or any of its subsidiaries, provided that Sports Authority or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Sports Authority Common Stock upon conversion of Sports Authority Convertible Securities or upon the exercise of Sports Authority Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Sports Authority or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) except as set forth in Section 4.1(a)(ii) of the Sports Authority Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Sports Authority Common Stock upon conversion of Sports Authority Convertible Securities in accordance with their present terms at the option of the holders thereof, and (y) the issuance of Sports Authority Common Stock upon the exercise of Sports Authority Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms);

          (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

          (v) subject to compliance with Section 5.14, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (vi) except for borrowings under existing lines of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money;

          (vii) authorize, or commit or agree to take, any of the foregoing actions; or

          (viii) take any action which would be reasonably likely to interfere with Woolworth's ability to account for the Merger as a pooling of interests; provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between Sports Authority and any wholly owned subsidiary or between any wholly owned subsidiaries of Sports Authority.

     (b) Conduct of Business by Woolworth. Except as set forth in Section 4.1(b) of the Woolworth Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Sports Authority in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Woolworth shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Woolworth shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Woolworth to its parent, or by a subsidiary that is partially owned by Woolworth or any of its subsidiaries, provided that Woolworth or any such subsidiary receives or is to receive its proportionate share thereof, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, other than reasonable quarterly dividends on Woolworth Common Stock if the Board of Directors of Woolworth shall so determine;

          (ii) except as contemplated hereby, amend its certificate of incorporation;

          (iii) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(b) shall not apply to any transaction between Woolworth and any wholly owned subsidiary or between any wholly owned subsidiaries of Woolworth. Notwithstanding anything herein to the contrary, the Board of Directors of Woolworth shall, pursuant to its fiduciary duties, be permitted to authorize the acquisition or disposition of the Company's assets, subsidiaries or businesses as it deems appropriate, provided that Woolworth will not enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless upon advice of counsel such transaction would not reasonably be expected to prevent, materially delay or impede the consummation of the Merger.

     (c) Other Actions. Except as required by law, Sports Authority and Woolworth shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or
(iii) any of the conditions to the Merger set forth in Article VI not being satisfied. Woolworth will not take any action which would be reasonably likely to interfere with Woolworth's ability to account for the Merger as a pooling of interests.

     (d) Advice of Changes. Sports Authority and Woolworth shall promptly advise the other party orally and in writing to the extent it has knowledge of
(i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.2 No Solicitation by Sports Authority. (a) Sports Authority shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Sports Authority Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Sports Authority Takeover Proposal; provided, however, that if the Board of Directors of Sports Authority determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Sports Authority's stockholders under applicable law, Sports Authority may, in response to a Sports Authority Superior Proposal (as defined in Section 4.2(b)) which was not solicited by it, which did not otherwise result from a breach of this
Section 4.2(a) and which is made or received prior to the obtaining of the Sports Authority Stockholder Approval, and subject to providing prior written notice of its decision to take such action to Woolworth and compliance with
Section 4.2(c), (x) furnish information with respect to Sports Authority and its subsidiaries to any person making a Sports Authority Superior Proposal pursuant to a customary confidentiality agreement (as determined by Sports Authority based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement (as defined herein)) and (y) participate in discussions or negotiations regarding such Sports Authority Superior Proposal. For purposes of this Agreement, "Sports Authority Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of Sports Authority and its subsidiaries, taken as a whole, or 10% or more of any equity securities of Sports Authority, any tender offer or exchange offer that if consummated would result in any person beneficially owning any equity securities of Sports Authority, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sports Authority (or any Sports Authority subsidiary whose business constitutes 10% or more of the net revenues, net income or the assets of Sports Authority and its subsidiaries, taken as whole) or the Sports Authority Common Stock, other than the transactions contemplated by this Agreement.

     (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of Sports Authority nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Woolworth, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Sports Authority Takeover Proposal, or
(iii) cause Sports Authority to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Sports Authority Acquisition Agreement") related to any Sports Authority Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the Sports Authority Stockholder Approval, the Board of Directors of Sports Authority, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Sports Authority's stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into a Sports Authority Acquisition Agreement with respect to any Sports Authority Superior Proposal, but only at a time that is after the fifth business day following Woolworth's receipt of written notice advising Woolworth that the Board of Directors of Sports Authority is prepared to accept a Sports Authority Superior Proposal, specifying the material terms and conditions of such Sports Authority Superior Proposal and identifying the person making such Sports Authority Superior Proposal, all of which information shall be kept confidential by Woolworth. For purposes of this Agreement, an "Sports Authority Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Sports Authority Common Stock then outstanding or all or substantially all the assets of Sports Authority and otherwise on terms which the Board of Directors of Sports Authority determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Sports Authority's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Sports Authority based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

     (c) In addition to the obligations of Sports Authority set forth in paragraphs (a) and (b) of this Section 4.2, Sports Authority shall immediately advise Woolworth orally and in writing of any request for information or of any Sports Authority Takeover Proposal, the material terms and conditions of such request or Sports Authority Takeover Proposal and the identity of the person making such request or Sports Authority Takeover Proposal. Sports Authority will keep Woolworth reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Sports Authority Takeover Proposal.

     (d) Nothing contained in this Section 4.2 shall prohibit Sports Authority from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Sports Authority's stockholders if, in the good faith judgment of the Board of Directors of Sports Authority, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, Sports Authority and Woolworth shall prepare and file with the SEC the Proxy Statement/Prospectus and Woolworth shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Sports Authority and Woolworth shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Sports Authority will use all reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Sports Authority's stock holders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Woolworth shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Woolworth Common Stock in the Merger and Sports Authority shall furnish all information concerning Sports Authority and the holders of Sports Authority Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Woolworth without providing Sports Authority the opportunity to review and comment thereon. Woolworth will advise Sports Authority, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Woolworth Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Sports Authority or Woolworth, or any of their respective affiliates, officers or directors, should be discovered by Sports Authority or Woolworth which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Sports Authority and Woolworth.

     (b) Sports Authority shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and (subject to the provisions of this Section 5.1(b)) hold a meeting of its stockholders (the "Sports Authority Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the Sports Authority Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to Section 4.2(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. The average of the closing price on the NYSE for the Woolworth Common Stock for the twenty (20) consecutive trading days prior to the third business day prior to the scheduled date of the Sports Authority Stockholders Meeting (the "Measuring Period") is referred to as the "Woolworth Average Price." If, during the Measuring Period for the Sports Authority Stockholders Meeting as originally scheduled, the Woolworth Average Price is less than $20.50, Sports Authority (by 5:00 p.m. eastern time on the second business day prior to the scheduled date of such meeting) shall give notice to Woolworth as to whether it intends to terminate the Agreement pursuant to Section 7.1(f) or adjourn such meeting for 30 days. If Sports Authority elects to terminate the Agreement pursuant to Section 7.1(f) (an "Election"), Woolworth can rescind such Election (a "Rescission") by giving notice (by 5:00 p.m. eastern time on the business day prior to the scheduled date of such meeting) that Woolworth elects to cause Sports Authority to adjourn such meeting for 30 days (the "Adjournment Period"). The process set forth in the preceding sentence will be followed with respect to the first adjourned meeting date and each successive adjourned meeting date thereafter, and provided that revised record dates will be established to the extent required by the DGCL and the rules of the NYSE and appropriate notice and disclosure will be sent to the stockholders of Sports Authority. If an Adjournment Period established pursuant to the preceding two sentences would establish an adjourned meeting date after January 1, 1999, the Adjournment Period will be truncated, to the extent permitted by law and regulation, so that the Sports Authority Stockholders Meeting will be held on December 31, 1998. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to
Section 4.2(b), Sports Authority agrees that its obligations pursuant to this
Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Sports Authority of any Sports Authority Takeover Proposal.

     SECTION 5.2 Letters of Sports Authority's Accountants. (a) Sports Authority shall use reasonable best efforts to cause to be delivered to Woolworth two letters from Sports Authority's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Woolworth, in form and substance reasonably satisfactory to Woolworth and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Sports Authority shall use reasonable best efforts to cause to be delivered to Woolworth and Woolworth's accountants a letter from Sports Authority's independent accountants addressed to Woolworth and Sports Authority, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     SECTION 5.3 Letters of Woolworth's Accountants. (a) Woolworth shall use reasonable best efforts to cause to be delivered to Sports Authority two letters from Woolworth's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Sports Authority, in form and substance reasonably satisfactory to Sports Authority and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Woolworth shall use reasonable best efforts to cause to be delivered to Sports Authority and Sports Authority's accountants a letter from Woolworth's independent accountants, addressed to Sports Authority and Woolworth, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     SECTION 5.4 Access to Information; Confidentiality. Subject to the Confidentiality Agreement dated June 6, 1997, as supplemented pursuant to the Letter Agreement dated April 14, 1998, between Woolworth and Sports Authority (the "Confidentiality Agreement"), and subject to restrictions contained in confidentiality agreements to which such party is subject (which such party will use its reasonable best efforts to have waived) and applicable law, each of Sports Authority and Woolworth shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Sports Authority and Woolworth shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of Sports Authority and Woolworth will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.5 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this
Section 5.5(a) will limit or affect actions permitted to be taken pursuant to
Section 4.2.

     (b) In connection with and without limiting the foregoing, Sports Authority and Woolworth shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     SECTION 5.6 Stock Options. (a) As of the Effective Time, (i) each outstanding Sports Authority Employee Stock Option shall be converted into an option (an "Adjusted Option") to purchase the number of shares of Woolworth Common Stock equal to the number of shares of Sports Authority Common Stock subject to such Sports Authority Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Woolworth Common Stock), at an exercise price per share equal to the exercise price for each such share of Sports Authority Common Stock subject to such option divided by the Exchange Ratio (rounded down to the nearest whole cent), and all references in each such option to Sports Authority shall be deemed to refer to Woolworth, where appropriate; provided, however, that the adjustments provided in this clause (i) with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, shall be affected in a manner consistent with the requirements of Section 424(a) of the Code, and

(ii) Woolworth shall assume the obligations of Sports Authority under the Sports Authority Stock Plans. The other terms of each Adjusted Option, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Option shall be the date on which the corresponding Sports Authority Employee Stock Option was granted.

     (b) Sports Authority agrees that each of the Sports Authority Stock Plans shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Sports Authority Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Woolworth Common Stock on a basis consistent with the transactions contemplated by this Agreement. Sports Authority agrees to submit the amendments to the Sports Authority Stock Plans to its stockholders, if such submission is determined to be necessary by counsel to Sports Authority or Woolworth after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Merger.

     (c) Woolworth shall (i) reserve for issuance the number of shares of Woolworth Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 5.6 and (ii) issue or cause to be issued the appropriate number of shares of Woolworth Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. No later than the Effective Time, Woolworth shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Woolworth Common Stock necessary to fulfill Woolworth's obligations under this Section 5.6. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as Adjusted Options remain outstanding.

     (d) As soon as practicable after the Effective Time, Woolworth shall deliver to the holders of Sports Authority Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Sports Authority Stock Plans and the agreements evidencing the grants of such Sports Authority Employee Stock Options and that such Sports Authority Employee Stock Options and the related agreements shall be assumed by Woolworth and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

     (e) Woolworth acknowledges that, for purposes of the Sports Authority Benefit Plans other than those listed on Schedule 5.6(e) of the Sports Authority Disclosure Schedule, the approval by the Sports Authority shareholders of this Agreement shall constitute a "change in control" of Sports Authority.

     SECTION 5.7 Indemnification, Exculpation and Insurance. (a) Woolworth agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Sports Authority and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Sports Authority. In addition, from and after the Effective Time, directors and officers of Sports Authority who become directors or officers of Woolworth will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Woolworth.

     (b) In the event that Woolworth or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Woolworth assume the obligations set forth in this
Section 5.8.

     (c) For four (4) years after the Effective Time, Woolworth shall provide to Sports Authority's current directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Sports Authority's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall Woolworth be required to expend more than 200% of the current amount expended by Sports Authority to maintain such coverage.

     (d) The provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.8 Fees and Expenses. (a) Except as provided in this Section 5.8, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) In the event that (i) (A) a Sports Authority Takeover Proposal shall have been made known to Sports Authority or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Sports Authority Takeover Proposal, (B) thereafter this Agreement is terminated by either Woolworth or Sports Authority pursuant to Section 7.1(b)(i) or 7.1(b)(ii) and
(C) either (x) the Board of Directors of Sports Authority, or a committee thereof, has prior to such termination withdrawn or modified in a manner adverse to Woolworth the approval or recommendation by such Board or committee of the Merger or this Agreement or (y) within the year following the termination, Sports Authority enters into an agreement providing for in excess of 25% of the equity or 50% of the assets of Sports Authority to be acquired by another party, or (ii) this Agreement is terminated by Sports Authority pursuant to Section 7.1(e), then Sports Authority shall promptly, but in no event later than two days after the date of such termination, pay Woolworth a fee equal to $8.5 million (the "Termination Fee"), payable by wire transfer of same day funds. Sports Authority acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Woolworth would not enter into this Agreement; accordingly, if Sports Authority fails promptly to pay the amount due pursuant to this Section 5.8(b), and, in order to obtain such payment, Woolworth commences a suit which results in a judgment against Sports Authority for the fee set forth in this Section 5.8(b), Sports Authority shall pay to Woolworth its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

     SECTION 5.9 Public Announcements. Woolworth and Sports Authority will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.10 Affiliates. (a) As soon as practicable after the date hereof, Sports Authority shall deliver to Woolworth a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Sports Authority, "affiliates" of Sports Authority for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Sports Authority shall use reasonable best efforts to cause each person identified on such list to deliver to Woolworth not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto.

     (b) Woolworth shall publish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     SECTION 5.11 NYSE Listing. Woolworth shall use reasonable best efforts to cause the Woolworth Common Stock issuable under Article II and upon exercise of Adjusted Options pursuant to Section 5.6 to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

     SECTION 5.12 Stockholder Litigation. Each of Sports Authority and Woolworth shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Sports Authority or Woolworth, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     SECTION 5.13 Tax Treatment. Each of Woolworth and Sports Authority shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c).

     SECTION 5.14 Pooling of Interests. Each of Sports Authority and Woolworth shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of Sports Authority and Woolworth agrees that it shall take no action that would cause such accounting treatment not to be obtained.

     SECTION 5.15 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, Sports Authority shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. During such period, Sports Authority shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     SECTION 5.16 Conveyance Taxes. Woolworth and Sports Authority shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Woolworth shall pay, and Sports Authority shall pay, without deduction or withholding from any amount payable to the holders of Sports Authority Common Stock, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

     SECTION 5.17 Sports Authority Convertible Notes. From and after the date hereof and prior to the Effective Time, each of Woolworth or Sports Authority, as applicable, shall take such actions (including entering into supplemental indentures) with respect to the notes of Sports Authority issued under the Indenture between Sports Authority and The Bank of New York, dated September 20, 1996, relating to Sports Authority's 5.25% Convertible Subordinated Notes due 2001, to implement the provisions of such Indenture necessary in connection with the Merger, including to provide that such notes shall be convertible into shares of Woolworth Common Stock and not Sports Authority Common Stock, as adjusted, from and after the Effective Time.

     SECTION 5.18 Sports Authority Headquarters. Until the second anniversary of the Effective Time, the headquarters of Sports Authority will be maintained within 25 miles of its current location.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Sports Authority Stockholder Approval shall have been obtained.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (c) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Sports Authority, Woolworth or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or (ii) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to Sports Authority and Woolworth.

     (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on Sports Authority or Woolworth, as applicable; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

     (e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by Sports Authority to its stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

     (f) NYSE Listing. The shares of Woolworth Common Stock issuable to Sports Authority's stockholders as contemplated by Article II and the shares of Woolworth Common Stock issuable upon exercise of Adjusted Options pursuant to
Section 5.6 shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (g) Pooling Letters. Woolworth and Sports Authority shall have received letters from each of Sports Authority's independent accountants and Woolworth's independent accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, in each case addressed to Woolworth and Sports Authority, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

     SECTION 6.2 Conditions to Obligations of Woolworth. The obligation of Woolworth to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Sports Authority set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Sports Authority; provided that the representation and warranty set forth in the last sentence of Section 3.1(s) shall be deemed true and correct only if the "direct store profit" (as shown in the internal financial records of Sports Authority) for the most recent fiscal year of all stores in respect of which one or more contracts relating to the lease of real property are subject to termination or modification is $3 million or less in the aggregate (excluding stores as to which the lessor shall have waived its right of termination or modification).

     (b) Performance of Obligations of Sports Authority. Sports Authority shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) Tax Opinion. Woolworth shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Woolworth, on a date immediately prior to the mailing of the Proxy Statement/Prospectus and on the Closing Date, an opinion dated as of such date, to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Woolworth and Sports Authority will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Woolworth or Sports Authority as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of Sports Authority upon the exchange of their shares of Sports Authority Common Stock solely for shares of Woolworth Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Woolworth Common Stock; (iv) the aggregate tax basis of the shares of Wool worth Common Stock received solely in exchange for shares of Sports Authority Common Stock pursuant to the Merger (including fractional shares of Woolworth Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Sports Authority Common Stock exchanged therefor; and (v) the holding period for shares of Woolworth Common Stock received in exchange for shares of Sports Authority Common Stock pursuant to the Merger will include the holding period of the shares of Sports Authority Common Stock exchanged therefor, provided such shares of Sports Authority Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, counsel for Woolworth shall be entitled to rely upon representations of officers of Woolworth, Sports Authority and stockholders of Sports Authority substantially in the form of Exhibits B and C hereto.

     (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Sports Authority.

     SECTION 6.3 Conditions to Obligations of Sports Authority. The obligation of Sports Authority to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Woolworth set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Woolworth.

     (b) Performance of Obligations of Woolworth. Woolworth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) Tax Opinions. Sports Authority shall have received from Morgan, Lewis & Bockius LLP, counsel to Sports Authority, on a date immediately prior to the mailing of the Proxy Statement/Prospectus and on the Closing Date, an opinion as of such date, to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Woolworth and Sports Authority will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Woolworth or Sports Authority as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of Sports Authority upon the exchange of their shares of Sports Authority Common Stock solely for shares of Woolworth Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Woolworth Common Stock; (iv) the aggregate tax basis of the shares of Woolworth Common Stock received solely in exchange for shares of Sports Authority Common Stock pursuant to the Merger (including fractional shares or Woolworth Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Sports Authority Common Stock exchanged therefor; and (v) the holding period for shares of Woolworth Common Stock received in exchange for shares of Sports Authority Common Stock pursuant to the Merger will include the holding period of the shares of

Sports Authority Common Stock exchanged therefor, provided such shares of Sports Authority Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, counsel for Sports Authority shall be entitled to rely upon representations of officers of Woolworth, Sports Authority and stockholders of Sports Authority substantially in the form of Exhibits B and C hereto.

     (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Woolworth.

     SECTION 6.4 Frustration of Closing Conditions. Neither Woolworth nor Sports Authority may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other trans-actions contemplated by this Agreement, as required by and subject to Section 5.5.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of a termination pursuant to Section 7.1(e)) whether before or after the Sports Authority Stockholder
Approval:

     (a) by mutual written consent of Woolworth and Sports Authority;

     (b) by either Woolworth or Sports Authority:

          (i) if the Merger shall not have been consummated by December 31, 1998, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of Woolworth or Sports Authority having failed to receive all regulatory approvals required to be obtained with respect to the Merger.

          (ii) if the Sports Authority Stockholder Approval shall not have been obtained at a Sports Authority Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

          (iii) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

     (c) by Woolworth, if Sports Authority shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by Sports Authority or is not cured within 45 days of written notice thereof;

     (d) by Sports Authority, if Woolworth shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Woolworth or is not cured within 45 days of written notice thereof;

     (e) prior to receipt of the Sports Authority Stockholder Approval, by Sports Authority in accordance with Section 4.2(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, Sports Authority shall have complied with all provisions of Section 4.2, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.8; or

     (f) by Sports Authority, if the Woolworth Average Price for a Measuring Period is $20.50 or less, Sports Authority has made an Election and Woolworth has not made a Rescission.

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either Sports Authority or Woolworth as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Woolworth or Sports Authority, other than the provisions of Section 3.1(o), Section 3.2(n), the last sentence of Section 5.4, Section 5.8, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Sports Authority Stockholder Approval or the Woolworth Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Sports Authority or Woolworth without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require, in the case of Woolworth or Sports Authority, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Woolworth or Sub, to:

     Woolworth Corporation
     233 Broadway
     New York, New York 10279
     Telecopy No.: (212) 553-2114
     Attention: Gary M. Bahler, Esq.

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     919 Third Avenue
     New York, New York 10022
     Telecopy No.: (212) 735-2000
     Attention: Thomas H. Kennedy, Esq.

     (b) if to Sports Authority, to:

     The Sports Authority, Inc.
     3383 North State Road 7
     Fort Lauderdale, Florida 33319
     Telecopy No.: (954) 730-4288
     Attention: Frank W. Bubb, Esq.

     with a copy to:

     Morgan, Lewis & Bockius LLP
     5300 First Union Financial Center
     Miami, Florida 33131
     Telecopy No.: (305) 579-0321
     Attention: John S. Fletcher, Esq.

     SECTION 8.3  Definitions.  For purposes of this Agreement:

     (a) except for purposes of Section 5.10, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

     (b) "material adverse change" or "material adverse effect" means, when used in connection with Sports Authority or Woolworth, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence constituting or relating to (i) the United States economy or securities markets in general or (ii) this Agreement or the transactions contemplated hereby or the announcement thereof. The terms "material" and "materially" have correlative meanings;

     (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

     (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

     (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

     SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.6, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Woolworth, Sub and Sports Authority have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          WOOLWORTH CORPORATION

                                          By       /s/ DALE W. HILPERT

                                            ------------------------------------
                                            Title: President

                                          LIBERTY MERGER SUB INC.

                                          By     /s/ M. JEFFREY BRANMAN

                                            ------------------------------------
                                            Title: Senior Vice President

                                          THE SPORTS AUTHORITY, INC.

                                          By        /s/ JACK A. SMITH

                                            ------------------------------------
                                            Title: Chairman and Chief Executive
                                             Officer

                                                                       EXHIBIT A

                          FORM OF AFFILIATE LETTER FOR
                    AFFILIATES OF THE SPORTS AUTHORITY, INC.

Woolworth Corporation
233 Broadway
New York, NY 10279-0003

Attention of [            ]

Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Sports Authority Inc., a Delaware corporation ("Sports Authority"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of May 7, 1998 (the "Merger Agreement") among Woolworth Corporation, a New York corporation ("Woolworth"), Liberty Merger Sub Inc., a Delaware corporation ("Sub"), and Sports Authority, Sub will be merged with and into Sports Authority, with Sports Authority continuing as the Surviving Corporation (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Woolworth (the "Woolworth Shares"). I would receive such Woolworth Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $.01 per share of Sports Authority (the "Sports Authority Shares").

     1. I hereby represent, warrant and covenant to Woolworth that in the event I receive any Woolworth Shares as a result of the Merger:

          1. I shall not make any sale, transfer or other disposition of the Woolworth Shares in violation of the Act or the Rules and Regulations.

          2. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Woolworth Shares, to the extent I felt necessary, with my counsel or counsel for Sports Authority.

          3. I have been advised that the issuance of the Woolworth Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of Sports Authority, (a) I may be deemed to be an affiliate of Sports Authority and (b) the distribution by me of the Woolworth Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Woolworth Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Woolworth, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          4. I understand that except as provided for in the Merger Agreement, Woolworth is under no obligation to register the sale, transfer or other disposition of the Woolworth Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

          5. I also understand that there will be placed on the certificates for the Woolworth Shares issued to me, or any substitutions therefor, a legend stating in substance:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
        [            ], 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND WOOLWORTH
        CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF WOOLWORTH CORPORATION."

          6. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Woolworth reserves the right to put the following legend on the certificates issued to my transferee:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          7. I further represent to, and covenant with, Woolworth that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to Sports Authority Shares or shares of the capital stock of Woolworth that I may hold, and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Woolworth Shares received by me in the Merger or any other shares of the capital stock of Woolworth until after such time as results covering at least 30 days of combined operations of Sports Authority and Woolworth have been published by Woolworth, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Merger financial results is referred herein as the "Pooling Period"). Woolworth shall notify the "affiliates" of the publications of such results. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to Woolworth, I will not be prohibited from selling up to 10% of the Woolworth Shares (the "10% Shares") received by me or Woolworth Shares owned by me or making charitable contributions or bona fide gifts of the Woolworth Shares received by me or Sports Authority Shares owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release 135 as amended by Staff Accounting Bulletin No. 76. I covenant with Woolworth that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing from the Effective Time and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(1) under the Securities Act or pursuant to charitable contributions or bona fide gifts.

          8. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Sports Authority as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By Woolworth's acceptance of this letter, Woolworth hereby agrees with me as follows:

          1. For so long as and to the extent necessary to permit me to sell the Woolworth Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Woolworth shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Woolworth has complied with such reporting requirements during the 12 months preceding any proposed sale of the Woolworth Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Woolworth has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

          2. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Woolworth Shares received in the Merger and the provisions of Rule 145 (d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Woolworth Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or
     (iii) Woolworth has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Woolworth, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed and accepted this      day
of [            ], 1998, by

WOOLWORTH CORPORATION

By:
----------------------------------------------------
    Name:
    Title:

                                                                       EXHIBIT B

                           THE SPORTS AUTHORITY, INC.
                            3383 NORTH STATE ROAD 7
                         FORT LAUDERDALE, FLORIDA 33319

                                                                          , 1998
Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178

Ladies and Gentlemen:

     You have been requested to render an opinion (the "Opinion") regarding certain United States federal income tax consequences of the merger (the "Merger") of Liberty Merger Sub, Inc., a Delaware corporation ("Sub") and a wholly owned subsidiary of Woolworth Corporation, a New York corporation ("Parent"), with and into The Sports Authority, Inc., a Delaware corporation ("Company"), with Company continuing as the surviving corporation, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1998 among Parent, Sub and Company. Capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement.

     In connection with the Merger, and recognizing that you will rely upon this certificate in rendering the Opinion, the undersigned, an officer of Company, after due inquiry and investigation, hereby certifies that, as of the Effective
Time:

          1. The facts relating to the Merger, which facts are described in the Joint Proxy Statement and Prospectus relating to the Merger dated
                 , 1998, insofar as such facts pertain to Company, are true, correct and complete in all material respects, and insofar as such facts pertain to Parent and Sub, the undersigned has no reason to believe that such facts are not true, correct and complete in all material respects.

          2. The aggregate fair market value of the Parent Common Stock, (including any cash provided in lieu of fractional shares of Parent Common Stock) received by holders of Company Shares in the Merger, will be approximately equal to the fair market value of the Shares surrendered in exchange therefor, as determined by arm's-length negotiations between the managements of Parent and Company.

          3. Prior to and in connection with the Merger, (i) Company has not redeemed (and will not redeem) any Company stock and has not made (and will not make) any extraordinary distributions with respect thereto and (ii) the persons that are related to Company within the meaning of Temp. Treas. Reg. sec.1.368-IT(e)(2)(ii), in the aggregate have not acquired (and will not acquire) Company stock from any holder thereof in an amount in excess of 5% of the outstanding Company Common Stock as of the Effective Time.

          4. Following the Merger, Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets, held immediately prior to the Effective Time. For purposes of this representation, amounts paid by Company or Sub to shareholders who receive cash or other property pursuant to the Merger, amounts paid by Company or Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company or Sub immediately preceding the Effective Time, will be included as assets of Company or Sub, respectively, immediately prior to the Effective Time.

          5. Company has no plan or intention to issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire Company Stock) that would (or if exercised would) result in Parent losing control of Company within the meaning of
     Section 368(c) of the Code.

          6. Company will not assume any liabilities of Sub or acquire any assets of Sub that are subject to liabilities.

          7. Following the Merger, Company will continue its historic business or use a significant portion of its historic business assets in a business.

          8. Except as provided in the Merger Agreement, each of Company and its shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

          9. There is no intercorporate indebtedness existing between Parent and Company, or between Sub and Company, that was issued, acquired or will be settled at a discount.

          10. In the Merger, shares of Company stock representing control of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent.

          11. At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent's acquisition or retention of control of Company, as defined in Section 368(c) of the Code.

          12. Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          13. On the date of the Merger, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          14. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          15. Parent will acquire Company stock solely in exchange for Parent voting stock. No liabilities of Company or Company shareholders will be assumed by Parent, nor will any of Company stock be subject to any liabilities.

          16.  There will be no dissenters to the Merger.

          17. The payment of cash in lieu of fractional shares of Parent Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. Except for any case in which a Company shareholder holds beneficial interest in shares of Company Common Stock through more than one brokerage account and such multiple accounts cannot be aggregated, either because the beneficial interests cannot be identified or it would be impracticable to do so, the fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

          18. None of the compensation received by any shareholder-employees of Company attributable to periods on or prior to the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by any of Company shareholders who are or will be employees of Company, Sub or Parent represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees of Company on or prior to the Effective Time will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     The undersigned will promptly notify Skadden, Arps, Slate, Meagher & Flom LLP and Morgan, Lewis & Bockius LLP if any of the above representations or covenants cease to be accurate and complete.

                                          THE SPORTS AUTHORITY, INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                                                       EXHIBIT C

                             WOOLWORTH CORPORATION
                                  233 BROADWAY
                            NEW YORK, NEW YORK 10279

                                                                          , 1998
Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178

Ladies and Gentlemen:

     You have been requested to render an opinion (the "Opinion") regarding certain United States Federal income tax consequences of the merger (the "Merger") of Liberty Merger Sub, Inc., a Delaware corporation ("Sub") and a wholly owned subsidiary of Woolworth Corporation, a New York corporation ("Parent"), with and into The Sports Authority, Inc., a Delaware corporation ("Company"), with Company continuing as the surviving corporation, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1998 among Parent, Sub and Company. Capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement.

     In connection with the Merger, and recognizing that you will rely upon this certificate in rendering the Opinion, the undersigned, an officer of Parent, after due inquiry and investigation, hereby certifies that, as of the Effective
Time:

          1. The facts relating to the Merger, which facts are described in the Joint Proxy Statement and Prospectus relating to the Merger dated
                         , 1998, insofar as such facts pertain to Parent and Sub, are true, correct and complete in all material respects, and, insofar as such facts pertain to Company, the undersigned has no reason to believe that such facts are not true, correct and complete in all material respects.

          2. The aggregate fair market value of the Parent Common Stock, (including any cash provided in lieu of fractional shares of Parent Common Stock) received by holders of Company Shares in the Merger, will be approximately equal to the fair market value of the Shares surrendered in exchange therefor, as determined by arm's-length negotiations between the managements of Parent and Company.

          3. In connection with the Merger, Parent will transfer to Company at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets, held immediately prior to the Effective Time. For purposes of this representation, amounts paid by Sub to holders of shares who receive cash or other property pursuant to the Merger, amounts paid by Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by Sub immediately preceding the Effective Time will be included as assets of Sub immediately prior to the Effective Time.

          4. Prior to the Effective Time, Parent will be in control of Sub within the meaning of Section 368(c) of the Code. At no time prior to the Effective Time has or will Sub conduct any business activities or operations of any kind.

          5. Parent has no plan or intention to cause Company to issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire Company stock) that would (or if exercised would) result in Parent losing control of Company within the meaning of Section 368(c) of the Code.

          6. Except for cash paid in lieu of fractional share interests of Parent Common Stock pursuant to the Merger, neither Parent nor anyone related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3) has any plan or intention to purchase, redeem or otherwise reacquire any of the shares of Parent Common Stock issued in the Merger. Following the Merger, any acquisition of Parent Common Stock pursuant to any stock repurchase plan of Parent initiated after the Effective Time will be directed to Parent shareholders generally and will not be directed specifically to Company shareholders who receive Parent Common Stock pursuant to the Merger.

          7. Parent currently has a stock repurchase program in effect. Parent did not create the stock repurchase program in connection with the Merger, nor will it modify such program in connection with the Merger.

          8. Parent has no plan or intention to liquidate Company; to merge Company with and into another entity; to sell or otherwise dispose of any of the stock of Company; to contribute the stock of Company to any other entity; or to cause Company to sell or otherwise dispose of any of its assets or any of the assets of Sub acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, in which case the foregoing representations shall be deemed to apply to any transferee.

          9. Sub has no liabilities that will be assumed by Company, and will not transfer to Company any assets subject to liabilities in the Merger.

          10. Following the Merger, Parent will cause Company to continue its historic business or use a significant portion of its historic business assets in a business.

          11. Except as provided in the Merger Agreement, each of Parent and Sub will pay their respective expenses, if any, incurred in connection with the Merger.

          12. There is no intercorporate indebtedness existing between Parent and Company, or between Sub and Company, that was issued, acquired or will be settled at a discount.

          13. In the Merger, shares of Company stock representing control of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent.

          14. Parent does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Company.

          15. Neither Parent nor Sub is an investment company as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          16. Parent will acquire Company stock solely in exchange for Parent voting stock. No liabilities of Company or the Company shareholders will be assumed by Parent.

          17. The payment of cash in lieu of fractional shares of Parent Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration. Except for any case in which a Company shareholder holds beneficial interest in shares of Company Common Stock through more than one brokerage account and such multiple accounts cannot be aggregated, either because the beneficial interests cannot be identified or it would be impracticable to do so, the fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

          18. None of the compensation received by any shareholder-employees of the Company attributable to periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by any of the Company shareholders who are or will be employees of the Company, Sub or Parent represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees of the Company after the Effective Time will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          19. Parent will pay or assume only those expenses of Company that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

     The undersigned will promptly notify Skadden, Arps, Slate, Meagher & Flom LLP and Morgan, Lewis & Bockius LLP if any of the above representations or covenants cease to be accurate and complete.

                                          WOOLWORTH CORPORATION

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                                                         ANNEX B

Investment Banking

Corporate and Institutional
                                                    Client Group

                                                    World Financial Center
                                                    North Tower
                                                    New York, New York
10281-1330
(LOGO)                                              212 449 1000

                                                                     May 7, 1998
Board of Directors
The Sports Authority, Inc.
3383 N. State Road 7
Ft. Lauderdale, FL 33319

Members of the Board of Directors:

     The Sports Authority, Inc. (the "Company"), Woolworth Corporation (the "Acquiror") and Liberty Merger Sub., Inc., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into the Agreement and Plan of Merger, dated as of May 7, 1998 (the "Agreement"), pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Company Shares"), other than shares owned by the Acquiror or the Company, will be converted into the right to receive 0.80 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $.01 per share (the "Acquiror Shares").

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates. In arriving at the opinion set forth below, we have, among other things:

           (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

           (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and the Acquiror, respectively;

           (3) Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

           (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

           (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

           (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

           (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

           (8) Reviewed the potential pro forma impact of the Merger;

           (9) Reviewed the Agreement; and

          (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares, as well as the Acquiror Shares, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                                        Very truly yours,

                                          /s/ MERRILL LYNCH, PIERCE, FENNER &
                                                        SMITH
                                                INCORPORATED

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

     The by-laws of the Registrant provide that the Registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

    2.1 Agreement and Plan of Merger, dated as of May 7, 1998, among
        Woolworth Corporation, Liberty Merger Sub Inc., and The
        Sports Authority, Inc. (included as Annex A to the Proxy
        Statement/ Prospectus included in Part I of this Registration Statement).
    3.1 Certificate of Incorporation of the Registrant, as amended.*
    3.2 By-Laws of the Registrant.*
  **5.1 Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom
        LLP with respect to the legality of the securities to be issued in the Merger.
 ***8.1 Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom
        LLP with respect to certain tax matters.
 ***8.2 Opinion of Morgan, Lewis & Bockius LLP with respect to certain tax matters.
 **23.1 Consent of KPMG Peat Marwick LLP.
 **23.2 Consent of Price Waterhouse LLP.
   23.3 Consent of Skadden, Arps, Slate, Meagher & Flom LLP
        (contained in its opinion in Exhibit 5.1 of this Registration Statement).

 ***23.4 Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (contained in its opinion in Exhibit 8.1 of this Registration Statement).
 ***23.5 Consent of Morgan, Lewis & Bockius LLP.
  **24.1 Powers of Attorney (included on the signature page of this
         Registration Statement).
    99.1 Opinion of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated (included as Annex B to the Proxy
         Statement/Prospectus).
  **99.2 Form of Proxy solicited by the Board of Directors of Sports
         Authority (relating to the special meeting of stockholders of Sports Authority described in the Proxy
         Statement/Prospectus included in Part I of this Registration
         Statement).
  **99.3 Consent of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.

---------------
 * Incorporated by reference to the Registrant's Registration Statement on Form S-1, filed with the Commission on April 7, 1989.
**  Filed herewith.
*** To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 9, 1998.

                                          WOOLWORTH CORPORATION

                                          By: /s/ ROGER N. FARAH

                                            ------------------------------------
                                          Name: Roger N. Farah
                                          Title: Chairman of the Board and Chief
                                                 Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Dale W. Hilpert and Gary M. Bahler, and each of them, as their attorneys-in-fact, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to execute one or more amendments (including post-effective amendments) to this Registration Statement and to file any such amendment, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ ROGER N. FARAH                 Chairman of the Board                   June 9, 1998
------------------------------------------------  and Chief Executive Officer
                 Roger N. Farah

              /s/ DALE W. HILPERT                 President and                           June 9, 1998
------------------------------------------------  Chief Operating Officer
                Dale W. Hilpert

                /s/ REID JOHNSON                  Senior Vice President                   June 9, 1998
------------------------------------------------  Chief Financial Officer
                  Reid Johnson

              /s/ BRUCE L. HARTMAN                Vice President and Controller           June 9, 1998
------------------------------------------------
                Bruce L. Hartman

              /s/ J. CARTER BACOT                 Director                                June 9, 1998
------------------------------------------------
                J. Carter Bacot

               /s/ PURDY CRAWFORD                 Director                                June 9, 1998
------------------------------------------------
                 Purdy Crawford

            /s/ PHILIP H. GEIER, JR.              Director                                June 9, 1998
------------------------------------------------
              Philip H. Geier, Jr.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

            /s/ JAROBIN GILBERT, JR.              Director                                June 9, 1998
------------------------------------------------
              Jarobin Gilbert, Jr.

               /s/ ALLAN Z. LOREN                 Director                                June 9, 1998
------------------------------------------------
                 Allan Z. Loren

            /s/ MARGARET P. MACKIMM               Director                                June 9, 1998
------------------------------------------------
              Margaret P. MacKimm

             /s/ JOHN J. MACKOWSKI                Director                                June 9, 1998
------------------------------------------------
               John J. Mackowski

              /s/ JAMES E. PRESTON                Director                                June 9, 1998
------------------------------------------------
                James E. Preston

          /s/ CHRISTOPHER A. SINCLAIR             Director                                June 9, 1998
------------------------------------------------
            Christopher A. Sinclair